As filed with the U.S. Securities and Exchange Commission on August 18, 2022

Registration No. 333-262367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Li Bang International Corporation Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province

People’s Republic of China

+86 0510-81630030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Jason (Mengyi) Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY 10017 Tel.: 212-588-0022 Fax: 212-826-9307	Ross David Carmel, Esq. Carmel, Milazzo & Feil LLP 55 W 39th St 18th floor New York, NY 10018 Tel.: 212-658-0458 Fax: 646-838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 18, 2022

5,000,000 Ordinary Shares

Li Bang International Corporation Inc.

This is an initial public offering of 5,000,000 ordinary shares of Li Bang International Corporation Inc. (“we”, “our Company”, “Li Bang”, or the “Company”), a Cayman Islands exempted company. Prior to this offering, there has been no public market for our ordinary shares, par value $0.0001. We expect the offering price to be $5.00 per ordinary share (the “Offering Price”). This offering is contingent upon us listing our ordinary shares on Nasdaq or another national exchange. There is no guarantee or assurance that our ordinary shares will be approved for listing on the Nasdaq Capital Market or another national exchange.

We will apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “LBGJ”. We cannot assure you that our application will be approved; however, if it is not approved, we will not complete this offering.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company issuer that operates through its subsidiaries.

Li Bang International Corporation Inc. is a Cayman Islands holding company that conducts all of its operations and operates its business in the People’s Republic of China, or the PRC, through its PRC subsidiaries, in particular, Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”), Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”), and Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) (collectively the “Operating Subsidiaries”, or the “PRC Subsidiaries”). Investors in our ordinary shares should be aware that they are not permitted to directly hold equity interests in the Chinese operating entities. Investors can only purchase equity solely in Li Bang International Corporation Inc., our Cayman Islands holding company, which indirectly owns majority equity interests in the PRC subsidiaries. Our ordinary shares offered in this offering are shares of our Cayman Islands holding company instead of shares of our subsidiaries in China.

Because of our corporate structure, we as well as the investors are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listings of PRC companies through a holding company. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also be subject to sanctions imposed by PRC regulatory agencies including the Chinese Securities Regulatory Commission (“CSRC”) if we fail to comply with their rules and regulations. The Chinese regulatory authorities could disallow our operating structure in the future, and this would likely result in a material change in our financial performance, our results of operations, our actual operations in China, and/or the value of our ordinary shares, which could cause the value of such securities to significantly decline or become worthless. For a description of relevant PRC-related risks to this offering, see “Risk Factors - Risks Related to Doing Business in China” and “Risk Factors - Risks Related to Our Ordinary Shares and This Offering.”

We face various legal and operational risks and uncertainties related to being based in and having all of our operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments, or list on U.S. or other foreign exchanges. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. As advised by our PRC counsel, Jiangsu Junjin Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. See “Risk Factors - Risks Related to Doing Business in China” and “Risk Factors - Risks Related to Our Ordinary Shares and This Offering.”

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Li Bang International Corporation Inc. is permitted under the laws of Cayman Islands to provide funding to its subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funding to Li Bang International Corporation Inc. through dividend distributions without restrictions on the amount of the funds. Current PRC regulations permit Li Bang WOFE to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. On or about June 8, 2022, the Company made dividend payments of RMB6 million (approximately $941,073) to the shareholders of the Company. As of the date of this prospectus, except for the previously mentioned dividend payments in June 2022, neither the Company nor its subsidiaries have made other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries. We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred. See “Prospectus Summary - Transfers of Cash to and from Our Subsidiaries” on page 15 and “Consolidated Financial Statement” starting from page F-1.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. As of the date of the prospectus, Wei, Wei & Co., LLP, our auditor, is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. Wei, Wei & Co., LLP is based in the U.S. and registered with PCAOB and subject to PCAOB inspection, however, recent developments with respect to audits of China-based companies, create uncertainty about the ability of our auditors, to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditors because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 38.

We are an “Emerging Growth Company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company” beginning on page 13 of this prospectus for more information.

We are, and will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that Maple Huang Holdings Limited, a BVI company 100% controlled by Mr. Huang Feng, the Chairman of our Board of directors and our Chief Executive Officer, owns ordinary shares representing approximately 75.3% of the total voting power of our issued and outstanding ordinary shares. In addition, as a “controlled company,” as defined under the Nasdaq Stock Market Rules, we are permitted to elect to rely on certain exemptions from corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 20 to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total(1)
Initial public offering price	$5.00	$25,000,000
Underwriting discounts(2)	$0.35	$1,750,000
Proceeds to us, before expenses	$4.65	$23,250,000

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds received by us in this offering, payable to Univest Securities, LLC (“Univest” or “Underwriter” or the “Representative”), the representative of the underwriters. Underwriters will receive compensation, in addition to the underwriting discounts and non-accountable expense allowance, as set forth in the section entitled “Underwriting” beginning on page 124, including warrants, or the representative’s warrants, in an amount equal to 6% of the aggregate number of ordinary shares sold by us in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares offered pursuant to this offering if any such shares are taken by the underwriters. We have granted the underwriters an option, exercisable in whole or in part, to purchase up to 750,000 additional ordinary shares from us at the initial public offering price, less underwriting discounts, within 45 days from the date on which this registration statement is declared effective by the Securities and Exchange Commission to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts payable will be $2,012,500, and the total proceeds to us, before expenses, will be $26,737,500.

If we complete this offering, net proceeds will be delivered to us on the closing date. We plan to use the proceeds in our subsidiaries in China, however, we will not be able to use such proceeds until we complete certain remittance procedures in China. See the section titled “Use of Proceeds” beginning on page 46 for additional information regarding the remittance procedures.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about [●], 2022.

Univest Securities, LLC

The date of this prospectus is               , 2022.

i

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ordinary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares.

Neither we nor any of the underwriters have taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus or any filed free writing prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until                , 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” refer to the People’s Republic of China;

●	“HKD” refers to the official currency of Hong Kong;

●	“Li Bang International” refers to Li Bang International Corporation Inc., a Cayman Islands exempted company limited by shares;

●	“Li Bang HK” refers to Li Bang International Hong Kong Holdings Limited, a Hong Kong limited company, which is a wholly-owned subsidiary of Li Bang International;

●	“Li Bang WFOE”, “WFOE”, or “Li Bang Intelligent Technology” refer to Jiangsu Li Bang Intelligent Technology Co., Limited, a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of Li Bang HK;

●	“Li Bang Kitchen Appliance” refers to Li Bang Kitchen Appliance Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Suzhou Deji” refers to Suzhou Deji Kitchen Engineering Co., Limited a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Wuxi Li Bang” refers to Wuxi Li Bang Kitchen Appliance Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Li Bang WFOE;

●	“Yangzhou Bangshijie” refers to Yangzhou Bangshijie Kitchen Appliance Co., Ltd, a limited liability company organized under the laws of the PRC and a subsidiary of Li Bang Kitchen Appliance;

●	“Nanjing Bangshijie” refers to Nanjing Bangshijie Kitchen Appliance Co., Ltd, a limited liability company organized under the laws of the PRC and a subsidiary of Li Bang Kitchen Appliance;

●	“Operating Subsidiaries” refers to Li Bang WFOE, Suzhou Deji, Wuxi Li Bang, and Li Bang Kitchen Appliance and its subsidiaries;

●	“RMB” refers to Renminbi, or the legal currency of the PRC;

●	“U.S. dollars,” “$,” and “USD” refer to the legal currency of the United States;

●	“We,” “us,” “our Company,” “Company,” “our,” or “Li Bang International” refers to Li Bang International Corporation Inc., the holding company. References to “Operating Subsidiaries” or “PRC subsidiaries” refer to the Li Bang International’s subsidiaries established under the laws of the People’s Republic of China. References to “Group” are to Li Bang International and its consolidated Subsidiaries collectively.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the US reporting. The relevant exchange rates are listed below:

	December 31,	June 30,	Six months ended December 31,
	2021	2021	2021	2020
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	6.3757	6.4601	6.4323	6.7729

	June 30,		For the years ended June 30,
	2021	2020	2021	2020
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	6.4601	7.0795	6.6273	7.0198

For the sake of clarity, this prospectus using the Chinese naming convention of last name followed by first name for the Chinese individuals. For example, the name of our Chief Executive Officer will be presented as “Huang Feng.”

We have relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. Except where otherwise stated, all ordinary share accounts provided herein are on a pre-share-increase basis.

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Libang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and enjoy the advantage of a 15% preferential corporate income tax rate for companies that have been registered for more than one year. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle- and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Company Structure

The following chart shows our corporate structure as of the date of this prospectus, including our majority-owned subsidiaries:

Li Bang International was incorporated on July 8, 2021 under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 each, of which 17,000,000 ordinary shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. The registered office of the Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Island.

Our Subsidiaries

Li Bang HK was incorporated on July 26, 2021 under the laws of Hong Kong. Li Bang HK is a wholly owned subsidiary of Li Bang International. It is a holding company and is not actively engaged in any business.

Li Bang Intelligent Technology or Li Bang WFOE was incorporated on August 18, 2021 under the laws of the PRC. Li Bang WFOE is a wholly owned subsidiary of Li Bang HK and is not actively engaged in any business.

Suzhou Deji was incorporated on April 8, 2010 under the laws of the PRC. Suzhou Deji is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Wuxi Li Bang was incorporated on May 18, 2007 under the laws of the PRC. Wuxi Li Bang is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Li Bang Kitchen Appliance was incorporated on March 22, 2019 under the laws of the PRC. Li Bang Kitchen Appliance is a wholly owned subsidiary of Li Bang WFOE and is one of our operating entities.

Yangzhou Bangshijie was incorporated on December 2, 2019 under the laws of the PRC. Yangzhou Bangshijie is a majority owned subsidiary of Li Bang Kitchen Appliance and is one of our operating entities.

Nanjing Bangshijie was incorporated on November 25, 2015 under the laws of the PRC. Nanjing Bangshijie is a majority owned subsidiary of Li Bang Kitchen Appliance and is one of our operating entities.

Our Products and Services

Our Operating Subsidiaries independently research, develop and produce stainless commercial kitchen appliances that includes complete sets of kitchen equipment, cooking machinery, food machinery, hotel supplies, kitchen accessories, and so on. At the same time, our Operating Subsidiaries provide comprehensive services from early-stage design of commercial kitchen appliances to equipment installation and after-sales maintenance.

Our products

Our Operating Subsidiaries offer a range of commercial kitchen accessories covering steaming, cooking, baking, frying, disinfection, conditioning, refrigeration, and so on, in 13 series with more than 80 varieties, as well as stainless steel kitchen equipment, cooking and food preparation instruments, hotel supplies, and kitchen appliance accessories of more than 300 varieties. These products are used by a wide variety of customers such as governments, businesses, and public institutions. Additionally, our Operating Subsidiaries customize special products according to any customer’s project needs. Our main products are categorized as follows:

Cookers

Our cookers include stoves, stir-fry stoves, steaming cabinets, and soup pots which are used in all kinds of commercial kitchens. Our products are certified by China Quality Certification Center CQC for energy efficiency, environmental protection and safety, and meet all food contact standards. Our energy-saving steam cabinets and energy-saving gas steam rice boxes were certified as high-tech products by the Jiangsu Provincial Department of Science and Technology in 2017 and 2016, respectively.

At present, our core products under production are:

●	Intelligent stoves made of stainless-steel board that can be applied in large catering enterprises, the food processing industry, and canteens of various scales. They are equipped with intelligent controllers and displays. With soft key ignition (to turn on by clicking on the display button to select fire, the cooking process can be controlled by the system automatically after parameters are set) and a multi-position magnetic switch that controls the import of fire and fan and proportional valve, full and stable combustion can be ensured, and the requirements proposed by the national quality supervision and inspection center on product thermal efficiency can be met. Our electromagnetic stoves have been equipped with high-power core sets with fault alarm functions. Furthermore, fan operation, gas leakage, ignition, and main-board temperature can be displayed in real time on the display.

●	Intelligent pressure cookers and intelligent soup cookers widely used in catering, food processing and other fields. When designing these products, our R&D team pays attention to the pressure sensor, touch screen, liquid level probe, safety valve, and other intelligent components. Our products have one-button releasing and reset functions, with no need for manual operation. In addition, users can set the cooking time and firepower with the touch screen, which can improve product safety, environmental performance, and convenience of operation for catering industry users.

Fume Emission and Fresh Air Supply Pipe Systems

Fume emission and fresh air supply pipe systems include a fume purifier, fume hood, gas collection hood, and other products. Our oil smoke purification all-in-one equipment obtained the CEP certification of China environmental protection products in 2020 and is in line with the technical requirements of the catering industry for equipment. The fume hood, purification system, and ventilation system are integrated into one piece of equipment to deliver such system functions as fume filtration with negative pressure, particle absorption, and fume discharge, to solve the fume problem in kitchens and clean the kitchen environment.

Our products are suitable for all kinds of commercial kitchens of various scales with such advantages as a flexible structure, energy efficiency, efficient purification, simple maintenance, and so on, and conform to the national industry standards for fume purification.

Other Products

Another core product is the waste processor. Integrated with a crushing system, transmission system, dehydration system, and detection system, and equipped with a shell and frame made of food grade stainless steel. This product is suitable for all kinds of canteen kitchens for crushing and dewatering kitchen waste. The advantages of this product are the centrifugal grinder, the vacuum flexible suction and drainage pump, the drum centrifugal dehydration, the detection system, and other functions that are independently developed by our Company. Connected to the oil and water separator, our product can also effectively alleviate the environmental problems caused by large amounts of kitchen waste.

Other core products include dining vans, stainless steel grease traps, kitchen waste processors, and plate recycling lines.

Manufacturing Process

Production

Our Operating Subsidiaries have a production base of more than 10,000 square meters in Jiangyin with modern production facilities and mature and scientific operation procedures.

Our Operating Subsidiaries have adopted a production model of determining production based on sales and keeping appropriate inventory; that is, our Operating Subsidiaries make production plans and purchase raw materials and supporting parts according to customer needs, and carry out production according to the Company’s internal control and planning process. Our commerce department is responsible for contact with customers. After obtaining the bid-winning notice, our Operating Subsidiaries send the quote and drawings to our design department. The design department makes 3D autocad drawings according to the above-mentioned bid-winning documents, and the purchasing department obtains the relevant information needed to purchase parts and equipment. The production department then makes the production plan according to the delivery date, quantity, model, and other requirements and the supply department makes the necessary purchases accordingly. Finally, the production department organizes and arranges for the production and finishes the production within the planned period.

The warranty period of our products is 1 to 5 years, depending on the contracts signed with our customers. Our Operating Subsidiaries accept product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. Due to our strict product quality control process, there have been no quality disputes, claims, or lawsuits caused by quality problems.

Research & Development

After years of development, our Operating Subsidiaries have accumulated a technical know-how for products such as stoves, stockpots, and waste processors. Our Operating Subsidiaries are highly skilled at efficiently transferring technological achievements from one area to another and integrating them into the industrial production of our products. The independent programming capacity of our R&D team has allowed us to develop a cloud-based remote monitoring and operating system. The system can be connected with a smartphone app and show users the equipment conditions in real time. Our intelligent system provides our advantage over domestic competitors in that our intelligent stoves monitor gas leakage, stove fire, fan running, and failure conditions, and allow users to proactively address issues before they become problems. While at a base level, users can turn their soup pots and pressure cookers on or off through their phones, large volume users can remotely monitor gas leakage and internal pressure, monitor fume emissions remotely with our Fume Purification machines, and remotely operate our waste processors whiling seeing waste volume and the dehydration process in real time.

Our services

Design and Installation

Our Operating Subsidiaries are dedicated to providing top-line commercial kitchen appliances for governments, enterprises, public institutions, schools, hospitals and hotels. During the planning process for kitchen design and construction, our Operating Subsidiaries customize personalized solutions for each individual kitchen according to factors such as catering use and business scope, cuisine and diet structure, construction scale, investment status, property leasing status, building structure, environmental protection, energy conservation and emissions reduction, working process, use efficiency, kitchen equipment selection, food hygiene, epidemic prevention, and production-related laws and regulations.

In the early stages of a project, our Operating Subsidiaries will conduct a demand analysis to learn about the type of project and the customer’s investment intentions and operation and managerial requirements. Using the materials provided by the customer and their kitchen standards, our Operating Subsidiaries will take into consideration cultural aspects of local food and discuss with the customer the demands and processes for the kitchen facility and related equipment, and, through this, provide a complete kitchen concept design. According to the audit and the framework determined for the kitchen, our Operating Subsidiaries will consider energy conservation and emission reduction requirements for design optimization, provide a technical process and equipment configuration plan for each kitchen function room, and assist customers in passing their inspections in accordance with the requirements of local health, epidemic prevention, and environmental protection departments.

After the customer reviews and approves the preliminary design, our Operating Subsidiaries will create a detailed mechanical and electrical graphic design. In this process, our Operating Subsidiaries create and provide a full range of kitchen drawings. Next, after the customer reviews and approves the detailed design, our Operating Subsidiaries will purchase materials according to the requirements for kitchen equipment in the documents and prepare for the installation of energy-saving items according to the construction and design drawings. Upon the completion of their kitchen’s physical construction, our Operating Subsidiaries install the equipment according to agreed-upon plan. Finally, our Operating Subsidiaries test all of the equipment they installed and provide written reports to the customer and organize the relevant operational training to ensure that the customer can master the basic operation and use of the equipment.

After-sales Services

We follow the business principle of “satisfying clients” and the service idea of “meeting customers’ rights and interests” to provide professional and excellent after-sales services for both existing. Our professional after-sales service team can provide on-site installation and maintenance services within 72 hours. According to the contracts, the customers do not have options to purchase this service separately, and this promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon specifications. The after-sales services are not considered a performance obligation and are accounted for as an assurance warranty.  Customers do not need to pay for these services separately. Our service ability has reached the five-star level of the domestic trade standard of “Commodity After-Sales Service Evaluation System.” Given the fact that commercial kitchen appliances are susceptible to natural wear and tear, Our Operating Subsidiaries have presently established branch offices and subsidiaries in Nanjing, Suzhou, Shanghai, Yangzhou for after-sales services. Moving forward, Our Operating Subsidiaries plan to establish an independent after-sales maintenance department specializing in our industry to build a complete after-sales service system. Our Operating Subsidiaries have always been committed to creating advanced and perfected commercial kitchen products with a strict quality control system and an excellent after-sales service system and will continue to do so in the future.

Sales and Marketing

Our Operating Subsidiaries sell commercial kitchen equipment products in China under our own brand “Libang,” and our Operating Subsidiaries undertake projects for medium- and high-end customers mainly by bidding on contracts to provide our services and sell our products.

Our Operating Subsidiaries obtain information about commercial kitchen projects through referrals from national and local design institutes and professional companies. Our Operating Subsidiaries follow local government bidding announcements and participate in bidding under our own name through national public trading and procurement platforms and websites. In addition, large companies and international hotels browse the official procurement platform and select and invite companies with high winning rates to bid. Upon winning a contract through bidding, our Operating Subsidiaries sign procurement contracts with them according to the corresponding bidding process and provide them with a one-stop-shop supporting commercial kitchen products and services.

Our Operating Subsidiaries have established business relationships with more than 120 organizations nationwide, and our customer base includes international hotels, enterprises and institutions, educational institutions, and hospitals. Presently, our clientele includes Duke University Kunshan, Hehai University, Yancheng Marriott Hotel, Shanghai Songjiang Hilton Hotel, and the Shanghai Cancer Hospital.

Our Competitive Advantages

●	Advanced R&D and Design Capabilities. Our Operating Subsidiaries have currently been granted 60 patents, including 2 invention patents, 49 utility model patents, and 9 design patents. The core team of our R&D department currently consists of three professionals who are in charge of project design, mechanical engineering, and electromechanical engineering, respectively.

●	Strict Quality Control. Our Operating Subsidiaries pay great attention to the control of product quality and have established a comprehensive quality management system to strictly manage the purchase of raw materials and the production processes.

●	High Brand Recognition in the Industry and Commitment to Differentiated Services. Our Operating Subsidiaries have registered a series of trademarks and created the independent brand of “Libang” through years of hard work in the field of commercial kitchen equipment. Our Operating Subsidiaries provide our customers with individual design solutions and our diverse manufacturing technologies and equipment enable us to produce specialized and customized products according to their project needs.

●	High-Quality After-sales Maintenance and Market Development. Given the fact that commercial kitchen equipment is susceptible to wear-and-tear, Our Operating Subsidiaries have assigned dedicated personnel to be responsible for maintaining after-sales services in different regional markets.

●	Highly Experienced and Visionary Management Team. Our core management team has decades of experience in the stainless-steel material industry and the machinery and equipment sales industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services.

Our Growth Strategy

●	Optimizing the Existing Product Portfolio. Our Operating Subsidiaries will continue to introduce professional technical personnel and advanced processing equipment to further develop intelligent and high-quality products independently.

●	Providing Quality Products and Customer Services. Our focus on product manufacturing processes, quality control testing, and product development helps us to provide our customers with high-quality products that meet their individual needs. Our Operating Subsidiaries focus on rigorous product quality audits through our supplier evaluation system and production management system.

●	Expanding Leading Market Position. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (1) continuing to research, develop and make, new products; (2) increasing customer coverage in different regional markets by setting up subsidiaries and branches; (3) expanding our business scope.

●	Increasing the Support of Existing Sales Channels. Our Operating Subsidiaries continue to acquire customers with medium and high-end needs, actively participate in government bidding projects, undertake large projects for star hotels, real estate companies, and listed enterprises, and strive to deepen cooperation with large state-owned enterprises in EPC, or Engineering Procurement Construction, projects in order to develop larger national and overseas markets.

Impact of COVID-19

The ongoing outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past year. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial conditions, and operating results includes, but is not limited to the following:

●	On February 20, 2020, companies resumed work. However, due to the quarantine policy, some workers of ours were unable to return to the working sites on time.

●	Our Operating Subsidiaries delayed deliveries of the products in some cities, such as Suzhou, Shanghai, and Hangzhou. However, the delays are not likely to affect revenue in the foreseeable future. As of the date of this prospectus, the time for delay delivery is about one month.

●	Since Shanghai is still suffering from regional outbreaks of coronavirus diseases as of May 2022, progress of governmental procurements has been delayed, which causes the delaying of our original timeline to complete projects. Also, project constructions are delayed because it may take time to receive local authorities’ approvals for the deliveries of equipment which we need for our projects under temporary COVID policies in Suzhou.

Because of the uncertainty surrounding the COVID-19 outbreak, business disruption and its related financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. As of the date of this prospectus and during the six months ended December 31, 2021, and the year ended June 30, 2021, COVID-19 has continued to have an impact on the Company’s operations. As there are still regional outbreaks of coronavirus diseases in 2022 (such as Beijing and Shanghai), movement in China is still limited. Officials in Jiangsu Province are gradually easing restrictions in several cities as of May 9, 2022. However, lockdown measures will continue in closed and control areas with reported COVID-19 cases. Some cities like Suzhou require residents to present a negative COVID-19 test result to enter public venues and take public transport. Officials have implemented stay-home and traffic control measures in some areas; one person per household may leave to purchase essential items once every three days. Also, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Summary of Risk Factors

An investment in our ordinary shares is subject to a number of risks, including risks related to our business and industry, risks related to our corporate structure, risks related to doing business in China, and risks related to our ordinary shares in this offering. You should carefully consider all of the information in this prospectus before making an investment in our ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors”, beginning on page 20, for a more thorough description of these and other risks.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and Industry, beginning on page 20 of this prospectus, include but are not limited to the following:

●	Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our products could be materially and adversely affected;

●

Changes in the availability, quality, and cost of key raw materials, transportation, and other necessary supplies or services could have a material adverse effect on our business, financial condition, and results of operations;

●	Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results;

●	We face intense competition, and if we fail to compete effectively, we may lose market share, and our results, prospects, and results of operations may be materially and adversely affected;

●	Our efforts and investments in product development may not always produce the expected result;

●	Our production may be subject to disruptions and delays;

●	We are exposed to risks associated with the storage of the products we sell;

●	Failure to maintain optimal inventory levels may increase the cost of holding inventory or cause us to lose sales.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure, beginning on page 27 of this prospectus, include but are not limited to the following:

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Related to Doing Business in China

Risks and uncertainties related to doing business in China, beginning on page 28 of this prospectus, include but are not limited to the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, government and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

●	Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

●	We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

●	We must remit the offering proceeds to our Operating Subsidiaries in the PRC before they may be used to benefit our business, and this process may take a number of months.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●

Some of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance.

●

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act (HFCAA”) all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

●	Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction.

●

It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operations and the value of your investment.

Risks Related to Our Ordinary Shares and This Offering

Risks and uncertainties related to our ordinary shares and this offering, beginning on page 40 of this prospectus, include but are not limited to the following:

●	There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

●	The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors.

●	We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

See the “Risk Factors” section, beginning on page 20, and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Holding Foreign Companies Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

As of the date of the prospectus, Wei, Wei & Co., LLP, our auditor, is not subject to the determinations as to inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021.

However, these recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 38 and “Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction” on page 39.

Regulatory Permission

We and our Operating Subsidiaries currently have received all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business licenses of our Operating Subsidiaries and other permissions related to our business.

The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC subsidiaries has received its business license. Wuxi Li Bang obtained National Industrial Product Production License (Gas Stoves) issued by the State General Administration of the People’s Republic of China for Quality Supervision and Inspection and Quarantine, Gas Burner Installation and Maintenance Qualification Certificate issued by Wuxi Municipal and Landscape Bureau, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate issued by Wuxi Administrative Examination and Approval Bureau. Li Bang Kitchen Appliance obtained National Industrial Product Production License (Electric Heating Food Processing Equipment) issued by Jiangsu Provincial Administration for Market Regulation, Work Safety License (Building Construction) issued by Department of Housing and Urban-Rural Development of Jiangsu Province, Sanitary License for Disinfection Product Manufacturers issued by Jiangsu Provincial Health Commission, Gas Burner Installation and Maintenance Qualification Certificate issued by Wuxi Municipal and Landscape Bureau, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate issued by Wuxi Administrative Examination and Approval Bureau. Suzhou Deji obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Suzhou Administrative Examination and Approval Bureau. Yangzhou Bangshijie obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Yangzhou Housing and Urban-Rural Development Bureau. Nanjing Bangshijie obtained Gas Burner Installation and Maintenance Qualification Certificate issued by Nanjing Urban and Rural Construction Committee.

As of the date of this prospectus, except for the business licenses and the permissions mentioned here, Li Bang International Corporation Inc. and our Operating Subsidiaries are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements. If we or our subsidiaries fail to obtain and maintain such approvals, licenses, or permits required for our business, inadvertently conclude that such approval is not required, or respond to changes in the regulatory environment, we or our subsidiaries could be subject to liabilities, penalties, and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and when such permission is obtained, whether it will be rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to list on U.S. exchanges and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. If we are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we may not be able to obtain such permission in a timely manner, if at all. If this risk occurs, our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value or become worthless. For more detailed information, see “Risk Factors – Risks Related to Doing Business in China – The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.”

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC Citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022 and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

As advised by our PRC counsel, Jiangsu Junjin Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. For more details, see “Risk Factors – Risks Related to Doing Business in China – It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted, or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “controlled company” as defined under the Nasdaq Stock Market Rules, as our Chief Executive Officer and Chairman of the Board, Mr. Huang Feng, through his wholly-owned BVI company, Maple Huang Holdings Limited, owns more than 50% of the voting rights represented by our issued and outstanding ordinary shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors – Risks Related to Our Ordinary Shares and This Offering– As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”)

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Transfers of Cash to and from Our Subsidiaries

As a holding company, Li Bang International may rely on dividends and other distributions on equity paid by its subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Li Bang International is permitted under the laws of the Cayman Islands to provide funding to our subsidiary incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiary in Hong Kong is permitted under the respective laws of Hong Kong to provide funding to Li Bang International through dividend distributions without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary‘s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. On or about June 8, 2022, the Company made dividend payments of RMB6 million (approximately $941,073) to the shareholders of the Company. As of the date of this prospectus, except for the previously mentioned dividend payments in June 2022, neither the Company nor its subsidiaries have made other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company, and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company will be dependent on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations, and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC subsidiary requires the filing with the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.

PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.	Our PRC subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.	Our PRC subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funds and how such funds are transferred.

PRC Regulations

In accordance with PRC regulations, a foreign-invested enterprise (“FIE”) established in the PRC is required to provide statutory reserves, which are appropriated from net profit, as reported in the FIE’s PRC statutory accounts. A FIE is required to allocate at least 10% of its annual after-tax profit to the surplus reserve until such reserve has reached 50% of its respective registered capital (based on the FIE’s PRC statutory accounts). The aforementioned reserves may only be used for specific purposes and may not be distributed as cash dividends. Until such contribution of capital is satisfied, the FIE is not allowed to repatriate profits to its shareholders, unless approved by the State Administration of Foreign Exchange. After satisfaction of this requirement, the remaining funds may be appropriated at the discretion of the FIE’s board of directors. Our subsidiary, Li Bang WOFE, qualifies as a FIE and is therefore subject to the above-mandated regulations on distributable profits.

Additionally, in accordance with PRC corporate law, a domestic company is required to maintain a surplus reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and may not be distributed as cash dividends. Suzhou Deji, Wuxi Li Bang and Li Bang Kitchen Appliance and its subsidiaries were established as domestic companies; therefore, each is subject to the above-mentioned restrictions on distributable profits.

As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, in a general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company as a dividend or otherwise.

Corporate Information

Our principal executive office is located at No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province, People’s Republic of China 214413. The telephone number of our principal executive offices is +86 0510-81630030. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain a corporate website at http://www.libangco.cn/. The information contained on our website is not a part of this prospectus.

We are a Cayman Islands exempted company limited by shares. Our current structure is as follows:

The Offering

Shares Offered:	5,000,000 ordinary shares, excluding exercise of the over-allotment discussed below.

5,750,000 ordinary shares, assuming full exercise of the over-allotment.

Shares Issued and Outstanding Prior to the Offering:	17,000,000 ordinary shares.

Assumed Initial Public Offering Price per Share:	$5.00

Shares Issued and Outstanding after the Offering:	22,000,000 ordinary shares (or 22,750,000 ordinary shares if the underwriters exercise the over-allotment option in full).

Over-Allotment:

We have granted to the Underwriter the option, exercisable for 45 days from the date on which this registration statement is declared effective by the Securities and Exchange Commission, to purchase up to an additional 15% of the total number of ordinary shares to be offered by the Company in this offering.

Underwriters Warrants

We will issue to the Underwriter warrants entitling the representative to purchase 6% of the aggregate number of ordinary shares issued in this offering, including any shares issued pursuant to exercise of the underwriters’ over-allotment option, at an exercise price per share equal to 120% of the initial public offering price per share. The representative’s warrants will be exercisable for a period of five years commencing anytime beginning 180 days from the date of the commencement of the sale of the ordinary shares.

Listing:	We will apply to list our ordinary shares listed on the Nasdaq Capital Market.

Proposed Nasdaq Capital Market Symbol:	LBGJ.

Gross Proceeds:	$25,000,000, excluding proceeds from exercise of the underwriters’ over-allotment option.

Lock-up:

We, our directors, officers, and 5% or greater shareholders have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares for a period of six months from the date of this prospectus. See “Underwriting” for more information.

Transfer Agent:	Transhare Corporation.

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our ordinary shares.

Use of Proceeds:	We intend to use the proceeds from this offering for plant construction, equipment procurement, advertising and marketing, research and development, and general working capital. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Summary Consolidated Financial Data

The following selected consolidated statements of income and comprehensive income data for the six months ended December 31, 2021 and 2020 (unaudited), the fiscal years ended June 30, 2021 and 2020, and the selected consolidated balance sheet data as of December 31, 2021 and 2020 (unaudited), June 30, 2021 and 2020 have been derived from our audited consolidated financial statements or unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP and our financial results are reported in U.S. dollars. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Statements of Income Information

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$7,475,761	$8,661,128	$15,901,943	$9,992,781
Cost of revenues	(4,978,707)	(5,386,992)	(9,309,809)	(5,809,647)
Gross profit	2,497,054	3,274,136	6,592,134	4,183,134

Operating expenses:
Selling expenses	393,126	412,429	678,609	616,528
General and administrative expenses	1,009,741	940,180	2,178,502	1,792,606
(Reduction of) provision for bad debt expenses	(210)	37,661	97,062	37,249
Total operating expenses	1,402,657	1,390,270	2,954,173	2,446,383

Income from operations	1,094,397	1,883,866	3,637,961	1,736,751

Other income (expense):
Interest (expense)	(122,179)	(103,663)	(203,542)	(217,181)
Other income, net	157,035	99,180	143,029	174,106
Total other (expense), net	34,856	(4,483)	(60,513)	(43,075)

Income before provision for income taxes	1,129,253	1,879,383	3,577,448	1,693,676

Provision for income taxes	382,814	462,889	918,984	465,761

Net income	746,439	1,416,494	2,658,464	1,227,915
Net （loss） attributable to non-controlling interest	(1,521)	(1,284)	(3,838)	(17,504)
Net income attributable to ordinary shareholders	$747,960	$1,417,778	$2,662,302	$1,245,419

Selected Balance Sheet Information:

	As of December 31,		As of June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)

Current assets	$13,925,482	$10,100,336	$10,717,417	$10,608,456
Non-current assets	6,048,638	5,956,705	6,119,523	5,351,928
Total assets	19,974,120	16,057,041	$16,836,940	$15,960,384
Current liabilities	$14,440,233	$11,695,838	$11,189,803	$13,295,981
Total liabilities	14,440,233	11,695,838	11,189,803	13,295,981
Total equity	5,533,887	4,361,203	5,647,137	2,664,403
Total liabilities and shareholders’ equity	$19,974,120	$16,057,041	$16,836,940	$15,960,384

Selected Consolidated Cash Flow Data:

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)

Net cash (used in) provided by operating activities	$(772,667)	$454,910	$539,774	$1,232,738
Net cash (used in) investing activities	(5,554)	(126,162)	(212,806)	(486,892)
Net cash provided by (used in) financing activities	757,958	(791,319)	(911,823)	(478,467)
Effect of exchange rate on cash and restricted cash	10,380	37,087	46,530	(13,514)
Net (decrease) increase in cash and restricted cash	(9,883)	(425,484)	(538,325)	253,865
Cash and restricted cash at the beginning of period	95,670	643,168	643,168	389,303
Cash and restricted cash at the end of period	$85,787	$217,684	$104,843	$643,168

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained in this prospectus before investing in our ordinary shares. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of our ordinary shares could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the recent COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.

The COVID-19 outbreak in early 2020 has already had an adverse and long-term impact on economic and social conditions worldwide and will likely continue, and the worsening, continuation or recurrence of the COVID-19 outbreak could have a negative impact on our business operations. In January and February 2020, in response to the COVID-19 outbreak, the Chinese government adopted a home quarantine to avoid the spread of the COVID-19 outbreak.

As of the date of this prospectus and during the six months ended December 31, 2021, and the year ended June 30, 2021, COVID-19 has continued to have an impact on the Company’s operations. As there are still regional outbreaks of coronavirus diseases in 2022 (such as Beijing and Shanghai), movement in China is still limited. In Shanghai, more than half a million people in the city of 25 million remain under lockdown or in designated control zones because virus cases are still being detected. Officials in Jiangsu Province are gradually easing restrictions in several cities as of May 9, 2022. However, lockdown measures will continue in closed and control areas with reported COVID-19 cases. Some cities like Suzhou require residents to present a negative COVID-19 test result to enter public venues and take public transport. Officials have implemented stay-home and traffic control measures in some areas; one person per household may leave to purchase essential items once every three days. Also, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities.

While we have closely monitored the health status of our employees, we cannot assure you that there will be no confirmed cases of COVID-19 among our employees and that, in the event of an infection, affected facilities may need to suspend operations and our employees may need to be quarantined. In addition, the outbreak may have a direct impact on our suppliers’ production capacity and transportation network, and our ability to obtain safe, high-quality raw materials and to manufacture and ship products at reasonable cost, and our manufacturing facilities may have to be temporarily closed. In addition, governmental shutdowns or a general economic slowdown and an outbreak could result in an increase in the number of days to maturity of our receivables, which could result in an increase in the expected credit losses on our receivables.

In addition, an infectious disease outbreak on a global scale could affect the investment climate and lead to intermittent volatility in global capital markets, which could also adversely affect global economies. With the rapid rise in infections, many countries have issued travel advisories restricting travel to affected areas. These policies have severely damaged local and cross-border business activities worldwide. The impact has included a significant reduction in tourist arrivals, business exchanges and social functions in the affected countries and regions, as well as economic slowdowns. Global financial markets have become highly volatile and the risk of a global recession has increased significantly. Even if the COVID-19 outbreak is contained and the policies and recommendations implemented by the relevant governments to combat the virus are withdrawn, there is no assurance that the overall economic performance of the affected countries and regions will improve in a short period of time. The outbreak, worsening, continuation, recurrence, or variant of pandemic COVID-19 or any other infectious disease could have a continuing adverse effect on the global economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is highly dependent on our brand strength and reputation, and if we fail to maintain and enhance our brand and reputation, consumer recognition of and trust in our products could be materially and adversely affected.

We rely heavily on our brand strength and reputation in the promotion and sale of our products and services. We believe that our corporate brand and our product brands are recognized by consumers for their quality and reliability. However, counterfeit products, product defects, inefficient customer service, product liability claims, consumer complaints, intellectual property infringement or negative publicity or media coverage may damage our brand and reputation. Any negative claims against us, even if unethical or unsuccessful, could distract our management’s attention and other resources from our day-to-day business operations, which could adversely affect our business, results of operations, and financial condition. Negative media coverage and resulting negative publicity regarding the safety, price levels or quality of our products could result in a material adverse effect on consumer acceptance of and trust in us and our products.

In addition, adverse publicity regarding any regulatory or legal action against us could damage our reputation and brand image, undermine consumer confidence in us and reduce long-term demand for our products, even if such regulatory or legal action is unfounded or insignificant to our business.

Changes in the availability, quality and cost of key raw materials, transportation and other necessary supplies or services could have a material adverse effect on our business, financial condition and results of operations.

Our raw materials consist primarily of stainless steel sheets. The cost of raw materials represents a significant portion of our total cost of sales. Raw material costs (unaudited) represent 55.5% and 53.3% of our total cost of sales for the six months ended December 31, 2021, and 2020, respectively.   Raw material costs represent 52.5% and 52.2% of our total cost of sales for the years ended June 30, 2021, and 2020, respectively. We are exposed to fluctuations in the prices of raw materials, transportation, and other necessary supplies or services due to factors beyond our control, such as policies, inflation, fluctuations in currency exchange rates, changes in weather, or changes in the supply and demand for such relevant raw materials, prices of bulk raw material products, such as stainless steel, continued to increase in the first half of 2021, which could result in higher costs of our principal business if prices of major raw materials continue to increase. We may not be able to offset the price increases by increasing our product prices, in which case our margins would decline and our financial condition and results of operations could be materially and adversely affected. In addition, if we significantly increase the prices of our products, we may lose our competitive advantage. This in turn could result in a loss of sales and customers. In either case, our business, financial condition, and results of operations could be materially and adversely affected.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

We had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the six months ended December 31, 2021, two customers accounted for 21% and 16% of the Company’s revenues (unaudited), respectively. As of December 31, 2021, one customer accounted for 14% of the Company’s total trade account receivable (unaudited). For the six months ended December 31, 2020, three customers accounted for 21%, 12% and 11% of the Company’s revenues (unaudited), respectively. As of December 31, 2020, two customers accounted for 14% and 10% of the Company’s total trade account receivable (unaudited), respectively.

For the year ended June 30, 2021 two customers accounted for approximately 12% and 10% of the Company’s total revenues, respectively. As of June 30, 2021, three customers accounted for approximately 13%, 11%, and 10% of the Company’s total trade account receivable, respectively. For the year ended June 30, 2020, two customers accounted for approximately 25% and 11% of the Company’s total revenues, respectively. As of June 30, 2020, one customer accounted for approximately 15% of the Company’s total trade account receivable.

All of our customers are located in China. Wuxi Guangdian Real Estate Co., Ltd. and Shanghai Haolong Real Estate Development Co., Ltd. are the two customers accounted for 12% and 10% of the Company’s total revenues for the year ended June 30, 2021. The Operating Subsidiaries sell products and provide services on project basis, so there is no fixed term in the agreements. The agreements can only be terminated in the event of breach of contract by either party and force majeure. Wuxi Li Bang signed an agreement with Wuxi Guangdian Real Estate Co., Ltd. on January 13, 2016, on which date Wuxi Guangdian Real Estate Co., Ltd. paid a 20% upfront fee. After inspection of the completed project, Wuxi Guangdian Real Estate Co., Ltd. paid the remaining 80% fee in 2021. The total amount of the project fee is RMB13,911,930 (approximately UD$2,140,000). Wuxi Li Bang signed two agreements with Shanghai Haolong Real Estate Development Co., Ltd. on January 25, 2017 and January 18, 2018, on which dates Shanghai Haolong Real Estate Development Co., Ltd. paid a 20% upfront fee. After inspection of the completed projects, Shanghai Haolong Real Estate Development Co., Ltd. paid the remaining 80% fee for both projects in June 2021. The total fee of the two projects is RMB7,851,600 (approximately UD$1,200,000) and RMB4,219,020 (approximately UD$650,000), respectively.

If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition, and results of operations. In addition, we may not be able to properly identify trends or introduce new products and services to the market as quickly, efficiently, or competitively priced as our competitors. Existing customers may not generate new business for us or make our business uncompetitive with our competitors. If our customer base decreases, we may not be able to generate sufficient revenue to cover our increased costs and expenses. As a result, our business and results of operations may be materially and adversely affected.

Our Operating Subsidiaries establish business relationship with our customers through governmental and open procurement platforms. If we are prevented from using any of the platforms, our numbers of customers may be decreased, and our business and results of operations may be materially and adversely affected.

Due to product specificity, professionalism, and scale of commercial kitchen equipment, it is difficult to access a large volume of customer resources through traditional social networking and e-commerce platforms. In addition, according to the Government Procurement Law of the People’s Republic of China, organizations such as government agencies, schools, hospitals, public enterprises and institutions, can only establish business relationship with us through governmental and open procurement platforms. Potential customers set procurement requirements to attract enterprises to participate in fair competition, and through evaluation by experts, finally select high-quality enterprises with good performance and brand reputation. China Tendering and Bidding Public Service Platform and Zhongzhao United Bidding and Purchasing Network are the two platforms we often use. However, if we are prevented from using any of the platforms, our numbers of customers may be decreased, and our business and results of operations may be materially and adversely affected.

We face intense competition, and if we fail to compete effectively, we may lose market share, and our results, prospects, and results of operations may be materially and adversely affected.

The market for our services is highly competitive. Our competitive factors are mainly reflected in the competition for comprehensive capabilities such as technology, research and development, quality, channels, brands, supporting capabilities, and after-sales services. Some of our competitors, including domestic and foreign companies, may have financial, research and development, and other resources that exceed ours. There can be no assurance that our current or potential competitors will not market products that rival or exceed ours or adapt more quickly than we do to changing industry trends or changing market demands. Our competitors in certain regional markets may also benefit from sources of raw materials or production facilities closer to those markets, and there may be upstream and downstream business consolidation or alliances between competitors, and as a result, our competitors may be able to quickly capture significant market share. Any of these events could adversely affect our market share, business, and results of operations.

In addition, competition may cause us to reduce prices, lower margins and lose market share, any of which could adversely affect our results of operations. We also cannot assure you that competitors will not actively engage in legal or illegal activities designed to undermine our brand and product quality or affect consumer confidence in our products.

Our efforts and investments in technology development may not always produce the expected results.

We are continually developing and seeking to develop technologies that are closely related to the commercial kitchen products that will be used in our products. As of the date of this prospectus, our core research and development team consisted of three (3) employees who have a proven track record of launching new products or product upgrades. Currently, our R&D team has been working on the development of large soup pots, food waste processors and related intelligent products with some success. However, we cannot assure you that our future efforts to develop related technologies will be successful, in which case our products may lose their competitive edge.

In addition, we cannot assure you that the technologies we develop will be well accepted by consumers, in which case our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our production may be subject to disruptions and delays.

Currently, we have a production site in Jiangyin, Jiangsu Province. We are not on the US Department of Commerce Bureau of Industry and Security “Entity List” or “Military End User List.” Natural or man-made disasters (such as severe weather, fire, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars, and outbreaks of epidemics) or other disruptions (such as power and water outages) could cause significant damage to our production facilities, and resuming production could be costly and time-consuming and could cause significant disruption to our operations. Until the affected production facilities are available and operational, we may incur additional costs and may face disruptions in the supply of our products.

In addition, we depend on the timely supply of raw materials, such as stainless steel, in order to meet our production schedules. Any delays or interruptions in the supply of raw materials from our suppliers could have a material adverse effect on our ability to meet our contractual obligations to our customers. In addition, any natural or man-made disasters or other unexpected catastrophic events, including severe weather, fires, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars and outbreaks of epidemics, could disrupt our transportation channels, harm our suppliers’ operations and impede our ability to manufacture and deliver products to our customers on a timely basis. For example, events such as the COVID-19 outbreak in the first quarter of 2020 could place additional stress on our supply chain. For more information on the impact of the COVID-19 outbreak on our manufacturing sites and supply chain, see Risk Factors – “We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the recent COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.” Although we have not experienced significant production interruptions during the track record period or as of the latest practicable date, any interruptions or delays after our production date could adversely affect our ability to produce sufficient quantities of our products and, in turn, our ability to meet customer demand. Under such circumstances, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are exposed to risks associated with the storage of the products we sell.

We store our products temporarily in warehouses owned by us until they are delivered to our customers. We have insurance in place to protect us against possible financial loss in the event of an accident, including fire. However, in the event of such an accident (including fire) resulting in damage to the products we sell or to our warehouse, our ability to supply the products could be adversely affected. The occurrence of any such event could also require us to make significant capital expenditures beyond those anticipated and delay product deliveries. The sales we may lose or the increased costs we may incur as a result of such operational disruptions and delays in delivery may not be recoverable under existing policies, and long-term business interruptions may result in the loss of end customers. If any one or more of these risks were to occur, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Failure to maintain optimal inventory levels may increase the cost of holding inventory or cause us to lose sales.

Maintaining optimal inventory levels is important to the success of our business. Inventory balances represent approximately 19.9% and 36.6% of our total current assets as of December 31, 2021, and 2020 (unaudited), 37.5% and 45.8% of our total current assets as of June 30, 2021, and 2020, respectively. Inventory turnover measures how fast a company sells inventory. The speed at which a company can sell inventory is a critical measure of business performance. A low turnover implies weak sales and possibly excess inventory, also known as overstocking. A high ratio, on the other hand, implies either strong sales or insufficient inventory. The Company calculated inventory turnover by dividing the cost of goods by average inventory, of which average inventory is done by dividing the sum of beginning inventory and ending inventory by two. The inventory turnover days are calculated by dividing 360 by inventory turnover. Our inventory turnover days were 234 days and 286 days as of December 31, 2021, and 2020, 174 days and 264 days as of June 30, 2021, and 2020, respectively. As the Covid-19 pandemic gradually brought under control in China from the second half of 2020 to the first half of 2021, the Company’s sales gradually normalized and the age of inventory is shortened. That is the main reason why inventory turnover days in Fiscal year 2021 are shorter than that in 2020. We are exposed to inventory risk due to a number of factors beyond our control, including changing consumer trends and customer preferences and the introduction of competitive products. In addition, we generally estimate the demand for the products we will sell in advance of actual sales in connection with preparing our inventory. We cannot assure you that we will be able to accurately predict such trends and events and maintain adequate inventories at all times. A sudden decline in market demand for the products we sell could result in excess or obsolete inventory, and we may be forced to offer discounts or conduct promotional activities to dispose of slow-moving inventory, which could have a material adverse effect on our financial condition and results of operations. On the other hand, a shortage of inventory could cause us to lose sales, and our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Any quality problems associated with our products may result in lost customers and sales, and we may face product liability claims if the problems are related to our products.

The success of our business depends on the continued delivery of quality and reliable products. We cannot assure you that our quality controls will be effective at all times, and we may face returns or cancellation of orders and customer complaints if the quality of any of our products deteriorates for any reason, or if consumers believe that our products do not deliver the claimed results.

In addition, if our commercial kitchen products are defective or adversely affect the overall cause of consumer property damage or personal injury, we may be subject to product liability claims or product recalls that could cause financial and reputational harm. Even if we ultimately prevail, we may be required to incur substantial costs in defending such legal claims. In addition, consumers’ perception of our products and their willingness to purchase them may be adversely affected, regardless of whether the quality problems are related to us. Accordingly, any actual or known quality problems associated with our products could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our facilities and operations may require significant investment and upgrades.

Our facilities and operations may require significant investment and occasional upgrades due to depreciation or business growth, and our costs may increase as a result. If we are not successful in recovering such costs, our profitability may decline. In addition, the timely completion of upgrades as planned depends on a number of factors, including our ability to raise and maintain sufficient funds for such upgrades, the adequate supply of materials and equipment, and the ability to deliver on time. If the upgrade is not completed on time, our capacity will be temporarily limited and our business, financial condition, results of operations, and prospects may be further materially and adversely affected.

Regulatory actions, legal proceedings, and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition, and prospects.

Along with the growth and expansion of our business, we may be involved in litigation, regulatory proceedings, and other disputes arising outside the ordinary course of our business. Such litigation and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, as well as legal proceedings against our directors, officers, or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity, and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm.

We may fail to protect our intellectual properties.

We regard software registrations, trademarks, patents, domain names, know-how, proprietary technologies, and similar intellectual property critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See “Business — Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment, and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Some of our trademark applications for certain categories have been rejected, and we have applied for administrative reviews on such rejections. However, there can be no assurance that we will obtain such trademarks and any other trademarks that are crucial to our business in the future. Thus, we may be unable to prevent others from using such trademarks or suing us for infringement, or even unable to continue to use such trademarks in our business.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can also provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

Our employees are at risk of serious injury from the use of production equipment and machinery.

We use heavy machinery and equipment in our production processes that are potentially dangerous and could result in personal injury to our employees. The safety training we provide to our employees may not be effective in preventing accidents from occurring. Any major accident resulting from the use of equipment or machinery may cause disruption to our production, damage to our corporate image, and legal and regulatory liability. Although we carry employee accident insurance, as well as workers’ compensation and medical insurance, the coverage may not be sufficient to offset losses arising from claims related to such accidents. As of the date of the prospectus, there are no claims against the Company.

In addition, potential industrial accidents resulting in substantial property damage, loss of life or injury may expose us to claims and litigation, and we may be liable for medical expenses and other payments to employees and their families and may be subject to fines or penalties. As a result, our reputation, brand, business, financial condition, results of operations, and prospects could be materially and adversely affected.

We may be subject to intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. As of the date of this prospectus, we are still in the process of applying for six patents, which may not be approved. We may be from time to time in the future, be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services, or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We may fail to make necessary or desirable strategic alliances, acquisitions, or investments, and we may not be able to achieve the benefits we expect from the alliances, acquisitions, or investments we make.

We may pursue selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our product and service offerings and improve our technology system. However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets, and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. If our portfolio does not perform as we expect, our results of operations and profitability may be adversely affected.

Our success depends on the continuing efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our founder and chief executive officer, Mr. Huang Feng, and other management members are critical to our vision, strategic direction, culture, and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted, and our prospects could suffer. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that our management members would not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China, or we may not be able to enforce them at all.

Our subsidiaries are required to obtain and hold various licenses and permits in China, failure to do so could have a material adverse effect on us.

Under PRC law, our subsidiaries are required to obtain and hold various licenses and permits to operate the business, including National Industrial Product Production License (Gas Stoves), National Industrial Product Production License (Electric Heating Food Processing Equipment), Work Safety License (Building Construction), Sanitary License for Disinfection Product Manufacturers, Gas Burner Installation and Maintenance Qualification Certificate, and Construction Mechanical and Electrical Installation Engineering Professional Contractor Level 3 Certificate. We are required to comply with applicable environmental regulations, health quality standards, and production safety standards in relation to our operations and production processes. In order to comply with the rules and regulations of the relevant public health authorities and quality and technical supervision authorities, we are subject to regular and random inspections. Failure to pass such inspections and comply with licensing or other regulatory requirements could result in termination of the manufacture and sale of our products, forfeiture of related revenues, revocation of business licenses, or potential criminal liability, which would have a material adverse effect on our reputation and our business, financial condition, results of operations and prospects.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to our lack of sufficient skilled staff with appropriate knowledge of U.S. GAAP for the purpose of financial reporting and our lack of formal accounting policies and procedures manual to ensure proper financial reporting to comply with U.S. GAAP and SEC requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, the implementation of these measures may not fully address the material weaknesses and other deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct the material weaknesses and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F beginning with our annual report in our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our ordinary shares and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

We may have inadvertently violated Section 13(k) of the Exchange Act (implementing Section 402 of the Sarbanes-Oxley Act of 2002) and may be subject to sanctions as a result.

Section 13(k) of the Exchange Act provides that it is unlawful for a company that has a class of securities registered under Section 12 of the Exchange Act to, directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the Company. As of December 31, 2021, there are loans from the Company to Huang Feng, the Company’s Chief Executive Officer and Chairman of the Board, Huang Jiandong, father of Huang Feng, and Dong Qinju, mother of Huang Feng, which were considered to be personal loans made by the Company to a director or officer of the Company and may have violated Section 13(k) of the Exchange Act. The loans were repaid to us in June 2022. Issuers that are found to have violated Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on us could have a material adverse effect on our business, financial position, results of operations or cash flows.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

COVID-19 had a severe and negative impact on the Chinese and the global economy in the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. China’s National Bureau of Statistics reported negative GDP growth of 6.8% for the first quarter of 2020. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, even before 2020. Unrest, terrorist threats, and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations, and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Corporate Structure

We will be dependent on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and will be dependent on dividends and other distributions on equity by the Operating Subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders and for servicing any debt we may incur. If our Operating Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our Operating Subsidiaries, which are foreign-owned enterprises, may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At its discretion, a foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or staff welfare and bonus fund.

Our Operating Subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our Operating Subsidiaries to use their Renminbi cash balances to pay dividends to us.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting processes may be put forward by the State Administration of Foreign Exchange or SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our Operating Subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and has reduced state ownership of productive assets, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and the results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effects. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, substantially all our senior executive officers reside within China, are physically there for a significant portion of each year, and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While the detailed interpretation of or implementing of rules under Article 177 have to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties faced by you in protecting your interests.

We rely on short-term loans for our liquidity and we may not be able to continue to obtain financing from banks in China.

Our liquidity relies partly on short-term loans. Financing may not be available to us on favorable terms, if at all. If we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary, to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current stockholders would likely experience a loss of most of or all of their investment.

In addition, potential risks in the credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

Potential changes in economy may affect the availability of business and customer credit. We may need to rely on the credit markets, particularly for short-term loans from banks in China, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time. Therefore, these uncertain and changing events would adversely impact our results of operations, cash flows and financial position.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may decide to finance our PRC subsidiaries by means of loans or capital contributions.

Any loans to Li Bang WFOE, which is treated as a Foreign Investment Enterprise, or FIE, under PRC law, is subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Li Bang WFOE to finance its Operating Subsidiaries activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE, or filed with SAFE in its information system. According to the Notice of the People’s Bank of China (“PBOC”) and the State Administration of Foreign Exchange on Adjustments to Comprehensive Macro-prudential Regulation Parameters for Cross-border Financing issued by the People’s Bank of China and the State Administration of Foreign Exchange in January 2021, the limit for the total amount of foreign debt is 2 times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to our PRC subsidiaries must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be reported to the Ministry of Commerce, or MOFCOM, or its local counterpart.

We believe the offering proceeds will be available for investments in our PRC operations after completing the registration. For example, if we decide to make loans to our PRC subsidiaries, the loan can be in an amount of up to 2 times the net assets in the consolidated financial statements. However, we cannot assure you that we will be able to obtain relevant government registrations or approvals on a timely basis, or at all.

These capital contributions must be approved by the Ministry of Commerce (“MOC”) or its local counterpart. On March 30, 2015, the State Administration of Foreign Exchange (“SAFE”) promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within their business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditures beyond the enterprise’s business scope or expenditures prohibited by laws and regulations; (ii) investments in securities or other investments other than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of a real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our ordinary shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our ordinary shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Given that the Chinese government may intervene or influence our operations at any time, it could result in a material change in our operation and the value of our ordinary shares. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchanges, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our securities may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. exchange in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective) on July 10, 2021, which requires operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. While we believe that our operations are not affected by this, as these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules requires overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic interests using shares of such special purpose vehicles or held by its shareholders as consideration to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations, and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, and business operations.

On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020, and replaces the trio of existing laws regulating foreign investment in the PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, together with their implementation rules and ancillary regulations and becomes the legal foundation for foreign investment in the PRC. Meanwhile, the Implementation Regulation of the Foreign Investment Law and the Measures for Reporting of Information on Foreign Investment came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law.

The Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a system of pre-entry national treatment with a negative list for foreign investments, pursuant to which (i) foreign entities and individuals are prohibited from investing in the areas that are not open to foreign investments, (ii) foreign investments in the restricted industries must satisfy certain requirements under the law, and (iii) foreign investments in business sectors outside of the negative list will be treated equally with domestic investments. The Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information reporting system, through which foreign investors or foreign-invested enterprises are required to submit an initial report, report of changes, report of deregistration and annual report relating to their investments to the Ministry of Commerce, or MOFCOM, or its local branches.

We will be dependent on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we will be dependent on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust their taxable income, in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our consolidated financial statements. This could have a negative impact on our business, financial condition, and results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress toward interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

Governmental control of currency conversion may limit our ability to utilize our cash on hand effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands will be dependent on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our Company who are PRC residents. But approval from, or registration with, appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movements. More restrictions and substantial vetting processes have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends to our shareholders.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will have to take the following actions: First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and a foreign exchange registration certificate of the invested company. Second, we will remit the offering proceeds into this special foreign exchange account. Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment orders to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. The proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States until the abovementioned approvals have been provided.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds, and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards, although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are required to make increased contributions or are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. With respect to the under-withheld individual income tax, we may be required to make up sufficient withholding and pay late fees and fines. If we are subject to late fees or fines in relation to the under-withheld individual income tax, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our products and services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration and statutory benefits, determining the term of employee’s probation, and unilaterally terminating labor contracts. In addition, enterprises are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

We engage independent third-party service providers to recruit certain third-party workers at our request, such as customer service, and to settle the payment of service fees to such third-party service providers for us. However, we cannot preclude the possibility that these workers supplied by third-party service providers may be classified as “dispatched workers” by courts, arbitration tribunals, or government agencies. In December 2012, the Labor Contract Law was amended and in January 2014, the Interim Provisions on Labor Dispatch was promulgated, to impose more stringent requirements on the use of employees of temp agencies, who are known in China as “dispatched workers”. For example, the number of dispatched workers may not exceed a certain percentage of the total number of employees and the dispatched workers can only engage in temporary, auxiliary, or substitutable work. However, since the application and interpretation of the Labor Contract Law and the Interim Provisions on Labor Dispatch are limited and uncertain, we cannot assure you our business operation will be deemed to be in full compliance with them. If we are found to be in violation of any requirements under the Labor Contract Law, the Interim Provisions on Labor Dispatch, or their related rules and regulations, we may be ordered by the labor authority to rectify the non-compliance by entering into written employment contracts with the deemed “dispatched workers”, or be subject to regulatory penalty, other sanction or liability or be subject to labor disputes.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees, and our business, financial condition, and results of operations will be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Circular 37 further requires an amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors and disclose the relevant information such as an actual controlling party of the shareholders truthfully.

Currently, all of our beneficial owners and who are known to us as being PRC residents have completed the Circular 37 Registration required in connection with our recent corporate restructuring. We attempt to comply and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration would not impose penalties on our Company, while it may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines of less than RMB50,000. We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts, and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares – People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that Li Bang International or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Li Bang International or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10%, in the case of non-PRC enterprises, or 20%, in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax imposed may reduce the returns on the investment in our ordinary shares.

We may not be able to obtain certain benefits under relevant tax treaties on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are an exempted company incorporated under the laws of the Cayman Islands and as such will be dependent on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file the relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate, according to other relevant tax rules and regulations. As of the date of the prospectus, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC, as we intend to re-invest all earnings generated from our PRC subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or if we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 [2015] of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving the transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax.

According to the “Enterprise Income Tax Law of the People’s Republic of China” (adopted on March 16, 2007, first amended on February 24, 2017, and further amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of the independent transaction when calculating taxable income.

Where enterprises that are controlled by resident enterprises or resident enterprises and Chinese residents in the country (region) where the actual tax burden is obviously lower than the tax rate level of China’s enterprise income tax, and profits are not distributed or are distributed at a reduced rate due to reasons other than reasonable business needs, the portion of the above profits attributable to such resident enterprises shall be included in the income of such resident enterprises for the reported period. Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income. If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange, or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 and Circular 7, and may be required to expend valuable resources to comply with Circular 59 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of the investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCAA”), requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law.

Furthermore, as part of ongoing efforts to protect U.S. investors, the U.S. President’s Working Group on Financial Markets, or the PWG, released a report in August 2020 recommending certain enhancements to listing standards on U.S. stock exchanges, including that the PCAOB has access to work papers of the principal audit firm for the audit of each company as a condition to initial and continued exchange listing. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in their jurisdiction may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The SEC announced that its staff have been directed to prepare and develop proposals in response to the report of the PWG. Any resulting actions, proceedings or new rules could adversely affect the listing and compliance status of China-based issuers listed in the United States, such as our company, and may have a material and adverse impact on the trading prices of the securities of such issuers, and substantially reduce or effectively terminate the trading of our ordinary shares in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F, or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a U.S.-based accounting firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York, NY, and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2020. However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless.

Trading in our securities may be prohibited under the HFCAA and, as a result, an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to completely inspect or investigate our auditor because of a position taken by an authority in a foreign jurisdiction.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

Despite having a U.S.-based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the Company and investors if it is later determined that the PCAOB is unable to completely inspect or investigate our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include, but are not limited to, prohibition on trading in our securities under the HFCAA and as a result an exchange may determine to delist our securities. If the PCAOB is unable to completely inspect or investigate our auditor, then we will engage an auditor that is U.S.-based and subject to full PCAOB inspection with all materials related to the audit of our financial statements accessible to the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. In such case, we will engage a new, qualified and fully-inspected auditor, which may result in delaying or restating our financial statements.

It is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted, or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment.

Pursuant to the PRC Cybersecurity Law and the Measures for Cybersecurity Censorship (the “Cybersecurity Review Measures”), if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Any internet product or service that affects or may affect national security as deemed by the cybersecurity review authorities may be subject to cybersecurity review. According to the Cybersecurity Review Measures, a critical information infrastructure operator refers to any operator identified by an authority for the protection of critical information infrastructures. As of the date hereof, we have not received any notice from such authorities identifying us as a critical information infrastructure operator or requiring us to go through a cybersecurity review by the CAC.

On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) (“Draft Measures”) to collect public comments. The deadline for collecting comments was July 25, 2021. According to the Draft Measures, the scope of cybersecurity reviews is extended to data processing operators engaging in data processing activities that affect or may affect national security. The Draft Measures further require that any operator applying for listing on a foreign exchange must go through cybersecurity review if it possesses personal information of more than one million users. According to the Draft Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The review focuses on several factors, including, among others, (i) the risk of theft, leakage, corruption, illegal use or export of any core or important data, or a large amount of personal information, and (ii) the risk of any critical information infrastructure, core or important data, or a large amount of personal information being affected, controlled or maliciously exploited by a foreign government after a company is listed overseas. While the Draft Measures had been released for consultation purposes, there is still uncertainty regarding the Draft Measures as to the final content, adoption timeline or effective date, final interpretation and implementation, and other aspects. On November 14, 2021, the Cyberspace Administration of China released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022 and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and the risk of network data security after going public overseas.

As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operation; (iii) we do not collect data or operate crucial network facilities and information systems that affect or may affect national security or public interest and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

According to Jiangsu Junjin Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration. Although we usually utilize chops to enter into contracts, the designated legal representatives of our WFOE, and their subsidiaries have the apparent authority to enter into contracts on behalf of these entities without chops and bind the entities. The designated legal representatives of our PRC entities have signed employment agreements with us or these PRC entities under which they agree to abide by various duties. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the administrative department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over our PRC entities, we or our PRC entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entities may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Changes in U.S. and Chinese regulations or in relations between the United States and China may adversely impact our business, our operating results, our ability to raise capital and the market price of our ordinary shares. Any such changes may take place quickly and with very little notice.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes to United States and international relations, and will impact companies with connections to the United States or China. The SEC has issued statements primarily focused on companies with significant China-based operations, such as us, primarily because of the recognition that, according to the Financial Times, over the past 20 years, not one Chinese company (listed in the US) has been compliant with US federal securities laws. With the passage of the HFCAA and the ensuing SEC rules, the SEC and China Securities Regulatory Commission are currently negotiating a compromise. If the parties do not come to an agreement, more than 270 companies could be delisted from U.S. stock markets. Even though our Company may be exempt from delisting at present, it is possible that our filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the United States. If any new legislation, executive orders, laws and/or regulations are implemented, if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tensions or if the Chinese government exerts more oversight and control over securities offerings that are conducted in the United States, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our ordinary shares.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We will apply to list our ordinary shares on the Nasdaq Capital Market. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ordinary shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ordinary shares will develop or that the market price of our ordinary shares will not decline below the initial public offering price.

The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationships with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares. Volatility or a lack of positive performance in our ordinary share price may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for the ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price per ordinary share, and our adjusted net tangible book value per ordinary share, after giving effect to our sale of the ordinary shares offered in this offering. In addition, you may experience further dilution to the extent that ordinary shares are issued upon the exercise or vesting of our future share incentive awards, if any. See “Dilution” for a more complete description of how the value of your investment in the ordinary shares will be diluted upon completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. All ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up period in connection with this offering, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ordinary shares could decline.

After completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ordinary shares representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ordinary shares in the public market could cause the price of our ordinary shares to decline.

You may experience dilution of your holdings due to the inability to participate in a rights offering.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ordinary shares may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Islands Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Our Post-Offering Memorandum and Articles of Association — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, substantially all of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil liabilities.”

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding ordinary shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our ordinary shares to be less attractive to certain investors or otherwise harm our trading price.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a Company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

●	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management’s assessment according to the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $22,210,000 from this offering.

Offering
Gross proceeds	$25,000,000
Underwriting discounts and commissions (7% of gross proceeds)	$1,750,000
Underwriting non-accountable expenses (1% of gross proceeds)	$250,000
Miscellaneous underwriting expenses (estimated)	$200,000
Other offering expenses	$584,989
Net proceeds	$22,215,011

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Plant Construction(1)	$6,663,000	30%
Equipment Procurement(2)	3,331,500	15%
Advertising and Marketing	222,100	1%
Research and Development	888,400	4%
Working Capital and General Corporate Matters	11,110,011	50%
Total	$22,215,011	100%

(1)	construction of two factories in Jiangyin to expand production capacity.
(2)	purchase production equipment including Italian metal flexible processing line to upgrade infrastructure and quality of our products.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects, and other factors the board of directors may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Current PRC regulations permit our PRC subsidiaries to pay dividends to Li Bang HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Li Bang HK may be considered a non-resident enterprise for tax purposes, so that any dividends Li Bang WFOE pays to Li Bang HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the ordinary shares by us in this offering at the initial public offering price of US$5.00 per ordinary share, after deducting the estimated discounts and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2021
	Actual (Unaudited)	Pro Forma as Adjusted(1)
Shareholders’ Equity:
Ordinary shares, US$0.0001 par value per share	$1,700	$2,200
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	24,451,188
Statutory reserve	481,677	481,677
Retained earnings	2,511,566	2,511,566
Accumulated other comprehensive income	365,576	365,576
Total shareholders’ equity	5,595,497	27,810,508
Total capitalization	$5,595,497	$27,810,508

(1)	Reflects the sale of 5,000,000 ordinary shares in this offering (excluding any ordinary shares that may be sold as a result of the underwriters exercising their over-allotment option) at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $22,215,011.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $4.6 million, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as the adjusted amount of total capitalization by $4.6 million, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders on December 31, 2021, was $4,721,990 or approximately $0.28 per ordinary share. Net tangible book value per ordinary share as of December 31, 2021, represents the amount of total assets less net intangible assets and deferred offering costs, divided by the number of ordinary shares outstanding.

We will have 22,000,000 ordinary shares issued and outstanding upon completion of the offering or 22,750,000 ordinary shares assuming the full exercise of the over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering but does not take into consideration any other changes in our net tangible book value after December 31, 2021, will be $27,164,968 or approximately $1.23 per ordinary share. This would result in dilution to investors in this offering of approximately $3.77 per ordinary share or approximately 75.4% from the assumed offering price of $5.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.94 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing firm commitment offering assumptions. The number of our ordinary shares has been adjusted retrospectively to reflect the increase of share capital. See “Description of Share Capital” for more details.

	Offering Without Over- Allotment	Offering With Over- Allotment
Assumed offering price per ordinary share	$5.00	$5.00
Net tangible book value per ordinary share as of December 31, 2021	0.28	0.28
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing shares in this offering	0.95	1.07
Pro forma as adjusted net tangible book value per ordinary share after the offering	1.23	1.35
Dilution per ordinary share to new investors	$3.77	$3.65

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2021, after this offering by approximately $0.21 per ordinary share, and would increase (decrease) dilution to new investors by $0.79 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2021, after this offering by approximately $0.15 per ordinary share, and would decrease (increase) dilution to new investors by approximately $0.15 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise its over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $ 30,614,968, the increase in net tangible book value per ordinary share to existing shareholders would be $1.35, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.65.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	17,000,000	77.3%	$2,238,377	8.2%	$0.13
New investors (1)	5,000,000	22.7%	25,000,000	91.8%	5.00
Total	22,000,000	100%	$27,238,377	100.00%	$1.24

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes for the years ended June 30, 2021 and 2020 and the unaudited interim condensed consolidated financial statements and related notes for the six months ended December 31, 2021 and 2020 that appear in this prospectus. In addition to historical consolidated financial information and unaudited interim condensed consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Libang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and enjoy the advantage of a 15% preferential corporate income tax rate for companies that have been registered for more than one year. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle- and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Our Organization

Li Bang International Corporation Inc. (“Li Bang International” or the “Company”) was incorporated in the Cayman Islands on July 8, 2021.

On May 27, 2022, the Company’s shareholders approved an amended and restated Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. In the aggregate, the Company has issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 ordinary shares in issue, 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, which is controlled by Huang Feng, our CEO and Chairman of the Board.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WOFE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. In 2015 and 2019, Li Bang Kitchen Appliance established two majority owned subsidiaries in China, including Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”) and Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”).

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 22, 2021. The reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Following the completion of the Reorganization, the corporate structure of the Company is as follows:

We generate revenues primarily from providing project and retail sales. Our total revenues decreased by approximately $1.18 million or 13.69%, from $8.66 million for the six months ended December 31, 2020 to approximately $7.48 million for the six months ended December 31, 2021. Our gross profit decreased by approximately $0.78 million or 23.73 % from approximately $3.27 million for the six months ended December 31, 2020, to $2.50 million for the six months ended December 31, 2021. Gross profit margin decreased by 4.4%, to 33.40% for the six months ended December 31, 2021, from 37.80% for the same period in 2020. We had net income of approximately $1.42 million and approximately $0.75 million for the six months ended December 31, 2020 and 2021, respectively.

Factors Affecting Our Results of Operations

Impact of COVID-19 Pandemic

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the six months ended December 31, 2021 and the year ended June 30, 2021, COVID-19 has had limited impact on the Company’s operations. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. As there are still intermittent regional outbreaks of the coronavirus and its variants in 2022 (such as in Beijing and Shanghai), movement in China is still limited. Given that COVID-19 has developed into a highly infective and less lethal, the intermittent outbreak of COVID-19 in surrounding areas still has a negative impact on our business activities.

Government policies may impact our business and operating results.

We have not seen any significant impact of unfavorable government policies upon our business in recent years. However, our business and operating results will be affected by the overall economic growth and government policies in the PRC, and our products are currently eligible for certain favorable government tax and other incentives. Unfavorable changes in government policies and these incentives could affect the demand for our products and could materially and adversely affect our results of operations. However, we will seek to make adjustments as required if and when government policies shift.

Exchange rate fluctuations may significantly impact our business and profitability.

All of our operations are in the PRC. Thus, our revenue and operating results may be impacted by exchange rate fluctuations between RMB and U.S. dollars. For the six months ended December 31, 2021 and 2020, we had an unrealized foreign currency translation gain of $81,385 and $280,306, respectively, because of changes in the exchange rates.  For the fiscal years ended June 30, 2021 and 2020, we had an unrealized foreign currency translation gain of $324,270 and an unrealized foreign currency translation loss of $63,938, respectively, because of changes in the exchange rates.

Results of Operations

Comparison of Results of Operations for the Six Months Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the six months ended December 31,2021 and 2020, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Six Months Ended December 31,
	2021		2020		Variance
	Amount (Unaudited)	% of revenue	Amount (Unaudited)	% of revenue	Amount	%
Revenues	$7,475,761	100.0%	$8,661,128	100.0%	$(1,185,367)	(13.7)%
Cost of revenues	(4,978,707)	(66.6)%	(5,386,992)	(62.2)%	408,285	(7.6)%
Gross profit	2,497,054	33.4%	3,274,136	37.8%	(777,082)	(23.7)%

Operating expenses:
Selling expenses	393,126	5.3%	412,429	4.8%	(19,303)	(4.7)%
General and administrative expenses	1,009,741	13.5%	940,180	10.9%	69,561	7.4%
(Reversal of) provision for bad debt expenses	(210)	0.0%	37,661	0.4%	(37,871)	(100.6)%
Total operating expenses	1,402,657	18.8%	1,390,270	16.1%	12,387	0.9%

Income from operations	1,094,397	14.6%	1,883,866	21.7%	(789,469)	(41.9)%

Other income (expense):
Interest expense	(122,179)	(1.6)%	(103,663)	(1.2)%	(18,516)	(17.9)%
Other income, net	157,035	2.1%	99,180	1.1%	57,855	(58.3)%
Total other income (expense), net	34,856	0.5%	(4,483)	(0.1)%	39,339	(877.5)%

Income before provision for income taxes	1,129,253	15.1%	1,879,383	21.6%	(750,130)	(39.9)%

Provision for income taxes	382,814	5.1%	462,889	5.3%	(80,075)	(17.3)%

Net income	746,439	10.0%	1,416,494	16.3%	(670,055)	(47.3)%
Net (loss) attributable to non-controlling interest	(1,521)	0.0%	(1,284)	(0.1)%	(237)	18.5%
Net income attributable to ordinary shareholders	$747,960	10.0%	$1,417,778	16.3%	$(669,818)	(47.2)%

Revenues

Currently, we have two types of revenue streams derived from our services: project sales and retail sales. Total revenue for the six months ended December 31, 2021 decreased by $1,185,367, or 13.7%, to $7,475,761 for the six months ended December 31, 2021 from $8,661,128 for the same period in 2020. The decrease in our revenues was primarily attributable to the decrease in the revenue generated from project sales.

The following table sets forth the breakdown of our revenues for the six months ended December 31, 2021 and 2020:

	For the Six Months Ended December 31,
	2021		2020		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount	%
Project revenues	$7,335,186	98.1%	$8,454,419	97.6%	$(1,119,233)	(13.2)%
Retail revenues	140,575	1.9%	206,709	2.4%	(66,134)	(32.0)%
Total	$7,475,761	100.0%	$8,661,128	100.0%	$(1,185,367)	(13.7)%

Revenues from project sales. Revenues from project sales accounted for 98.1% and 97.6% of our total revenues for the six months ended December 31, 2021 and 2020, respectively. Revenue for project sales decreased by $1,119,233 or 13.2% to $7,335,186 for the six months ended December 31, 2021 from $8,454,419 for the same period in 2020. The decrease was primarily due to: the Company’s customers are mainly public institutions, hotels, schools, and hospitals. These customers delayed their procurement plans because of the outbreak of COVID-19 again in Jiangsu in the third quarter of 2021. These customers’ businesses recovered in the fourth quarter of 2021 and restarted their procurement plans. Therefore, project revenue decreased significantly compared to 2020.

Revenues from retail sales. Revenues from retail sales accounted for 1.9% and 2.4% of our total revenues for the six months ended December 31, 2021 and 2020, respectively. Revenues from retail sales decreased by $66,134 or 32% to $140,575   for the six months ended December 31, 2021 from $206,709 for the same period in 2020.

Cost of Revenues

The following table sets forth the breakdown of our cost of revenue for the six months ended December 31, 2021 and 2020:

	For the Six Months Ended December 31,
	2021		2020		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount	%
Project cost	$4,902,785	98.5%	$5,227,465	97.0%	$(324,680)	(6.2)%
Retail cost	75,922	1.5%	159,527	3.0%	(83,605)	(52.4)%
Total	$4,978,707	100.0%	$5,386,992	100.0%	$(408,285)	(7.6)%

Cost of project sales decreased by $324,680, or 6.2%, to $4,902,785 for the six months ended December 31, 2021 from $5,227,465 for the same period in 2020, which was mainly due to the decrease in revenue in 2021 decreased by 13.2% compared to 2020, mainly due to the decrease of the project sales revenue.

Cost of retail sales decreased by $83,605 or 52.4% to $75,922 for the six months ended December 31, 2021 from $159,527 for the same period in 2020.

Gross Profit

Total gross profit was $2,497,054 for the six months ended December 31, 2021, a decrease of $777,082, from $3,274,136 for the same period in 2020. Gross profit margin decreased by 4.4%, to 33.4% for the six months ended December 31, 2021, from 37.8% for the same period in 2020, principally due to the increases in the price of raw materials and the increase in labor cost.

Our gross profit and gross margin by revenue types were as follows:

	For the Six Months Ended December 31,
	2021		2020		Variance
	Gross profit (Unaudited)	Margin %	Gross profit (Unaudited)	Margin %	Gross profit	Margin %
Project revenues	$2,432,401	33.2%	$3,226,954	38.2%	$(794,553)	(5.0)%
Retail revenues	64,653	46.0%	47,182	22.8%	17,471	23.2%
Total	$2,497,054	33.4%	$3,274,136	37.8%	$(777,082)	(4.4)%

Gross profit for project sales decreased by $794,553 to $2,432,401 for the six months ended December 31,2021, as compared to $3,226,954 for the same period in 2020. The decrease in gross profit was due to the decrease in revenue. Gross profit margin decreased by 5%, to 33.2% for the six months ended December 31, 2021, from 38.2% for the same period in 2020.

Gross profit for retail sales increased to $64,653 for the six months ended December 31, 2021 from $47,182 for the same period in 2020. Gross profit margin increased by 23.2%, to 46.0% for the six months ended December 31, 2021, from 22.8% for the same period in 2020. The company adjusted its sales strategy in 2021, reduced the proportion of retail revenue and tended to sell products with high gross profit margin.

Operating Expenses

	For the Six Months Ended December 31,
	2021		2020		Variance
	Amount (Unaudited)%		Amount (Unaudited)%		Amount	%
Selling expenses	$393,126	28.0%	$412,429	29.7%	$(19,303)	(4.7)%
General and administrative expenses	1,009,741	72.0%	940,180	67.6%	69,561	7.4%
(Reduction of) provision for bad debt expenses	(210)	0.0%	37,661	2.7%	(37,871)	(100.6)%
Total operating expenses	$1,402,657	100.0%	$1,390,270	100.0%	$12,387	(97.9)%

Selling Expenses

Selling expenses were $393,126 for the six months ended December 31, 2021, a decrease of $19,303, or 4.7%, from $412,429 for the same period in 2020. The net decrease was mainly due to: a) kitchen equipment freight decreased by $106,253; b) Expenses incurred in the bidding process, including registration fees, bidding document preparation fees and bid winning service fees decreased by $59,458; net of c) business service fees increased by $61,512; d) employee compensation increased by $39,695; and e) design fees increased by $38,852.

General and Administrative Expenses

Our general and administrative expenses were $1,009,741 for the six months ended December 31, 2021, an increase of $ 69,561 or 7.4%, from $ 940,180 for the same period in 2020. The net increase was mainly due to: a) consulting services increased by $78,454; b) other taxes and expenses increased by $33,599; net of c) employee compensation decreased by $ 25,706; and e) travel expenses decreased by $18,806.

(Reduction of) provision for bad debt expenses

Our bad debt expenses were reduced by $210   for the six months ended December 31, 2021, a decrease of $37,871 or 100.6%, from $37,661 for the same period in 2020. The decrease was mainly due to a decrease in the amount of accounts receivable that was not recovered after the warranty period.

Other income (expense)

Interest expense

Interest expense increased by $18,516, or 17.9%, to $ 122,179 for the six months ended December 31, 2021, from $ 103,663 for the same period in 2020, which was due to increase in total loans in 2021 compared to 2020.

Other income, net

Other income, net increased by $57,855, or 17.8%, to $157,035 for the six months ended December 31, 2021, from $99,180 for the same period in 2020, which was due to increased maintenance revenue and waste sales revenue in 2021 compared to 2020.

Provision for Income Taxes

Our provision for income taxes was $382,814 for the six months ended December 31, 2021, a decrease of $80,075, or 17.3% from $462,889 for the same period in 2020. The decrease was mainly due to the decrease in taxable income.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied for HNTE status in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% beginning December 2016 and is able to enjoy the reduced income tax rate until December 2022. For the six months ended December 31, 2021 and 2020, our effective tax rates are 33.9% and 24.6%, respectively.

Net Income

As a result of the foregoing, our net income for the six months ended December 31, 2021 and 2020 was $ 746,439 and $1,416,494, respectively.

Net (loss) attributable to non-controlling interest

Non-controlling interests are recognized to reflect the portion of net income that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively. The net loss attributable to non-controlling interest was $1,521 and $1,284   for the six months ended December 31, 2021 and 2020, respectively.

Net income attributable to ordinary shareholders

Net income attributable to the Company’s ordinary shareholders decreased by $669,818, or 47.2% from $1,417,778 for the six months ended December 31, 2020, to net income of $747,960 for the six months ended December 31, 2021.

Comparison of Results of Operations for the Years Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the years ended June 30, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended June 30,
	2021		2020		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues	$15,901,943	100.0%	$9,992,781	100.0%	$5,909,162	59.1%
Cost of revenues	(9,309,809)	(58.5)%	(5,809,647)	(58.1)%	(3,500,162)	60.2%
Gross profit	6,592,134	41.5%	4,183,134	41.9%	2,409,000	57.6%

Operating expenses:
Selling expenses	678,609	4.3%	616,528	6.2%	62,081	10.1%
General and administrative expenses	2,178,502	13.7%	1,792,606	17.9%	385,896	21.5%
Provision for doubtful accounts	97,062	0.6%	37,249	0.4%	59,813	160.6%
Total operating expenses	2,954,173	18.6%	2,446,383	24.5%	507,790	20.8%

Income from operations	3,637,961	22.9%	1,736,751	17.4%	1,901,210	109.5%

Other income (expense):
Interest expense	(203,542)	(1.3)%	(217,181)	(2.2)%	13,639	(6.3)%
Other income, net	143,029	0.9%	174,106	1.7%	(31,077)	(17.8)%
Total other (expense), net	(60,513)	(0.4)%	(43,075)	(0.5)%	(17,438)	40.5%

Income before provision for income taxes	3,648,623	22.5%	1,693,676	16.9%	1,883,772	111.2%

Provision for income taxes	918,984	5.8%	465,761	4.7%	453,223	97.3%

Net income	2,658,464	16.7%	1,227,915	12.2%	1,430,549	116.5%
Net income attributable to non-controlling interest	(3,838)	0.0%	(16,369)	(0.2)%	12,531	(76.6)%
Net income attributable to ordinary shareholders	$2,662,302	16.7%	$1,244,284	12.4	$1,418,018	114.0%

Revenues

Currently, we have two types of revenue streams derived from our two major services: project sales and retail sales. Total revenue for the year ended June 30, 2021 increased by $5,909,162, or 59.1%, to $15,901,943 from $9,992,781 for the same period in 2020. The increase in our revenues was primarily attributable to the increase in the revenue generated from project sales.

The following table sets forth the breakdown of our revenues for the years ended June 30, 2021, and 2020:

	For the Years Ended June 30,
	2021		2020		Variance
	Amount	%	Amount	%	Amount	%
Project revenues	$15,586,417	98.0%	$9,684,641	96.9%	$5,901,776	60.9%
Retail revenues	315,526	2.0%	308,140	3.1%	7,386	2.4%
Total	$15,901,943	100.0%	$9,992,781	100.0%	$5,909,162	59.1%

Revenues from project sales. Revenues from project sales accounted for 98% and 96.9% of our total revenues for the year ended June 30, 2021 and 2020, respectively. Revenue for project sales increased by $5,901,776 or 60.9% to $15,586,417 for the year ended June 30, 2021 from $9,684,641 for the same period in 2020. The increase was mainly due to: 1) The Company’s customers are mainly public institutions, hotels, schools, and hospitals. These customers delayed their procurement plans because of the COVID-19 outbreak in 2020. These customers’ businesses recovered in 2021 and restarted their procurement plans. Therefore, project revenue increased significantly compared to 2020, and 2) As the Company’s products and services continued to be provided, its brand awareness also increased leading to an expansion of the Company’s business.

Revenues from retail sales. Revenues from retail sales accounted for 2.0% and 3.1% of our total revenues for the year ended June 30, 2021 and 2020, respectively. Revenues from retail sales slightly increased by $7,386 or 2.4% to $315,516 for the year ended June 30, 2021 from $308,140 for the same period in 2020.

Cost of Revenues

The following table sets forth the breakdown of our cost of revenue for the years ended June 30, 2021 and 2020:

	For the Years Ended June 30,
	2021		2020		Variance
	Amount	%	Amount	%	Amount	%
Project cost	$9,079,467	97.5%	$5,659,415	97.4%	$3,420,052	60.4%
Retail cost	230,342	2.5%	150,232	2.6%	80,110	53.3%
Total	$9,309,809	100.0%	$5,809,647	100.00%	$3,500,162	60.2%

Cost of project sales increased by $3,402,052, or 60.4%, to $9,079,467 for the year ended June 30, 2021 from $5,659,415 for the same period in 2020, which was mainly due to the revenue in 2021 increased by 60.9% compared to 2020, mainly due to the increase of the project sales revenue.

Cost of retail sales increased by $80,110 or 53.3% to $230,342 for the year ended June 30, 2021 from $150,232 for the same period in 2020.

Gross Profit

Total gross profit was $6,592,134 for the year ended June 30, 2021, an increase of $2,409,000, from $4,183,134 for the same period in 2020. Gross profit margin decreased by 0.4%, to 41.5% for the year ended June 30, 2021, from 41.9% for the same period in 2020, principally due to increases in the price of raw materials.

Our gross profit and gross margin by revenue types were as follows:

	For the Years Ended June 30,
	2021		2020		Variance
	Gross profit	Margin %	Gross profit	Margin %	Gross profit	Margin %
Project revenues	$6,506,950	41.7%	$4,025,226	41.6%	$2,481,724	0.1%
Retail revenues	85,184	27.0%	157,908	51.2%	(72,724)	(24.2)%
Total	$6,592,134	41.5%	$4,183,134	41.9%	$2,409,000	(0.4)%

Gross profit for project sales increased by $2,481,724 to $6,506,950 for the year ended June 30, 2021, as compared to $4,025,226 for the same period in 2020. The increase in gross profit was due to the increase in revenue. Gross profit margin increased by 0.1%, to 41.7% for the year ended June 30, 2021, from 41.6% for the same period in 2020.

Gross profit for retail sale decreased to $85,184 for the year ended June 30, 2021 from $157,908 for the same period in 2020. Gross profit margin decreased by 24.2%, to 27.0% for the year ended June 30, 2021, from 51.2% for the same period in 2020.

Operating Expenses

	For the Years Ended June 30
	2021		2020		Variance
	Amount	%	Amount	%	Amount	%
Selling expenses	$678,609	23.0%	$616,528	25.2%	$62,081	10.1%
General and administrative expenses	2,178,502	73.7%	1,792,606	73.3%	385,896	21.5%
Bad debt expense	97,062	3.3%	37,249	1.5%	59,813	160.6%
Total operating expenses	$2,954,173	100.0%	$2,446,383	100.0%	$507,790	192.2%

Selling Expenses

Selling expenses were $678,609 for the year ended June 30, 2021, an increase of $62,081, or 10.1%, from $616,528 for the same period in 2020. The main reason for the increase is the increase in kitchen equipment freight by $89,535, and partially offset by a reduction of $17,831 in   employee compensation.

General and Administrative Expenses

Our general and administrative expenses were $2,178,502 for the year ended June 30, 2021, an increase of $385,896 or 21.5%, from $1,792,606 for the same period in 2020. The increase was mainly due to: a) the increase in business entertainment expenses of $188,886; b) employee compensation increased by $43,097; c) depreciation expense increased by $76,529; and e) consulting services increased by $63,274.

Bad Debt Expense

Our bad debt expenses were $97,062 for the year ended June 30, 2021, an increase of $59,813 or 160.6%, from $37,249 for the same period in 2020. The increase was mainly due to an increase in the amount of accounts receivable that was not recovered after the warranty period.

Other income (expense)

Interest expense

Interest expenses decreased by $13,639, or 6.3%, to $203,542 for the year ended June 30, 2021, from $217,181 for the same period in 2020, which was due to lower interest rates in 2021 compared to 2020.

Other income, net

Other income, net decreased by $31,077, or 17.8%, to $143,029 for the year ended June 30, 2021, from $174,106 for the same period in 2020, which was due to lower waste sales revenue and maintenance revenue   in 2021 compared to 2020.

Provision for Income Taxes

Our provision for income taxes was $918,984 for the year ended June 30, 2021, an increase of $453,223, or 97.3% from $465,761 for the same period in 2020. The increase was mainly due to the increase of $461,022 of current income tax provision and net of deferred income taxes of $7,799.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied for HNTE status in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% beginning December 2016 and is able to enjoy the reduced income tax rate until December 2022. For the year ended June 30, 2021 and 2020, our effective tax rates are 25.7% and 27.5%, respectively.

Net Income

As a result of the foregoing, our net income for the year ended June 30, 2021 and 2020, was $2,658,464 and $1,227,915, respectively.

Net income attributable to non-controlling interest

Non-controlling interests are recognized to reflect the portion of net income that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively. Net income attributable to non-controlling interest was $(3,838) and $(16,369) for the years ended June 30, 2021 and 2020, respectively.

Net income attributable to Ordinary shareholders

Net income attributable to Li Bang International Corporation Inc. increased by $1,418,018, or 114.0% from $1,244,284 for the year ended June 30, 2020, to net income $2,662,302 for the year ended June 30, 2021.

Liquidity and Capital Resources

We are a holding company incorporated in the Cayman Islands. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries in China. If our subsidiaries in China incur debt on their behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. Our subsidiaries in China may also allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2021, and June 30, 2021, we had cash in the amount of $85,787 and $104,843, respectively. All the cash as of December 31, 2021, was held by our subsidiaries in China with banks and financial institutions inside China. We did not have any other short-term investments. Our current assets were $13,925,482 and $10,717,417 as of December 31, 2021 and June 30, 2021, respectively. Our current liabilities were $14,440,233 and $11,189,803 as of December 31, 2021 and June 30, 2021, respectively. Our current ratios as of December 31, 2021 and June 30, 2021 were 0.96:1 and 0.96:1, respectively. Total shareholders’ equity as of December 31, 2021 and June 30, 2021 was $5,595,497 and $5,706,427, respectively.

As of June 30, 2021, and 2020, we had cash in the amount of $104,843 and $140,375, respectively. All the cash as of June 30, 2021, was held by our subsidiaries in China with banks and financial institutions inside China. We did not have any other short-term investments. Our current assets were $10,717,417 and $10,608,456 as of June 30, 2021, and 2020, respectively. Our current liabilities were $11,189,803 and $13,295,981 as of June 30, 2021, and 2020, respectively. Our current ratios as of June 30, 2021, and 2020 are 0.96:1 and 0.80:1, respectively. Total shareholders’ equity as of June 30, 2021, and 2020 was $5,720,154 and $2,664,403, respectively.

We have historically funded our working capital needs from operations, loans from related parties, loans from banks, and capital contributions from shareholders. Presently, our principal sources of liquidity are generated from our operations and bank loans. Our working capital requirements are influenced by the level of our operations and the timing of accounts receivable collections.

Our capital needs include our daily working capital needs and capital needs to finance the development of our business. With the uncertainty of the current market and the impact of the COVID-19 pandemic, our management believes it is necessary to enhance collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our management is confident that the Company’s accounts receivable and other receivables are collectable.

We may also raise additional capital through public offerings or private placements to finance our business development and to consummate any merger or acquisition, if necessary. Such transfer of funds from Li Bang International or any of our offshore subsidiaries to our PRC subsidiaries is subject to the PRC regulatory restrictions and procedures: (i) the capital increase of the existing PRC subsidiaries and establishment of new PRC subsidiaries must be either filed with or approved by MOFCOM or its local counterparts depending on whether the business of the PRC subsidiary is subject to restrictions with respect to foreign investment under the PRC law, and registered with local banks authorized by SAFE; and (ii) loans to any of our PRC subsidiaries must not exceed the statutory limits and must be filed with SAFE. See “Risk Factors—Risks Related to Doing Business in PRC—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Cash Flows Analysis

Six Months Ended December 31, 2021 Compared to Six Months Ended December 31, 2020

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months Ended December 31,
	2021 (Unaudited)	2020 (Unaudited)
Net cash (used in) provided by operating activities	(772,667)	454,910
Net cash (used in) investing activities	(5,554)	(126,162)
Net cash provided by (used in) financing activities	757,958	(791,319)
Effect of foreign exchange rate on cash	10,380	37,087
Net (decrease) in cash	(9,883)	(425,484)
Cash at the beginning of the period	95,670	643,168
Cash at the end of the period	85,787	217,684

Operating Activities

Net cash used in operating activities amounted to $772,667 for the six months ended December 31, 2021. It was primarily due to a) net income of $746,439, adjusted by depreciation and amortization of $269,941; b) increase in accounts receivable of $3,118,886; c) increase in advances to suppliers of $1,747,253; d) decrease in inventories of $1,280,739; e) decrease in accounts payable of $858,543; f) increase in advance from customers of $653,243; and g) increase in taxes payable of $ 863,848.

Net cash provided by operating activities amounted to $454,910 for the six months ended December 31, 2020. It was primarily due to a) net income of $1,416,494, adjusted by depreciation and amortization of $257,125; b) increase in accounts receivable of $872,929; c) decrease in inventories of $1,513,061; d) decrease in accounts payable of $ 283,231; e) increase in advance from customers of $3,130,135; and e) increase in taxes payable of $503,574.

Investing Activities

Net cash used in investing activities amounted to $5,554 and $126,162 for the six months ended December 31, 2021 and 2020, respectively. It was primarily due to the purchase of property and equipment of $5,554 and $126,162 for the six months ended December 31, 2021 and 2020, respectively.

Financing Activities

Net cash provided by financing activities was $757,958 for the six months ended December 31, 2021. During fiscal year 2021, we borrowed approximately $3.6 million in short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, Bank of Jiangsu, Bank of Ningbo and Shenzhen Qianhai Webank, which were offset by the repayment of approximately $2.7 million in principal. In addition, in 2021, the Company paid $80,000 of deferred registration costs.

Net cash used in financing activities was $791,319 for the six months ended December 31, 2020. During the fiscal year 2020, we borrowed approximately $1.5 million from short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, and Bank of Ningbo, which were offset by the repayment of approximately $1.5 million in principal and repayment of $776,554 of bank notes.

Year Ended June 30, 2021 Compared to Year Ended June 30, 2020

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended June 30,
	2021	2020
Net cash provided by operating activities	$539,774	$1,232,738
Net cash used in investing activities	(212,806)	(486,892)
Net cash used in financing activities	(911,823)	(478,467)
Effect of foreign exchange rate on cash and restricted cash	46,530	(13,515)
Net (decrease) increase in cash and restricted cash	(538,325)	253,865
Cash and restricted cash at the beginning of the year	643,168	389,303
Cash and restricted cash at the end of the year	$104,843	$643,168

Operating Activities

Net cash provided by operating activities was $539,774 for the year ended June 30, 2021, primarily consisting of the following:

●	Net income of $2,658,464 for the fiscal year;

●	Adjusted by depreciation and amortization of $535,289, loss on disposal of property and equipment of $6,676, bad debt expense of $97,062, and a deferred income tax credit of $(11,707);

●	An increase in accounts receivable of $1,910,586 due to an increase in credit sales to our customers. Our accounts receivable primarily includes balances due from customers for our project revenue;

●	A decrease in inventory of $1,277,628. The Company’s customers, which are mainly public institutions such as hotels, schools, and hospitals, delayed their procurement plans because of the COVID-19 outbreak in 2020. Our customers’ businesses recovered in 2021 and restarted their procurement plans, resulting in a large reduction of finished products. As the Covid-19 pandemic gradually brought under control in China from the second half of 2020 to the first half of 2021, the Company’s sales gradually normalized, and the age of inventory is shortened. That is the main reason that the inventory turnover days in fiscal year 2021 are shorter than that in 2020.

●	A decrease in accounts payable of $982,412 due to the decrease in procurement in 2021;

●	A decrease in advance from customers of $2,676,066 is due to realization of sales in 2021;

●	An increase in taxes payable of $935,619 for the fiscal year primarily due to increased taxable income for the period.

Net cash provided by operating activities was $1,232,738 for the year ended June 30, 2020, primarily consisting of the following:

●	Net income of $1,227,915 for the fiscal year;

●	Adjusted by depreciation and amortization of $448,130, loss on disposal of property and equipment of $1,107, bad debt expense of $34,865, and a deferred tax credit of $(3,908);

●	An increase in accounts receivable of $1,027,783 due to an increase in credit sales to our customers. Our accounts receivable primarily includes balance due from customers for our project revenue;

●	An increase in inventory of $1,473,096. The Company’s customers, which are mainly public institutions such as hotels, schools, and hospitals, delayed their procurement plans because of the COVID-19 outbreak in 2020. T

●	An increase in advance from customers of $2,372,021 is due to advance collections from new customers in 2020

Investing Activities

Net cash used in investing activities amounted to $212,806 and $486,892 for the year ended June 30, 2021 and 2020, respectively. It was primarily due to the purchase of property and equipment of $212,982 and $514,626 for the year ended June 30, 2021 and 2020, respectively.

Financing Activities

Net cash used in financing activities was $118,208 for the year ended June 30, 2021. During fiscal year 2021, we borrowed approximately $5.3 million in short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, Bank of Jiangsu, Bank of Ningbo and Shenzhen Qianhai Webank, which were offset by the repayment of approximately $5.3 million in principal and repayment of $793,615 of bank notes. In addition, in 2021, the Company paid $142,350 of deferred registration costs.

Net cash used in financing activities was $695,177 for the year ended June 30, 2020. During the fiscal year 2020, we borrowed approximately $3.2 million from short-term bank loans as working capital from Jiangsu Jiangyin Rural Commercial Bank, and Bank of Ningbo, which were offset by the repayment of approximately $3.4 million in principal. We obtained $749,241 in bank notes, which were offset by repayment of $532,531 of bank notes.  On December 31,2019, the board of Wuxi Li Bang declared and paid dividends of $498,590.

Loan Facilities

On December 23, 2019, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 4.5 million (approximately US$635,000), with interest at 4.785%, which matured on December 7, 2020. Huang Jiandong and his wife Dong Qinju used four of their real estate properties as collateral. The loan required that RMB 50,000 (approximately US$7,700) will be repaid each quarter. After the expiration of the contract, Wuxi Li bang and Bank of Jiangsu extended the loan contract. As the maturity date on November 8, 2021, the principal of RMB4.15 million (approximately $650,000) has not been repaid. On November 2, 2021, a loan renewal agreement was signed with Bank of Jiangsu. The renewal period is from November 8, 2021 to September 30, 2022, and the interest rate remains unchanged. As of December 31, 2021, the balance of the loan is RMB4.15 million (approximately US$650,000).

On April 7, 2021, Wuxi Li Bang obtained a working capital loan from the Bank of Ningbo, for RMB 5 million (approximately US$770,000), with interest at 4.85% maturing on April 6, 2022. The loan is guaranteed by Wuxi Li Bang, Huang Jiandong and his wife Dong Qinju. The loan was repaid on April 6, 2022.

During the period from July 1, 2021 to December 31, 2021, Suzhou Deji obtained various short-term online loans from the Shenzhen Qianhai Webank. The total of the short-term loans was RMB 5.05 million (approximately US$790,000), with interest at 14.79%, with an average loan amount of RMB 1 million (approximately US$150,000) and various terms of one to four months. As of December 31, 2021, Suzhou Deji had borrowed a total of RMB 1 million (approximately US$154,800) which was subsequently repaid in January 2022.

On November 11, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 12 million (approximately US$1.88 million), with interest at 5.5% maturing on November 10, 2022. Wuxi Li Bang used real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. This collateral was valued at RMB 20 million. The loan is not in default as of the date of this prospectus.

On November 11, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 3 million (approximately US$470,000), with interest at 5.5% maturing on November 10, 2022. Wuxi Li Bang uses real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. This collateral was valued at RMB 20 million. Huang Feng provided a guarantee for this loan. The loan is not in default as of the date of this prospectus.

On November 16, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 3 million (approximately US$470,000), with interest at 6.5% maturing on November 15, 2022. Wuxi Li Bang uses real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. This collateral was valued at RMB 20 million. Huang Feng provided a guarantee for this loan. The loan is not in default as of the date of this prospectus.

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims, and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not currently considered to be material to the consolidated financial statements.

Contractual Obligations

The Company leases certain office premises and apartments in Suzhou, Nanjing and Yangzhou for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments amount to approximately $15,538 for the twelve months ending December 31, 2022.

The Company leases certain office premises and apartments in Suzhou, Nanjing and Yangzhou for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments amount to approximately $9,125 for the twelve months ending June 30, 2022.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Management Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, costs and expenses, and any related disclosures. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates as a result of changes in our estimates. Some of our accounting policies require higher degrees of judgment than others in their application.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

(a)	Accounts receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, the customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

In accordance with FASB ASC 210-10-45, the non-current accounts receivable represents the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period stipulated in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year time period as the basis for the separation of current and non-current accounts receivable.

(b)	Revenue recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs including installation; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. In the event the Company receives an advance from a customer, such advance is recorded as a liability as “Advances from customers.”

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The customer issues a product check and acceptance document after checking the quantity and quality of the products received. Revenue is recognized when the Company receives the confirmation of product acceptance. Revenues are recorded net of value-added tax, discounts and surcharges and allowance for returns.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within a five-day timeframe and are inseparable from project sales. The detailed mechanical plans, electrical design, and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under ASC 606 until the point in time when the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occur without a contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the salesperson. In addition, there are customers who come directly to the factory to purchase products directly. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes, discounts and surcharges, and allowance for returns.

(c)	Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the six months ended December 31, 2021 and 2020 and the years ended June 30, 2021 and 2020. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for net deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods, and income tax disclosures. There were no material uncertain tax positions as of December 31, 2021 and June 30, 2021.

(d)	Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company is still evaluating the impact of this accounting standard on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this ASU on July 1, 2022 and the adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. The amendments in this Update should be applied retrospectively. The adoption of this new standard will have no significant impact on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of Income and comprehensive income and cash flows.

BUSINESS

Overview

Li Bang International Corporation Inc. (“Li Bang International”, “the Company”, “we”, “us”, “our” and similar terms) was incorporated in the Cayman Islands on July 8, 2021. We conduct all of our operations in China through our Operating Subsidiaries in China. The main business of our Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under our own “Libang” brand. Additionally, our Operating Subsidiaries provide customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

Our production plant in China is more than 10,000 square meters. We use modern production facilities and state-of-the-art procedures. Furthermore, as a new technology enterprise in Jiangsu Province, we fall within the scope of advanced technology enterprises that benefit from key national support for residential companies that employ continuous R&D activities and transformational technical achievements to form core independent intellectual property rights. On this basis, we carry out our business activities within the PRC and enjoy the advantage of a 15% preferential corporate income tax rate for companies that have been registered for more than one year. Our Company approaches technology R&D as the keystone principle to obtain new national invention patents, utility model patents, and for passing a number of system certifications. We have earned a great reputation in the industry by having our products featured in the Government Energy-Saving Equipment Catalog. The future of R&D in the manufacturing sector of commercial kitchen appliance equipment will trend toward automation, scale, service integration, intelligence, energy conservation, and environmental protection, and we expect our market prospects will be broader.

Our Operating Subsidiaries mainly undertake projects of middle- and high-end customer groups by bidding on contracts. Our customer base consists of international hotels, companies, public institutions, educational institutions, hospitals, and other facilities. Our Operating Subsidiaries provide customized design solutions for different types of customer groups. In addition, our Operating Subsidiaries have the qualification certificate of professional engineering construction and installation so that our Operating Subsidiaries can provide independent installation services.

Our Operating Subsidiaries sell products and provide services under our own “Li Bang” brand, and our income comes from these sales, of which installation and after-sales services do not separately generate revenue. Our Operating Subsidiaries have established sustainable business relationships with clients in Shanghai, Jiangsu and Zhejiang by setting up branches and subsidiaries to provide after-sales services for local projects. In addition, Our Operating Subsidiaries are also actively building our sales network and client base in Shenzhen and Beijing, the sixth and second largest cities in China, respectively.

At the same time, Our Operating Subsidiaries always pay special attention to the extension of services after the delivery of commercial kitchen equipment with our existing clients. Our Operating Subsidiaries vigorously promote our after-sales service module, providing technical consultation, training and guidance, post-sale upgrades, and other comprehensive supporting services to increase customer loyalty. The reputation we foster by doing so is conducive to enlarging our client base through gaining new customers.

Our Operating Subsidiaries are committed to making innovative and high-quality kitchen appliance products, and our Operating Subsidiaries are striving to become a first-class commercial kitchen appliance manufacturer in China. Our goal is to develop into a household name brand synonymous with the products we manufacture.

Competition

The market for commercial kitchen appliances continues to evolve and is highly competitive. We experience competition and expect this competitive environment to continue. Our Operating Subsidiaries encounter direct competition from numerous other commercial kitchen appliances companies in the areas of the Yangtze River Delta. These competitors include Shanghai Jiuzong Restaurant Equipment Co., Ltd., Shanghai Dingda Stainless Steel Kitchen Equipment Manufacturing Co., Ltd., Hangzhou Jiulong Kitchenware Manufacturing Co., Ltd., Hangzhou Zhongxin Stainless Steel Products Co., Ltd., Wuxi Jinda Kitchen Equipment Co., Ltd., Nanjing Guanglong Kitchen Equipment and Engineering Co., Ltd., Yangzhou Hainiu Kictchen Equipment Co., Ltd., and Nanjing Huayi Hotel Equipment Manufacturing Engineering Co., Ltd.

Industry Orientation

Commercial kitchen appliance is the collective term for kitchen appliance or cooking equipment and tools designed for commercial use. It refers to the large kitchen equipment used in hotels, colleges and universities, and staff canteens. This category generally includes cooking or heating equipment and processing equipment as well as supporting ventilation equipment, fume emission equipment, and so on.

With the development of China’s domestic economy and changes in residents’ consumption, the development space for commercial kitchen appliance is growing. Calculated based on the annual growth rate, the total industrial output value of China’s commercial kitchen appliance industry in 2019 was RMB 77.892 billion (approximately US$12.06 billion), while the number in 2020 was RMB 78.341 billion (approximately US$12.14 billion), with an increase of 0.6%  compared with the same period in 2019. According to China Industry Research Network’s analysis, the industry scale of China’s commercial kitchen appliance market is expected to reach about RMB 92.605 billion (approximatelyUS$14.33 billion) by 2022. The Forecast and Investment Strategy Report of China’s Commercial Kitchen appliance Market (2019) released by LM Information Consultant Company, commercial kitchen appliance is mainly consumed in developed provinces and cities like Beijing, Zhejiang, Guangdong, Jiangsu, Shanghai, Shandong, and so on.

Development Trends in the Industry

The commercial kitchen appliance market is expanding

With rapid economic development, the hotel and catering industry has witnessed rapid growth. Their continued rapid growth has worked to expand the market for commercial kitchen appliances. According to the National Bureau of Statistics, the hotel and catering industry saw the highest GDP growth: 19.4% in the third quarter of 2021 compared with the same period the year before.

The major consumer groups of the commercial kitchen appliance industry attach importance to individualized products and have relatively high requirements for product quality and craft design. To compete in this industry, businesses must always understand the latest market consumption demand, pursue their own innovations and development, and provide more diversified, humanized, intelligent products and services.

Brand services speed up enterprise development

Answering the question of how to market the brand services of traditional kitchen equipment enterprises is key to our development. By reflecting differentiation in brand services and consistently satisfying user experience will have the effect of establishing a strong brand. Market expansion provides both an opportunity and challenge for current kitchen equipment companies. Optimizing the product mix to make more beautiful, fashionable, environmentally friendly, and energy-saving products are key to our further long-term development.

Company Structure

The following chart shows our corporate structure as of the date of this prospectus, including our majority-owned subsidiaries:

Li Bang International was incorporated on July 8, 2021, under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, of which 17,000,000 ordinary shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. The registered office of the Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Island.

Our Subsidiaries

Li Bang HK was incorporated on July 26, 2021 under the laws of Hong Kong. Li Bang HK is a wholly owned subsidiary of Li Bang International. It is a holding company and is not actively engaging in any business.

Li Bang WFOE was incorporated on August 18, 2021 under the laws of the PRC. Li Bang WFOE is a wholly owned subsidiary of Li Bang HK and is not actively engaging in any business.

Suzhou Deji was incorporated on April 8, 2010 under the laws of the PRC. Suzhou Deji is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Wuxi Li Bang was incorporated on May 18, 2007 under the laws of the PRC. Wuxi Li Bang is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Li Bang Kitchen Appliance was incorporated on March 22, 2019 under the laws of the PRC. Li Bang Kitchen Appliance is a wholly owned subsidiary of Li Bang WFOE and is our operating entity.

Yangzhou Bangshijie was incorporated on December 2, 2019 under the laws of the PRC. Yangzhou Bangshijie is a majority-owned subsidiary of Li Bang Kitchen Appliance.

Nanjing Bangshijie was incorporated on November 25, 2015 under the laws of the PRC. Nanjing Bangshijie is a majority-owned subsidiary of Li Bang Kitchen Appliance.

Our Products and Services

Our Operating Subsidiaries independently research, develop and produce stainless commercial kitchen appliances that includes complete sets of kitchen equipment, cooking machinery, food machinery, hotel supplies, kitchen accessories, and so on. At the same time, our Operating Subsidiaries provide comprehensive services from early-stage design of commercial kitchen appliances to equipment installation and after-sales maintenance.

Our products

Our Operating Subsidiaries offer a range of commercial kitchen accessories covering steaming, cooking, baking, frying, disinfection, conditioning, refrigeration, and so on, in 13 series with more than 80 varieties, as well as stainless steel kitchen equipment, cooking and food preparation instruments, hotel supplies, and kitchen appliance accessories of more than 300 varieties. These products are used by a wide variety of customers such as governments, businesses, and public institutions. Additionally, our Operating Subsidiaries customize special products according to any customer’s project needs. Our main products are categorized as follows:

Cookers

Our cookers include stoves, stir-fry stoves, steaming cabinets, and soup pots which are being used in all kinds of commercial kitchens. Our products are certified by China Quality Certification Center CQC for energy efficiency, environmental protection, and safety, and meet all food contact standards. Our energy-saving steam cabinets and energy-saving gas steam rice boxes were certified as high-tech products by the Jiangsu Provincial Department of Science and Technology in 2017 and 2016, respectively.

At present, our core products under production are:

●

Intelligent stoves made of stainless-steel board that can be utilized in large catering enterprises, the food processing industry, and canteens of various scales. They are equipped with intelligent controllers and displays. With soft key ignition (to turn on by clicking on the display button to select fire, the cooking process can be controlled by the system automatically after parameters are set) and a multi-position magnetic switch that controls the import of fire and fan and proportional valve, full and stable combustion can be ensured, and the requirements proposed by the national quality supervision and inspection center on product thermal efficiency can be met. Our electromagnetic stoves have been equipped with high-power core sets with fault alarm function. Furthermore, fan operation, gas leakage, ignition, and main-board temperature can be displayed in real time on the display.

●

Intelligent pressure cookers and intelligent soup cookers are widely used in catering, food processing and other fields. When designing these products, our R&D team pays attention to the pressure sensor, touch screen, liquid level probe, safety valve, and other intelligent components. Our products have one-button releasing and reset functions, with no need for manual operation. In addition, users can set the cooking time and firepower with the touch screen, which can improve product safety, environmental performance, and convenience of operation for catering industry users.

Fume Emission and Fresh Air Supply Pipe Systems

Fume emission and fresh air supply pipe systems include a fume purifier, fume hood, gas collection hood and other products. Our oil smoke purification all-in-one equipment obtained the CEP certification of China environmental protection products in 2020 and is in line with the technical requirements of the catering industry for equipment. The fume hood, the purification system and ventilation system are integrated into one piece of equipment to deliver such system functions as fume filtration with negative pressure, particle absorption, and fume discharge, to solve the fume problem in kitchens and clean the kitchen environment.

Our products are suitable for all kinds of commercial kitchens of various scale with such advantages as flexible structure, energy efficiency, efficient purification, simple maintenance, and so on, and conform to the national industry standards for fume purification.

Other Products

Another core product is our waste processor. Integrated with a crushing system, transmission system, dehydration system, and detection system, and equipped with a shell and frame made of food grade stainless steel, this product is suitable for all kinds of canteen kitchens for crushing and dewatering kitchens waste. The advantages of this product are the centrifugal grinder, the vacuum flexible suction and drainage pump, the drum centrifugal dehydration, the detection system, and other functions that are independently developed by our Company. Connected to the oil and water separator, our product can also effectively alleviate the environmental problems caused by large amounts of kitchen waste.

Other core products include dining vans, stainless steel grease traps, kitchen waste processors, and plate recycling lines.

Manufacturing Process

Production

Our Operating Subsidiaries have a production base of more than 10,000 square meters in Jiangyin with modern production facilities and mature and scientific operation procedures.

Our Operating Subsidiaries have adopted a production model of determining production based on sales and keeping appropriate inventory; that is, our Operating Subsidiaries make production plans and purchase raw materials and supporting parts according to customer needs, and carry out production according to the Company’s internal control and planning process. Our commerce department is responsible for contact with customers. After obtaining the bid-winning notice, our Operating Subsidiaries send the quote and drawings to our design department. The design department makes 3D autocad drawings according to the above-mentioned bid-winning documents, and the purchasing department obtains the relevant information needed to purchase parts and equipment. The production department then makes the production plan according to the delivery date, quantity, model, and other requirements and the supply department makes the necessary purchases accordingly. Finally, the production department organizes and arranges for the production and finishes the production within the planned period.

The warranty period of our products is 1 to 5 years, depending on the contracts signed with our customers. Our Operating Subsidiaries accept product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. Due to our strict product quality control process, there have been no quality disputes, claims, or lawsuits caused by quality problems.

Research & Development

After years of development, our Operating Subsidiaries have accumulated a technical know-how for products such as stoves, stockpots, and waste processors. Our Operating Subsidiaries are highly skilled at efficiently transferring technological achievements from one area to another and integrating them into the industrial production of our products. The independent programming capacity of our R&D team has allowed us to develop a cloud-based remote monitoring and operating system. The system can be connected with a smartphone app and show users the equipment conditions in real time. Our intelligent system provides our advantage over domestic competitors in that our intelligent stoves monitor gas leakage, stove fire, fan running, and failure conditions, and allow users to proactively address issues before they become problems. While at a base level, users can turn their soup pots and pressure cookers on or off through their phones, large volume users can remotely monitor gas leakage and internal pressure, monitor fume emissions remotely with our Fume Purification machines, and remotely operate our waste processors whiling seeing waste volume and the dehydration process in real time.

Our services

Design and Installation

Our Operating Subsidiaries are dedicated to providing top-line commercial kitchen appliances for governments, enterprises, public institutions, schools, hospitals and hotels. During the planning process for kitchen design and construction, our Operating Subsidiaries customize personalized solutions for each individual kitchen according to factors such as catering use and business scope, cuisine and diet structure, construction scale, investment status, property leasing status, building structure, environmental protection, energy conservation and emissions reduction, working process, use efficiency, kitchen equipment selection, food hygiene, epidemic prevention, and production-related laws and regulations.

In the early stages of a project, our Operating Subsidiaries will conduct a demand analysis to learn about the type of project and the customer’s investment intentions and operation and managerial requirements. Using the materials provided by the customer and their kitchen standards, our Operating Subsidiaries will take into consideration cultural aspects of local food and discuss with the customer the demands and processes for the kitchen facility and related equipment, and, through this, provide a complete kitchen concept design. According to the audit and the framework determined for the kitchen, our Operating Subsidiaries will consider energy conservation and emission reduction requirements for design optimization, provide a technical process and equipment configuration plan for each kitchen function room, and assist customers in passing their inspections in accordance with the requirements of local health, epidemic prevention, and environmental protection departments.

After the customer reviews and approves the preliminary design, our Operating Subsidiaries will create a detailed mechanical and electrical graphic design. In this process, our Operating Subsidiaries create and provide a full range of kitchen drawings. Next, after the customer reviews and approves the detailed design, our Operating Subsidiaries will purchase materials according to the requirements for kitchen equipment in the documents and prepare for the installation of energy-saving items according to the construction and design drawings. Upon the completion of their kitchen’s physical construction, our Operating Subsidiaries install the equipment according to agreed-upon plan. Finally, our Operating Subsidiaries test all of the equipment they installed and provide written reports to the customer and organize the relevant operational training to ensure that the customer can master the basic operation and use of the equipment.

After-sales Services

We follow the business principle of “satisfying clients” and the service idea of “meeting customers’ rights and interests” to provide professional and excellent after-sales services for both existing. Our professional after-sales service team can provide on-site installation and maintenance services within 72 hours. According to the contracts, the customers do not have options to purchase this service separately, and this promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon specifications. The after-sales services are not considered a performance obligation and are accounted for as an assurance warranty.  Customers do not need to pay for these services separately. Our service ability has reached the five-star level of the domestic trade standard of “Commodity After-Sales Service Evaluation System.” Given the fact that commercial kitchen appliances are susceptible to natural wear and tear, Our Operating Subsidiaries have presently established branch offices and subsidiaries in Nanjing, Suzhou, Shanghai, Yangzhou for after-sales services. Moving forward, Our Operating Subsidiaries plan to establish an independent after-sales maintenance department specializing in our industry to build a complete after-sales service system. Our Operating Subsidiaries have always been committed to creating advanced and perfected commercial kitchen products with a strict quality control system and an excellent after-sales service system and will continue to do so in the future.

Sales and Marketing

Our Operating Subsidiaries sell commercial kitchen equipment products in China under our own brand “Libang,” and our Operating Subsidiaries undertake projects for medium- and high-end customers mainly by bidding on contracts to provide our services and sell our products.

Our Operating Subsidiaries obtain information about commercial kitchen projects through referrals from national and local design institutes and professional companies. Our Operating Subsidiaries follow local government bidding announcements and participate in bidding under our own name through national public trading and procurement platforms and websites. In addition, large companies and international hotels browse the official procurement platform and select and invite companies with high winning rates to bid. Upon winning a contract through bidding, our Operating Subsidiaries sign procurement contracts with them according to the corresponding bidding process and provide them with a one-stop-shop supporting commercial kitchen products and services.

Our Operating Subsidiaries have established business relationships with more than 120 organizations nationwide, and our customer base includes international hotels, enterprises and institutions, educational institutions, and hospitals. Presently, our clientele includes Duke University Kunshan, Hehai University, Yancheng Marriott Hotel, Shanghai Songjiang Hilton Hotel, and the Shanghai Cancer Hospital.

Our Customers

Due to product specificity, professionalism, and scale of commercial kitchen equipment, it is difficult to access a large volume of customer resources through traditional social networking and e-commerce platforms. In addition, according to the Government Procurement Law of the People’s Republic of China, organizations such as government agencies, schools, hospitals, public enterprises and institutions, can only establish business relationship with us through governmental and open procurement platforms. Potential customers set procurement requirements to attract enterprises to participate in fair competition, and through evaluation by experts, finally select high-quality enterprises with good performance and brand reputation. With successful bidding experience on the procurement platform, we are well-recognized and thus enables us to obtain more customer resources, increase our business volume, improve business performance, and further enhance our brand reputation and market position. China Tendering and Bidding Public Service Platform and Zhongzhao United Bidding and Purchasing Network are the two platforms we often use.

For the six months ended December 31, 2021, and 2020, we had 80 and 81 customers, respectively. For the fiscal years ended June 30, 2021, and 2020, we had 118 and 109 customers, respectively. The approximate proportion of revenue from different customers to our total revenue is as follows:

●	schools and educational institutions: 70%

●	hospitals: 20%

●	hotels: 10%

Since our establishment, our Operating Subsidiaries have developed a good brand reputation in the industry by expanding the market through participating in bidding projects, and our Operating Subsidiaries are also the preferred supplier for high-end hotels in Shanghai and Jiangsu.

Number	Customer Name	% of total revenue for the six months ended December 31, 2021
1	Ningbo Bainian Jiacheng Kitchen Engineering Co., Ltd.	21%
2	Wuxi Forerunner Intelligent Equipment Co., Ltd.	16%
3	Suzhou Industrial Park Education Bureau	6%

Number	Customer Name	% of total revenue for the six months ended December 31, 2020
1	Wuxi Guangdian Real Estate Co., Ltd	21%
2	Suzhou High Tech Zone Zhenzhong Tourism Development Co., Ltd.	12%
3	Kunshan Yangcheng Lake Science Park Co., Ltd.	11%

Number	Customer Name	% of total revenue for the year ended June 30, 2021
1	Wuxi Guangdian Real Estate Co., Ltd.	12%
2	Shanghai Haolong Real Estate Development Co., Ltd.	10%
3	Suzhou Gaoxin Tram Group Co., Ltd.	7%

Number	Customer Name	% of total revenue for the year ended June 30, 2020
1	Nantong Central Innovation Zone Kechuang Industry Development Co., Ltd.	25%
2	Suzhou Taimei Boutique Hotel Co., Ltd.	11%
3	Xuzhou First People’s Hospital	5%

Our Suppliers

Our products are used in commercial kitchen projects. The raw materials of our products are mainly steel plates; some equipment such as meat grinders, vegetable cutters, etc., and some parts such as electric heaters, stove burners, etc., must be purchased externally. Auxiliary production machines such as laser cutting machines and CNC punching machines are purchased in the domestic market, and bending machines are imported from Italy.

Our Operating Subsidiaries purchase raw materials from a variety of sources and consolidate purchases among our suppliers to improve costs and delivery conditions. Our Operating Subsidiaries have established a supplier-customer file management system and regularly conduct continuous assessment and screening of the suppliers based on various aspects such as price, quality, safety, and supply capability. Our Operating Subsidiaries form long-term supply plans with large suppliers who meet our requirements.

At present, our Operating Subsidiaries have built a stable raw material supply channel. For steel plates, our Operating Subsidiaries usually make raw material contracts with our supplier, Wuxi Otokunpu Stainless Steel Co., Ltd., and place orders with them according to the actual quantities needed and order deadlines. Our Operating Subsidiaries receive the materials according to the terms of the contracts. Our Operating Subsidiaries maintain a certain amount of base stock of about 250~300 tons to meet our daily operational production demands. For other materials and equipment, our Operating Subsidiaries generally place orders with long-term suppliers such as Gaoda Food Equipment Co., Ltd. based on the actual quantity needed.

Number	Supplier Name	% of total cost for the six months ended December 31, 2021
1	Gaoda Food Equipment Co., Ltd.	7%
2	Wuxi Penghe Stainless Steel Co., Ltd.	6%
3	Wuxi Otokunpu Stainless Steel Co., Ltd.	5%

Number	Supplier Name	% of total cost for the six months ended December 31, 2020
1	Ali Food Service Equipment (Shanghai) Co., Ltd.	5%
2	Jiangsu Daming Metal Products Co., Ltd.	4%
3	Wuxi Otokunpu Stainless Steel Co., Ltd.	4%

Number	Supplier Name	% of total cost for the year ended June 30, 2021
1	Wuxi Otokunpu Stainless Steel Co., Ltd.	7%
2	Williams Refrigeration Equipment (Dongguan) Co., Ltd.	5%
3	Gaoda Food Equipment Co., Ltd.	4%

Number	Supplier Name	% of total cost for the year ended June 30, 2020
1	Wuxi Otokunpu Stainless Steel Co., Ltd.	10%
2	Shanghai Runji Business Center	4%
3	Shanghai Huixiang Food Machinery Co., Ltd.	4%

Our Competitive Advantages

We are committed to providing our customers with high-quality kitchen appliances. We believe that we have a number of competitive advantages that will enable us to maintain and further improve our market position in the industry. Our competitive advantages include advanced R&D and design capabilities, strict quality control, high brand recognition in the industry, high quality after-sales maintenance and market development, and highly experienced and visionary management team.

Advanced R&D and Design Capabilities

With a variety of new technologies, processes, and materials in the production of kitchen appliances, requirements and regulations are becoming far more stringent for kitchen appliance manufacturers’ R&D and manufacturing capacities.

Our Operating Subsidiaries have currently been granted 60 patents, including 2 invention patents, 49 utility model patents, and 9 design patents. Our Operating Subsidiaries, as a Wuxi large-scale, energy-saving commercial kitchen equipment engineering technology research center, were awarded the title of “Jiangsu Science and Technology Small and Medium-sized Enterprises” in 2015. In 2017, Wuxi Li Bang received the “Wuxi Science and Technology Research and Development Institution Certificate” issued by the Wuxi Science and Technology Bureau. Our Operating Subsidiaries have made technical improvements in optimizing the performance of our industry’s leading products, improving equipment reliability, simplifying the maintenance needed to maintain consistent operation, increasing the energy efficiency of our products, and enhancing energy saving and environmental protection in our plant, all of this through our R&D department.

The core team of our R&D department currently consists of three professionals who are in charge of project design, mechanical engineering, and electromechanical engineering.

The director of the design department, Qingshun Zhang, has served many highly respected companies, such as Taiwan DKSH Co., Ltd. and Shanghai Diyuan International Trade Co., Ltd., and has years of experience in domestic and international catering projects. He led the team which designed and implemented the kitchen project for Duke University in Kunshan in 2015 and successfully crafted the products required from the technical drawings provided by Duke’s American designer.

Jianjun Guo, who is in charge of mechanical design and manufacturing, has worked as a mechanical engineer in the R&D and design department of many mechanical equipment companies, mastering the professional knowledge of mechanical design and manufacturing and automation. Guo is a master of both AutoCAD and SW (modeling, sheet metal, engineering drawings, rendering, animation, finite element plan design, pricing, and parts selection through the production process.

Jianda Zhou, who is in charge of mechanical and electrical engineering, was the project manager of Shanghai Haier Electric and the development manager of Weihao Electric and has experience in plumbing and electrical engineering projects.

Strict Quality Control

Our Operating Subsidiaries pay great attention to the control of product quality and have established a comprehensive quality management system to strictly manage the purchase of raw materials and the production processes.

1.

Our Operating Subsidiaries have passed ISO9007 quality management system certification, ISO45001 occupational health and safety management system certification, ISO14001 health system certification and ISO28001 environmental protection system certification. Our products are subject to national standards for production and quality control, and the gas cookers we produce have received the China Environmental Labeling (Type II) Product Certification; the oil fume purifier has received the China Environmental Protection Product Certification; and the steamer soup stove and other products have received CQC Safety Certifications.

2.	Our Operating Subsidiaries strictly control the quality of our products through the purchase of raw materials and production. Our Operating Subsidiaries exclusively choose high-quality suppliers for raw materials nationwide, and the main raw materials at present are food-grade stainless steel plates, thus ensuring the consistent high quality and stability of our products.

3.	Our Operating Subsidiaries continuously improve the production processes and increase our product qualification rate. No quality disputes, claims or lawsuits caused by quality problems have occurred so far.

High Brand Recognition in the Industry and Commitment to Differentiated Services

Our Operating Subsidiaries have registered a series of trademarks and created the independent brand of “Libang” through years of hard work in the field of commercial kitchen equipment. Our Operating Subsidiaries provide our customers individual design solutions and our diverse manufacturing technologies and equipment enable us to produce specialized and customized products according to their project needs. Our Operating Subsidiaries produce more than 300 different pieces of stainless-steel kitchen equipment, which are widely used in government agencies, enterprises and institutions, schools, hospitals, hotels and other organizations. At present, our main products are listed in the government’s energy-saving equipment procurement catalog, and our product portfolio and professional manufacturing capabilities have earned us market credibility and a good reputation.

In addition, our Operating Subsidiaries have exerted certain influence in Eastern China as one of the largest production scale companies in the commercial kitchen industry in Jiangsu, Zhejiang and Shanghai. Our Operating Subsidiaries have undertaken commercial kitchen projects for Duke University in Kunshan and internationally renowned star hotels such as Marriott and Hilton, and can design, produce, and install our products for them according to their individual needs. With the endorsement of the above-mentioned well-known customers, our products continue to be well received in the industry and have developed high brand awareness, giving us a great position in the coming market competition.

High Quality After-sales Maintenance and Market Development

Given the fact that commercial kitchen equipment is susceptible to wear-and-tear, our Operating Subsidiaries have assigned dedicated personnel to be responsible for maintaining after-sales services in different regional markets. At present, our Operating Subsidiaries have built a strong and effective after-sales service network in the Jiangsu Province, in cities such as Nanjing, Suzhou, Yangzhou, Wuxi and others. These dedicated service centers meet the after-sales service demands of customers in the shortest possible time and help maintain and improve customer satisfaction with our products and Company.

At the same time, personnel in different regional markets can be responsible for the maintenance and expansion of local sales channels through targeted networking and promotion of Libang’s new products.

Highly Experienced and Visionary Management Team

Our core management team has decades of experience in the stainless-steel material industry and the machinery and equipment sales industry and is mainly responsible for strategic planning of new projects, daily operations, and sales of the Company’s various products and services. The creative and intelligent allocation of our management team’s expertise ensures balanced development in all aspects of the Company and an accurate forecasting of future trends in the industry. This leads to the advancement of our strategic growth objectives.

At the same time, the Company is constantly standardizing our internal control systems, forming a set of scientific production management systems, vigorously carrying out information management, improving work efficiency, and enhancing management competitiveness.

Our Growth Strategy

Our main goal is to become a commercial kitchen production and manufacturing company that focuses on producing branded equipment. To achieve this goal, our Operating Subsidiaries will continue to provide quality products and services while working to expand our sales channels and increase our market share.

Optimizing the Existing Product Portfolio

Our Operating Subsidiaries will continue to introduce professional technical personnel and advanced processing equipment to further develop intelligent and high-quality products independently. Specifically, our Operating Subsidiaries have placed a great deal of research and development into equipment utilizing remote monitoring and operating systems. Our Operating Subsidiaries can follow and monitor the conditions of our equipment in real time through the optimization of the monitoring app installed by customers. This data will lead directly to the strengthening of existing major products through software and firmware updates, the expansion of product categories, and will accelerate the development of new projects and strive to adjust the product portfolio to quickly respond to individual customer needs.

Providing Quality Products and Customer Services

Our products can be used by a wide variety of customers. Our focus on the product manufacturing processes, quality control testing, and product development helps us to provide our customers with high quality products that meet their individual needs. Our Operating Subsidiaries focus on rigorous product quality audits through our supplier evaluation system and production management system. In addition, our Operating Subsidiaries consistently seek to optimize our integrated service system and are committed to providing customers with high-quality process-oriented results from preliminary design solutions to production, installation, and training guidance, all while strengthening the after-sales service of our products.

Expanding Leading Market Position

We believe that the strength of our own brand, built through our high-quality business principles, is our strongest competitive advantage. Our management team is focusing on growing our market share and improving our financial performance. We believe this can be achieved in several ways: (1) continuing to research, develop and make new products; (2) increasing customer coverage in different regional markets by setting up subsidiaries and branches in first-tier cities like Guangzhou, Shenzhen, Beijing, Chengdu and Wuhan. As a part of our business strategy, we evaluate acquisition opportunities from time to time; (3) expanding our business’ scope. As a large kitchen appliance manufacturer in Jiangyin, we have the ability and plan to provide product manufacturing for small kitchen appliance manufacturers in the same industry, in order to increase the revenues of our Company, and at the same time consolidate our core market position.

Increasing the Support of Existing Sales Channels

Our Operating Subsidiaries in Suzhou, Shanghai, Yangzhou and other cities are focused on strengthening local after-sales services. Our Operating Subsidiaries continue to acquire customers with medium and high-end needs, actively participate in government bidding projects, undertake large projects for large hotels, real estate companies, and listed enterprises, and strive to deepen cooperation with large state-owned enterprises in EPC, or Engineering Procurement Construction, projects in order to develop larger national markets.

Property

Real property

Our Company is headquartered in No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province, People’s Republic of China. Our Operating Subsidiaries have the legal right to use state-owned land which covers an area of 14,000 square meters. And Our Operating Subsidiaries have built our own factory on this land with a building area of 11,560 square meters.

No.	Location	Area	Term of use	Usage
1	190 Xizhang Road, Gushan Town	The building construction area is 11560 square meters	Until August 04, 2059	Autonomous production and operations
2	179 Xizhang Road, Gushan Town	The building construction area is 1999 square meters	Until December 13, 2051	Production house; lease to third parties (1)(2)

(1) On January 15, 2016, Wuxi Li Bang had entered into a lease agreement with Jiangsu Craftsman Clothing Technology Co., LTD. The term is five years and the rent is RMB1,968,000 (approximately US$300,000) in total. The rent is paid yearly, and the amount is RMB368,000 (approximately USD56,000) for the first year and RMB400,000 (approximately US$61,000) for the following four years.

(2) On February 10, 2021, Wuxi Li Bang had entered into a lease agreement with Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (approximately US$577,000) in total. The rent is paid yearly, and the amount is RMB600,000 (approximately US$92,000) for the first three years and RMB650,000 (approximately US$100,000) for the following three years.

We believe that, under normal circumstances, our existing facilities are sufficient to meet current demand, but we expect to seek to build other factories to cope with future growth.

Intellectual Property

We rely on trademarks, patents, and know-how, as well as contractual restrictions on information disclosure to protect our intellectual property rights. Our Operating Subsidiaries have signed relevant confidentiality agreements or clauses with our employees, certain customers, and suppliers, and rely on such confidentiality agreements or clauses and other protections of our technical knowledge to maintain our technological advantages in products and designs.

Protecting our intellectual property is a strategic focus of our business. Our Operating Subsidiaries do not rely on intellectual property rights authorized by third parties for our business operations.

As of the date of this prospectus, our Operating Subsidiaries have 18 registered trademarks, 78 registered patents, and 2 registered domain names.

Trademarks

Our Operating Subsidiaries own the following trademarks:

Trademark Number	File Date	Issue Date	Expiration Date	Trademark Name	Jurisdiction	Owner
5217445	2006/03/16	2006/03/16	2029-08-13		PRC	Wuxi Li Bang

6502253	2008-01-10	2010-05-28	2030-05-27		PRC	Wuxi Li Bang

14894685	2014-06-20	2015-10-27	2025-10-27		PRC	Wuxi Li Bang

14894723	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894639	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894476	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894573	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894506	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

14894600	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894709	2014-06-20	2015-07-28	2025-07-27	PRC	Wuxi Li Bang

14894587	2014-06-20	2015-08-14	2025-08-13	PRC	Wuxi Li Bang

17708706	2015-08-19	2016-10-07	2026-10-06	PRC	Wuxi Li Bang

17708636	2015-08-19	2016-10-07	2026-10-06	PRC	Wuxi Li Bang

17708566	2015-08-19	2016-11-28	2026-11-27	PRC	Wuxi Li Bang

27519639	2017-11-16	2018-10-21	2028-10-20	PRC	Wuxi Li Bang

45922536	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

45908268	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

45910727	2020-04-29	2020-12-21	2030-12-20	PRC	Wuxi Li Bang

Patent

Our Operating Subsidiaries own the following 78 patents in the PRC:

No.	Title of the Invention	Patent Type	Patent Number	Public (Announcement) Date	Inventor
1	A structure-adjustable intelligent pressure cooker	Utility model	ZL 2020 2 1233448.5	2021-07-06	Wuxi Li Bang
2	An angle-adjustable intelligent stove	Utility model	ZL 2020 2 1236076.1	2021-05-07	Wuxi Li Bang
3	An ignition controller	Utility model	ZL 2019 2 1899418.5	2020-07-17	Wuxi Li Bang
4	An ignition system	Utility model	ZL 2019 2 1895061.3	2020-08-28	Wuxi Li Bang
5	A tiltable gas stockpot	Utility model	ZL 2019 2 1804108.0	2020-12-29	Wuxi Li Bang
6	An intelligent pressure cooker	Utility model	ZL 2019 2 1801336.2	2020-10-16	Wuxi Li Bang
7	A push-in steam cabinet	Utility model	ZL 2019 2 1801305.7	2020-08-28	Wuxi Li Bang
8	An intelligent oven	Utility model	ZL 2019 2 1801490.X	2020-10-16	Wuxi Li Bang
9	A pre-mix fan	Utility model	ZL 2019 2 1772575.X	2020-08-28	Wuxi Li Bang
10	A proportional valve	Utility model	ZL 2019 2 1772766.6	2021-02-05	Wuxi Li Bang
11	A gas combustion system	Utility model	ZL 2019 2 1774684.5	2020-10-23	Wuxi Li Bang
12	A gas combustion device	Utility model	ZL 2018 2 2223385.4	2019-11-05	Wuxi Li Bang
13	Intelligent pressure cooker	Exterior design	ZL 2018 3 0684192.1	2019-06-14	Wuxi Li Bang
14	An intelligent pressure cooker	Utility model	ZL 2018 2 1995303.1	2020-05-15	Wuxi Li Bang
15	Waste disposal unit	Exterior design	ZL 2018 3 0652682.3	2019-06-14	Wuxi Li Bang
16	A waste disposal unit	Utility model	ZL 2018 2 1892707.8	2019-10-25	Wuxi Li Bang
17	A rice steamer	Utility model	ZL 2018 2 1836350.1	2019-10-25	Wuxi Li Bang
18	A disinfection cabinet for kitchen	Utility model	ZL 2018 2 1707741.3	2019-11-05	Wuxi Li Bang
19	An oil and smoke purification machine with multi-directional smoke inlet function	Utility model	ZL 2018 2 1707745.1	2019-06-14	Wuxi Li Bang
20	A sterilization and reuse energy-saving sink	Utility model	ZL 2018 2 1707770.X	2019-07-19	Wuxi Li Bang
21	An energy-saving cold storage with removable internal temperature regulating mechanism	Utility model	ZL 2018 2 1707755.5	2019-08-16	Wuxi Li Bang
22	An insulation cabinet for kitchen	Utility model	ZL 2018 2 1707743.2	2019-07-19	Wuxi Li Bang
23	Insulation cabinet	Exterior design	ZL 2018 3 0562203.9	2019-03-01	Wuxi Li Bang
24	An insulation cabinet	Utility model	ZL 2018 2 1633340.8	2019-07-19	Wuxi Li Bang
25	Steam cabinet	Exterior design	ZL 2018 3 0562019.4	2019-05-14	Wuxi Li Bang

26	Fermenting box	Exterior design	ZL 2018 3 0561984.X	2019-05-14	Wuxi Li Bang
27	A fermenting box	Utility model	ZL 2018 2 1633337.6	2019-11-15	Wuxi Li Bang
28	A steam cabinet	Utility model	ZL 2018 2 1633341.2	2019-07-19	Wuxi Li Bang
29	Rotary pressure cooker	Exterior design	ZL 2018 3 0525216.9	2019-03-01	Wuxi Li Bang
30	A rotatable frying pan	Utility model	ZL 2018 2 1524443.0	2019-08-16	Wuxi Li Bang
31	Rotary fry pan	Exterior design	ZL 2018 3 0525209.9	2019-03-01	Wuxi Li Bang
32	Rotary stockpot	Exterior design	ZL 2018 3 0524931.0	2019-03-01	Wuxi Li Bang
33	A rotatable pressure cooker	Utility model	ZL 2018 2 1524449.8	2019-08-16	Wuxi Li Bang
34	A gas rotating frying pan	Utility model	ZL 2018 2 1523758.3	2019-08-16	Wuxi Li Bang
35	A constant temperature and humidity insulation cabinet	Utility model	ZL 2018 2 1245368.4	2019-07-12	Wuxi Li Bang
36	An improved fermenting box	Utility model	ZL 2018 2 1246000.X	2019-07-12	Wuxi Li Bang
37	A separation cylinder flushable kitchen waste treatment equipment	Utility model	ZL 2018 2 0495038.4	2018-12-28	Wuxi Li Bang
38	An induction heating tilting type soup pot	Utility model	ZL 2017 2 0730784.2	2018-11-06	Wuxi Li Bang
39	An integrated steam supply energy saving control system	Utility model	ZL 2016 2 1416630.8	2017-08-25	Wuxi Li Bang.
40	An automatic cooking equipment drawer type dish out sink	Utility model	ZL 2016 2 1417136.3	2018-02-02	Wuxi Li Bang
41	An integrated steam supply system	Utility model	ZL 2016 2 1417139.7	2017-08-25	Wuxi Li Bang
42	An automatic cooking equipment	Invention authorization	ZL 2016 1 1198307.2	2018-12-18	Wuxi Li Bang
43	A plate heating and holding constant humidity cabinet	Utility model	ZL 2016 2 1417140.X	2017-12-08	Wuxi Li Bang
44	An automatic cooking equipment solid seasoning adding mechanism	Utility model	ZL 2016 2 1417118.5	2018-02-02	Wuxi Li Bang
45	A gas supply system for pot-turning cooking equipment	Utility model	ZL 2016 2 1416603.0	2017-08-25	Wuxi Li Bang
46	High efficiency premix energy saving burner	Utility model	ZL 2016 2 0705341.3	2017-02-22	Wuxi Li Bang
47	Gas spray burner	Utility model	ZL 2016 2 0703388.6	2017-02-22	Wuxi Li Bang
48	A high efficiency gas water heater	Utility model	ZL 2016 2 0700143.8	2017-02-22	Wuxi Li Bang
49	A smooth and adjustable table and chair supports and combination tables and chairs	Utility model	ZL 2016 2 0089768.5	2016-08-17	Wuxi Li Bang
50	Foldable one-piece table and chair stand and one-piece table and chair	Utility model	ZL 2016 2 0089771.7	2016-08-31	Wuxi Li Bang

51	A steam generating device and steam cabinet	Utility model	ZL 2016 2 0089764.7	2016-08-31	Wuxi Li Bang
52	One kind of all-in-one steam generator and steam cabinet	Utility model	ZL 2016 2 0089766.6	2016-08-17	Wuxi Li Bang
53	Double premixed electronic spray burner	Invention authorization	ZL 2012 1 0126388.0	2015-07-22	Wuxi Li Bang
54	A combustion furnace and burner	Utility model	ZL 2020 2 1911952.6	2021-01-08	Li Bang Kitchen Appliance
55	Fierce Stove (Mushroom head)	Exterior design	ZL 2020 3 0519522.9	2021-02-05	Li Bang Kitchen Appliance.
56	A digital display combination sterilizer	Utility model	ZL 2020 2 1435575.3	2021-06-11	Li Bang Kitchen Appliance
57	An insulation equipment with structure adjustable temperature and humidity regulation device	Utility model	ZL 2020 2 1435640.2	2021-08-20	Li Bang Kitchen Appliance
58	An intelligent digital display energy-saving rice steamer with built-in quick-release heat-conducting device	Utility model	ZL 2020 2 1435816.4	2021-06-11	Li Bang Kitchen Appliance
59	A structure adjustable CNC intelligent energy-saving steamer	Utility model	ZL 2020 2 1422637.7	2021-06-11	Li Bang Kitchen Appliance.
60	An oven	Utility model	ZL 2020 2 1306204.5	2021-02-26	Li Bang Kitchen Appliance
61	Tilting gas soup pot	Utility model	ZL 2020 2 1232449.X	2021-10-08	Wuxi Li Bang
62	Small meal waste reduction crushing and deoiling machine	Utility model	ZL 2021 2 0465340.7	2021-12-21	Wuxi Li Bang
63	Fume purification and deodorization all-in-one machine	Utility model	ZL 2021 2 0522853.7	2021-11-05	Li Bang Kitchen Appliance
64	Automatic cleaning and energy saving trolley type steam cabinet	Utility model	ZL 2021 2 0529235.5	2021-12-10	Li Bang Kitchen Appliance
65	Intelligent high temperature sterilization and disinfection cabinet	Utility model	ZL 2021 2 0520656.1	2021-12-10	Li Bang Kitchen Appliance
66	A high thermal efficiency steam cabinet with steam generator	Utility model	ZL 2021 2 2034178.6	2022-01-11	Li Bang Kitchen Appliance
67	A kitchen waste treatment equipment with a separating cylinder that can be washed	Utility model	ZL 2021 2 2113582.2	2022-02-01	Li Bang Kitchen Appliance
68	A kitchen disinfection cabinet	Utility model	ZL 2021 2 2034609.9	2022-02-01	Li Bang Kitchen Appliance
69	An integrated steam generator and steam cabinet	Utility model	ZL 2021 2 2037829.7	2022-02-01	Li Bang Kitchen Appliance
70	a steamer	Utility model	ZL 2021 2 2035091.0	2022-02-01	Li Bang Kitchen Appliance

71	An easy-to-open lid	Utility model	ZL 2021 2 2244045.1	2022-02-01	Li Bang Kitchen Appliance
72	a garbage disposal machine	Utility model	ZL 2021 2 2117198.X	2022-02-01	Li Bang Kitchen Appliance
73	A gas jet burner	Utility model	ZL 2021 2 2264503.8	2022-02-11	Li Bang Kitchen Appliance
74	Deodorant water head and pool	Utility model	ZL 2021 2 2236887.2	2022-02-11	Li Bang Kitchen Appliance
75	An all-in-one oil fume purification machine with multi-directional oil fume intake function	Utility model	ZL 2021 2 2263047.5	2022-03-18	Li Bang Kitchen Appliance
76	A kind of hot air circulation disinfection cabinet and cart	Utility model	ZL 2021 2 2301653.1	2022-03-22	Li Bang Kitchen Appliance
77	A soup pot stand	Utility model	ZL 2021 2 2302078.7	2022-05-10	Li Bang Kitchen Appliance
78	A tilting electric pressure cooker	Utility model	ZL 2021 2 0529818.8	2022-05-10	Wuxi Li Bang

Domain

Our Operating Subsidiaries have the right to use the following domain registration issued in the PRC:

Number	Issue Date	Expiration Date	Domain Name	Owner
1	2019-11-05	2022/03/23	www.libangco.cn	Li Bang Kitchen Appliance
2	2013-4-23	2025-04-23	libangco.com	Wuxi Li Bang

Our Employees

As of the date of this prospectus, we have 128 employees in the following departments:

Department	Number of Employees as of the date hereof	As of June 30, 2021	As of June 30, 2020
Administration	6	6	7
Technical	21	21	19
Sales	5	8	7
Accounting	2	2	2
Production	79	75	84
Procurement	1	1	2
Design	2	3	1
Logistics	4	4	5
Maintenance	8	8	6
Total	128	128	133

Our employees are not protected by representatives of labor organizations and collective bargaining agreements. We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes. According to the laws of the People’s Republic of China, we are required to make contributions to the employee welfare plan based on specific percentages of employee salaries, bonuses and certain allowances, and the maximum amount is set by the local government from time to time. According to Chinese regulations, we have participated in various employee social security programs organized by local governments. We have paid social insurance for all employees, including housing provident funds and five types of social insurance including pension, medical care, work-related injury, unemployment, and maternity.

We strengthened staff training, implemented performance appraisals and other measures to improve staff monetization and work efficiency. We believe that we maintain a good relationship with our employees.

Legal Proceedings

As of the date of this prospectus, the Company is not involving in any legal or administrative litigation that may have a material adverse effect on the Company’s business, balance sheet, operating performance and cash flow.

We have taken measures to reduce the potential liability of platform operators in relevant regulations, such as data security, network security, etc. Our main subsidiaries registered under Chinese laws have complied with the relevant Chinese laws and regulations currently in force in all major aspects, and have obtained all the necessary licenses and approvals required for our business operations in China from the relevant government departments, and these licenses and approvals are still valid.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Production

In February 1993, the Standing Committee of the National People’s Congress passed the “Product Quality Law of the People’s Republic of China”, which was amended three times in July 2000, August 2009 and December 2018. The law stipulates that enterprises are prohibited from producing and selling industrial products that do not meet the standards and requirements for safeguarding human health and personal or property safety. Producers and sellers shall establish and improve internal product quality management systems and assume responsibility for product quality in accordance with the law.

The Regulations of the People’s Republic of China on the Administration of Production License for Industrial Products was passed in June 2005 and have been implemented since September 2005. The regulations stipulate that products listed in the catalogue shall apply for a production license to the local competent department. The production license is valid for 5 years. The enterprise shall ensure that the product quality is stable and qualified, and submit reports to the competent authority on a regular basis. The “Measures for the Implementation of the Regulations of the People’s Republic of China on the Administration of Production License for Industrial Products ” was reviewed and approved by the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China in April 2014, detailing the relevant regulations on industrial production licenses and legal liabilities.

In June 2002, the Standing Committee of the National People’s Congress passed the “Production Safety Law of the People’s Republic of China”, which was amended three times in August 2009, August 2014, and June 2021. The “Production Safety Law” clarifies that companies should strengthen safety production management, establish and improve all-employee safety production responsibility systems and safety production rules and regulations, increase safety production funds, materials, technology, and staff input, and improve safe production conditions. The State implements a system of investigating the responsibility for production safety accidents.

In November 2011, the Ministry of Health of the People’s Republic of China issued the “GB 9684-2011 National Food Safety Standard-Stainless Steel Products”, which is applicable to food containers and food production and operation tools and equipment made of stainless steel as the main body. The Ministry of Health has studied the migration of heavy metals in different types of stainless steel and revised the restriction standards to strictly control food safety risks.

Regulations on the Installation of Catering Equipment

“Construction Law of the People’s Republic of China” was passed in November 1997 and amended in April 2011 and April 2019. The construction activities refer to the construction of various types of houses and their ancillary facilities and installation activities of lines, pipelines, and equipment. Construction activities shall comply with the national construction engineering safety standards.

The Ministry of Housing and Urban-Rural Development of the People’s Republic of China passed the “Qualification Standards for Construction Enterprises” in November 2014, dividing the professional contracting qualifications of construction mechanical and electrical installation projects into three levels. The first-level can undertake the installation of equipment, lines, and pipelines for various construction projects. The second-level can undertake the installation of equipment, lines, and pipelines for various construction projects with an amount of less than 20 million yuan in a single contract. The third-level can undertake the installation of equipment, lines, and pipelines for various construction projects with an amount of less than 20 million yuan in a single contract.

The State Council passed the “Regulations on Quality Management of Construction Projects” in January 2000, and revised some provisions in October 2017 and April 2019. The construction project mentioned in the Regulations refers to civil engineering, construction engineering, installation and decoration engineering of line, pipeline, and equipment. To engage in construction project activities, it is necessary to strictly implement the basic construction procedures and adhere to the principle of the survey, design, and construction in sequence. The construction party shall obtain the qualification certificate of the corresponding level in accordance with the law, and undertake the project within the scope permitted by the qualification level.

The Standing Committee of the National People’s Congress passed the “Law of the People’s Republic of China on Tenders and Bids” in August 1999 and revised it in December 2017. The following construction projects within the territory of the PRC, including the survey, design, construction, supervision of the project, and the procurement of important equipment and materials related to the construction of the project, must be tendered: (1) Large-scale infrastructure, public utilities, etc. related to social projects of public interest and safety; (2) Projects that use state-owned funds for investment or state financing in whole or in part; (3) Projects that use loans and aid funds from international organizations or foreign governments. The winning bidder shall perform its obligations in accordance with the contract and complete the winning project.

The “Law of the People’s Republic of China on Energy Conservation” was passed by the Standing Committee of the National People’s Congress in November 1997, and revised twice in October 2007 and October 2018. The construction, design, and supervision parties of projects shall abide by the energy conservation standards.

Regulations on the Safety and Hygiene of Catering Services

The Food Safety Law of the People’s Republic of China was promulgated on February 28, 2009, and was revised three times in April 2015, December 2018, and April 2021. The law clearly stipulates the basic hygiene requirements and management guidelines for the catering industry’s location and environment, processing and business premises, catering tools and equipment, hygiene management, raw and auxiliary materials, and processing operations.

The “Regulations for the Implementation of the Food Safety Law of the People’s Republic of China” are formulated in accordance with the “Food Safety Law of the People’s Republic of China”. It was promulgated by the State Council of the People’s Republic of China on July 20, 2009, and revised in March 2019. The implementation regulations stipulate that food producers and operators shall engage in activities in accordance with laws, regulations, and food safety standards, establish and improve food safety management systems, and take effective measures to prevent and control food safety risks to ensure food safety.

The National Food Safety Standards Review Committee issued the “General Hygiene Code for Food Production” in 2013, which stipulates the basic requirements and guidelines of places, facilities, and personnel in the procurement, processing, packaging, storage, and transportation of raw materials in the process of food production.

The Measures for the Supervision and Administration of Food Safety in Catering Services were reviewed and approved by the Ministry of Health on February 8, 2010, and stipulated that catering service providers should strictly abide by catering service food safety operation regulations, such as storing food; raw materials should be kept in place and equipment Clean; food processing, storage, display, disinfection, cleaning, heat preservation, cold storage, freezing and other equipment and facilities should be maintained regularly.

The State Administration for Market Regulation issued the “Code of Practice for Food Safety in Catering Services” in July 2018, which covers standards and basic specifications for all aspects of catering services such as catering service establishments, food handling, cleaning operations, and cleaning of tableware.

The Ministry of Health promulgated the “Sanitary Standards for Disinfection of Food (Drinking) Utensils” in 2007, which is applicable to the food (drinking) utensils of catering enterprises such as hotels, restaurants, canteens, etc. The sanitary standard stipulates that there should be special storage cabinets for disinfection of food (drinking) utensils, and that food (drinking) utensils and disinfection equipment should comply with relevant national health regulations.

In 2001, the country formally promulgated the “Emission Standard of Cooking Fume”, which stipulated the maximum allowable emission concentration of oil fume per unit of the catering industry and the minimum removal efficiency of oil fume purification facilities.

Regulations on Foreign Investment in China

The establishment, operation, and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013, and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People’s Congress on March 15, 2019, and was effective on January 1, 2020, which replaced the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law, and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection, and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries and shall meet certain requirements as stipulated under the Negative List for investing in “restricted” industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stock and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Regulations on Implementing the PRC Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On June 23, 2020, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition), or the 2020 Negative List, which came into effect on July 23, 2020. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 Edition), or the 2020 Encouraged Industry Catalogue, which was promulgated on December 27, 2020, and came into effect on January 27, 2021. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016, and amended in 2017 and 2018, establishment and changes of FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Regulations on Intellectual Property Rights

Patent Law

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as later amended on October 17, 2020, and became effective on June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001, and later amended on January 9, 2010, there are three types of patents in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patents and 10 years for utility model patents and design patents, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

Regulations on Copyrights

The PRC Copyright Law, which became effective on June 1, 1991 and amended in 2001, 2010 and 2020, provides that Chinese citizens, legal persons, or other organizations own copyrights in their copyrightable works, whether published or not, which include, works of literature, art, natural science, social science, engineering technology, and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship, and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to internet activities, products disseminated over the internet, and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center. Pursuant to the Copyright Law, an infringer of a copyright is subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners, and compensating the loss of the copyright owners. Infringers of copyrights may also be subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Copyright Protection Regulations promulgated by the State Council on December 20, 2001 and amended in 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright and is entitled to receive remuneration.

Trademark Law

Trademarks are protected under the PRC Trademark Law, which was adopted on August 23, 1982 and subsequently amended in 1993, 2001, 2013, and 2019, and the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014. The Trademark Office under the State Administration for Market Regulation (formally known as the State Administration for Industry and Commerce) handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for the record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not infringe on existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names on August 24, 2017, which became effective on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT oversees the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended in 2008 and various regulations issued by the State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local branch.

Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange proceeds in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local branch. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which was promulgated on November 19, 2012, became effective on December 17, 2012, and was further amended in 2015, 2018 and 2019, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange proceeds into the accounts relating to the direct investments. This circular also simplifies foreign exchange-related registration required for foreign investors to acquire equity interests of PRC companies and further improves the administration on foreign exchange settlement for FIEs.

The Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015 and was amended in 2019, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Pursuant to the SAFE Circular 13, when setting up a new FIE, investors should register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach Regarding the Settlement of Foreign Capital of Foreign-Invested Enterprise, which was promulgated on March 30, 2015, became effective on June 1, 2015, and was amended on December 30, 2019, provides that an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to this circular: FIEs are allowed to settle 100% of their foreign exchange capital on a discretionary basis; an FIE should truthfully use its capital for its own operational purposes within the scope of its business; and where an ordinary FIE makes a domestic equity investment with the amount of foreign exchanges settled, the FIE must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, which was promulgated and became effective on June 9, 2016, provides that enterprises registered in China may also convert their foreign debts from foreign currency into Renminbi on a self- discretionary basis. This circular also provides an integrated standard for conversion of foreign currency under capital account items (including, but not limited to, foreign currency capital and foreign debts) on a self-discretionary basis, which applies to all enterprises registered in China.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including: (i) banks should check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements pursuant to the principle of genuine transactions; and (ii) domestic entities should hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to this circular, domestic entities should make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

On October 25, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, which, among other things, allows all FIEs to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since this circular is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

Based on the foregoing, if we intend to provide funding to our wholly   or majority foreign-owned subsidiaries through capital injection at or after their establishment, we must register the establishment of and any follow-on capital increase in our wholly or majority foreign-owned subsidiaries with the SAMR or its local counterparts, file such via the enterprise registration system, and register such with the local banks for the foreign exchange-related matters.

Loans by the Foreign Companies to Their PRC Subsidiaries

A loan made by foreign investors as shareholders in an FIE is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of Foreign Debt, and the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of an FIE cannot exceed the difference between the total investment and the registered capital of the FIE.

On January 12, 2017, the People’s Bank of China, or the PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, FIEs may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9, at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for an enterprise is 200% of its net assets, or the Net Asset Limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly or majority foreign-owned subsidiaries through shareholder loans, the balance of such loans (i) cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with SAFE or its local branches in the event that the currently valid foreign debt management mechanism applies, or (ii) will be subject to the risk-weighted approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the mechanism as provided in PBOC Notice No. 9 applies. Pursuant to PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE would determine the cross-border financing administration mechanism for the FIEs after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

Offshore Investment

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operating rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distributions

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishments or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, or VAT, taxpayers. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation, or SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Dividend Withholding Tax

The Enterprise Income Tax Law and its implementation rules provide that since January 1, 2008, an income tax withholding rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by SAT and became effective on April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatment in connection with dividends, interest, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to Bulletin 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non- resident Enterprise Income Tax at Source, or Bulletin 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Bulletin 7. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

Regulations on Employment

Labor Contract Law

The PRC Labor Contract Law, which became effective on January 1, 2008 and amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employees’ wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that SAT would become solely responsible for collecting social insurance premiums.

Housing Fund

In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the China Securities Regulatory Commission, promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006, and was revised in 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or PRC citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. See “Risk Factors — The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Huang Feng	40	Chief Executive Officer, Director, Chairman of the Board
Chen Yinjun	40	Chief Financial Officer
Wu Jianhua	42	Chief Operating Officer
Li Funa	35	Director
Ren Zhong*(1)(2)(3)	35	Independent Director Nominee, Chair of Nominating Committee
Scott Silverman*(1)(2)(3)	52	Independent Director Nominee, Chair of Audit Committee
Yu Xiaozhong*(1)(2)(3)	44	Independent Director Nominee, Chair of Compensation Committee

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Huang Feng, Chief Executive Officer and Chairman of the Board

Mr. Huang Feng has served as our Chief Executive Officer and Chairman of the Board since December 16, 2021 and is mainly responsible for presiding over the Company’s daily operations and handling business with external parties. He has more than 12 years of marketing and operations experience in the commercial kitchen appliance industry. He worked as a sales manager in Suzhou Hongtu Sanbao Technology Development Co., Ltd. from July 2004 to September 2007 during which he was in charge of product sales. Mr. Huang has been acting as the general manager of Wuxi Li Bang Kitchen Appliance Co., Limited since October 2007 and is responsible for operations, management, and marketing. He worked as a general manager of Li Bang Kitchen Appliance Co., Limited from March 2019 until now, during which he has been responsible for strategic and new project planning. Mr. Huang received a college degree in Computer Application from Silicon Lake Vocational and Technical School College in June 2004 Since September 2020, he has been a graduate student in Information Engineering at the School of Information Engineering, Jiangsu Open University.

Chen Yinjun, Chief Financial Officer

Mr. Chen Yinjun has served as our Chief Financial Officer since December 16, 2021 and is mainly responsible for financing management and project investment. He has more than 16 years of finance and management experience. Mr. Chen has been acting as the manager of Jiangsu Xinqiao Construction Engineering Group since July 2005. His activities include fixed asset investment and project cost management. From July 2008 to December 2010, he worked for Jiangsu Construction Association Engineering Consulting Co., Ltd. as leader of engineering cost consulting. He worked as Chief Engineer and Deputy General Manager of Jiangsu Golden Port Project Management Co., Ltd. from January 2011 until now, during which he was responsible for construction project investment, financing and investment control. Mr. Chen obtained his bachelor’s degree in civil engineering from Nanjing University of Technology in June 2005.

Wu Jianhua, Chief Operating Officer

Mr. Wu Jianhua has served as our Chief Operating Officer since December 16, 2021 and is mainly responsible for formulating the Company’s operating rules and work plans. He is also in charge of managing the work between various departments to ensure the overall functioning of the Company’s operating system. He has more than 10 years of operating and management experience. Mr. Wu has been acting as the Sales Manager of Dachang International (Shanghai) Co., Ltd. since July 2003. His activities include execution of regional sales plans and market development. From June 2007 to May 2016, he worked for Winterhalter Trading (Shanghai) Co., Ltd. as Sales Director during which he was responsible for kitchen renovation projects of Shanghai Jinmao Grand Hyatt Hotel and Shanghai Sheraton Hotel etc. He works as the General Manager of Wuxi Li Bang Kitchen Appliance Co., Ltd. Shanghai Branch since June 2016 until now, during which he is responsible for operations and management of the Company’s daily business. Mr. Wu obtained his bachelor’s degree in business management from Hefei University of Technology in June 2003.

Li Funa, Director

Ms. Li Funa has served as a director since May 14, 2022. Ms. Li has extensive experience in project management and bidding of the engineering industry. Since June 2021, she has been the General Manager of Jiangsu Zongchi Engineering Management Co., Ltd., where she is in charge of the daily operating and management of the company. From November 2009 to May 2021, she was the General Manager of Suzhou Zongchi Bidding Consulting Service Co., Ltd., during which she was responsible for managing the bidding operation. From July 2007 to October 2009, she served as the Sales of Suzhou Zhenghua Engineering Cost Consulting Co., Ltd. Ms. Li obtained her Technical Secondary School degree in Mechatronics from Shaanxi Institute of Technology in June 2006.

Ren Zhong, Independent Director Nominee and Chair of Nominating Committee

Mr. Ren Zhong is our independent director nominee. Mr. Ren has experience in accounting and auditing for 5 years. From August 2017 until now, he serves as the General Manager of Project Risk Control Department in Huitong Financial Leasing (Shanghai) Co., Ltd., a company that engages in financial leasing of large-scale production equipment, during which he is in charge of financial accounting and risk assessment. From August 2015 to August 2017, Mr. Ren also served as the investor relations manager of KINGDOM Holdings Limited, a Hong Kong listed company engaged in linen manufacturing, and played an important role in the strategy formulation, business development, organizational construction, domestic and overseas financing of listed companies. From July 2012 to July 2014, Mr. Ren served in Ernst & Young Hua Ming as a Senior Auditor, and was responsible for the IPO audits. Mr. Ren graduated from Seton Hall University with a bachelor's degree in Accounting in 2011, and completed the senior general manager class at China Europe International Business School in 2019. We believe that Mr. Ren is qualified to serve on our board by reasons of professional experiences and qualifications.

Scott Silverman, Independent Director Nominee and Chair of Audit Committee

Mr. Scott Silverman is our independent director nominee. Mr. Silverman has over 30 years of business success on national and international levels, with a highly diverse knowledge of financial, legal and operations management; public company management, accounting and SEC regulations. Mr. Silverman specializes in establishing and streamlining back-office policies and procedures and implementing sound financial management and internal controls necessary for enterprise growth and scalability. Mr. Silverman is currently a member of the Board of Directors of Bit Origin, Ltd (NASDAQ: BTOG) and a director nominee of Muliang Viagoo Technology, Inc. Mr. Silverman is one of the founders, and serves as President and CEO, of EverAsia Financial Group, Inc., which grew into a multi-national corporate financial management and advisory firm serving clients in the United States and Asia, and JJL Capital Management LLC, a private equity firm that focuses its investments in the hospitality, construction, real estate and healthcare sectors. He also serves as the CFO of Healthsnap, Inc. a healthcare Software as a Service (SaaS) platform on the cutting edge of remote patient monitoring and chronic care management. Previously, he served as the CFO of Sidus Space, Inc., a publicly traded Space-as-a-Service company in which capacity he oversaw its IPO, and Riverside Miami, LLC, a mixed use restaurant and entertainment project in Miami, Florida. Mr. Silverman has orchestrated investor exits for multiple companies, including direct participation in taking nine companies public. He has also assisted in raising over $150 million for client companies, both public and private. He has a bachelor’s degree in finance from George Washington University and a master’s degree in accounting from NOVA Southeastern University. We believe that Mr. Silverman is qualified to serve on our board by reasons of professional experiences and qualifications.

Yu Xiaozhong, Independent Director Nominee and Chair of Compensation Committee

Mr. Yu Xiaozhong is our independent director nominee. Mr. Yu has experience in law for over twenty years. From December 2020 until now, he is the Partner of Beijing Tiantai (Wuxi) Law Firm, during which he has been in charge of overall matters of the law firm. From October 2008 to November 2020, Mr. Yu served as a Partner in Jiangsu Beisite Law Firm, and played an important role in legal advisory to the civil and commercial litigation team of the firm. From July 2002 to October 2008, Mr. Yu served in Wuxi Hitachi Maxell Co., Ltd. as Administrative Supervisor and he was responsible for corporate administration and legal affairs management. Mr. Yu graduated from Jiangnan University with a bachelor’s degree in Law in 2002. We believe that Mr. Yu is qualified to serve on our board by reasons of his professional experiences and qualifications.

Family Relationships

Ms. Li Funa, a director, is the wife of Mr. Huang Feng, our Chief Executive Officer and Chairman of the Board. Other than that, there are no family relationships among our directors or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board of Directors

We expect that our board of directors will consist of five (5) directors, a majority of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all independent director nominees will begin their service upon the effectiveness of the registration statement of which this prospectus forms a part.

A director may vote in respect of any contract or transaction in which he is interested, provided, however, that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice, it shall not be necessary to give special notice relating to any particular transaction. Provided that proper disclosure has been given to the directors as mentioned above, a director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. Shareholders will be given specific information on how they can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the Board.

Board Committees

We will establish three committees under the board of directors: an audit committee, a compensation committee, and a nominating committee, and adopt a charter for each of the three committees, effective upon the effectiveness of the registration statement of which this prospectus forms a part. Copies of our committee charters will be posted on our corporate investor relations website prior to the effectiveness of the registration statement. Each committee’s members and functions are described below.

Audit Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our Audit Committee will consist of Ren Zhong, Scott Silverman, and Yu Xiaozhong. Scott Silverman will serve as the chairperson of our audit committee. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Scott Silverman qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K of the SEC. The primary duties of the Audit Committee are, among other things:

●	Make recommendations to the Board in relation to the appointment of the external auditor;

●	Re-appointment and removal of the external auditor;

●	Monitor the reporting of our Company’s financial statements, annual reports, accounts and half-year reports; and

●	Review and supervise our financial controls, internal control and risk management systems.

Compensation Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of consist of Ren Zhong, Scott Silverman, and Yu Xiaozhong. Yu Xiaozhong will serve as the chairperson of our compensation committee. The primary duties of the compensation committee are, among other things:

●	Make recommendations to the Board in relation to our policy and structure for all Directors’ and senior management’s compensation;

●	Make recommendations to the Board on the compensation packages of individual directors and senior management personnel; and

●	Review performance-based compensation and to ensure that none of the Directors determine their own compensation.

Nominating Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our nominating committee will consist of consist of Ren Zhong, Scott Silverman, and Yu Xiaozhong. Ren Zhong will be the chairperson of our nominating committee. The primary duties of the Nominating Committee are, among other things:

●	Review the structure, size and composition of the Board on a regular basis

●	Identify individuals suitably qualified to become Board members

●	Assess the independence of independent directors; and

●	Make recommendations to the Board in relation to the appointment or re-appointment of Directors.

Duties of Directors

Under Cayman Islands law our directors have a duty to act honestly, in good faith, and with a view to our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the sale or transfer of shares in our Company, including the registration of such shares in our share register.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder will beneficially own 58.19% of our total issued and outstanding ordinary shares, representing 58.19% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 56.27% of our total issued and outstanding ordinary shares, representing 56.27% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because   our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Remuneration

The directors may receive such remuneration as our board of directors may determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Qualification

There are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until their successors have been duly elected and qualified. Employee directors may receive compensation for their services. Non-employee directors may be entitled to receive an as-yet undetermined cash fees for serving as directors and may receive stock grants from our Company. In addition, all directors are entitled to receive compensation for their actual travel expenses for each board of directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers, and employees; however, we intend to adopt one in the near future in connection with our application to list on The Nasdaq Capital Market.

EXECUTIVE COMPENSATION

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

Compensation

For the fiscal year ended June 30, 2021 and 2020, we paid an aggregate of $24,461 and $24,989, respectively, in cash to our executive officers and employee directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Agreements with Named Executive Officers and Employee Directors

We have entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The executive officer and employee director may resign at any time with an advance written notice.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Executive Officer, Mr. Huang Feng, for a term of three years. The position shall be up for re-appointment every year by the board of directors. Mr. Huang is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Financial Officer, Mr. Chen Yinjun, for a term of three years. The position shall be up for re-appointment every year by the board of directors. Mr. Chen is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis.

On December 16, 2021, Li Bang International entered into an employment agreement with our Chief Operating Officer, Mr. Wu Jianhua, for a term of three years. The position shall be up for re-appointment every year by the board of directors. Mr. Wu is entitled to compensation of US$30,000 for each calendar year, payable on a quarterly basis.

On May 14, 2022, Ms. Li Funa, a director, has received and signed the offer letter provided by Li Bang International. The term shall continue until her successor is duly elected and qualified. The Board may terminate the position as a director for any or no reason. The position shall be up for re-appointment every year by the board of directors of the Company.    Ms. Li is entitled to compensation of US$30,000 for each calendar year, payable on a monthly basis.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements”

Other Transactions with Related Parties

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2021:

Name of related parties	Relationship with the Group
Huang Feng	Director, Indirect majority shareholder of Li Bang International
Huang Jiandong	Father of Huang Feng
Dong Qinju	Mother of Huang Feng
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji
Li Funa	Director, an indirect shareholder of Li Bang International and Huang Feng’s wife
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor, Xia Liang owns 50% share
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor, Huang Feng owns 65% share

The following represented related party balances which are non-interest bearing as of December 31, 2021 and June 30, 2021. See “Risk Factors - Risks Related to Our Business and Industry – We may have inadvertently violated Section 13(k) of the Exchange Act (implementing Section 402 of the Sarbanes-Oxley Act of 2002) and may be subject to sanctions as a result” for more information.

	As of December 31,		As of June 30,
	2021	2020	2021	2020
Amounts due from related parties	(Unaudited)	(Unaudited)
Huang Feng (1)	$311,409	$160,377	$286,058	$88,741
Huang Jiandong (2)	36,978	42,631	36,495	-
Dong Qinju (3)	576,527	921,460	862,434	1,156,163
Suzhou Beifusi Trading Co., Ltd. (4)	-	15,714	15,872	14,483
Bangshida International Trade (Suzhou) Co., Ltd. (5)	-	-	5,330	11,664
	$924,914	$1,140,182	$1,206,189	$1,271,051

Amounts due to related parties
Xia Liang (6)	$110,052	$92,594	$103,042	$79,525
Li Funa (6)	47,054	91,955	46,439	84,752
Bangshida International Trade (Suzhou) Co., Ltd. (6)	35,850	-	-	-
Fan Hu (6)	11,606	20,679	11,455	10,453
Huang Jiandong (6)	-	-	-	12,972
	$204,562	$205,228	$160,936	$187,702

(1)	This represents a loan from the Company to Huang Feng. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(2)	This represents a loan from the Company to Huang Jiandong. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(3)	This represents a loan from the Company to Dong Qinju. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(4)	This represents payments of operating expenses on behalf of Suzhou Beifusi Trading Co., Ltd.

(5)	This represents payments of operating expenses on behalf of Bangshida International Trade (Suzhou) Co., Ltd

(6)	The balances mainly represent expenses paid on behalf of the Company for Company’s operations expenses. These loans will be repaid in November 2022.

	For the Six Months Ended December 31,		For the years ended June 30,
	2021	2020	2021	2020
Cost of revenues:	(Unaudited)	(Unaudited)
Bangshida International Trade (Suzhou) Co., Ltd.	$44,387	$172,668	$193,517	$159,528
	$44,387	$172,668	$193,517	$159,528

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 17,000,000 ordinary shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary shares outstanding immediately after the completion of this offering and (ii) ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

As of the date of the prospectus, we have 4 shareholders of record, none of which is located in the United States.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers:
Huang Feng (1)	12,801,000	75.3%
Chen Yinjun (2)	799,000	4.7%
Wu Jianhua	-	-
Li Funa (3)	2,635,000	15.5%
Ren Zhong	-	-
Scott Silverman	-	-
Yu Xiaozhong	-	-
All Directors and Executive Officers as a Group (7 persons)	16,235,000	95.5%

Other 5% Shareholders:
Maple Huang Holdings Limited (1)	12,801,000	75.3%
Army Chan Holdings Limited (2)	799,000	4.7%
Funa Lee Holdings Limited (3)	2,635,000	15.5%
Delight Wang Holdings Limited (4)	765,000	4.5%

(1)

Huang Feng is deemed to beneficially own 12,801,000 ordinary shares through Maple Huang Holdings Limited, a British Virgin Islands company holding 12,801,000 of our ordinary shares. Huang Feng has the sole voting and dispositive power of all the shares held by Maple Huang Holdings Limited. Maple Huang Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)

Chen Yinjun is deemed to beneficially own 799,000 ordinary shares through Army Chan Holdings Limited, a British Virgin Islands company holding 799,000 of our ordinary shares. Chen Yinjun has the sole voting and dispositive power of all the shares held by Army Chan Holdings Limited. Army Chan Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)

Li Funa, wife of Feng Huang, is deemed to beneficially own 2,635,000 ordinary shares through Funa Lee Holdings Limited, a British Virgin Islands company holding 2,635,000 of our ordinary shares. Li Funa owns 100% of Funa Lee Holdings Limited. She has the sole voting and dispositive power of all the shares held by Funa Lee Holdings Limited. Funa Lee Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)	Yi Wang is deemed to beneficially own 765,000 ordinary shares through Delight Wang Holdings Limited, a British Virgin Islands company holding 765,000 of our ordinary shares. Yi Wang has the sole voting and dispositive power of all the shares held by Delight Wang Holdings Limited. Delight Wang Holdings Limited’s current address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability in the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Cayman Islands Companies Act. A Cayman Islands exempted company with limited liability:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The following are summaries of material provisions of our post-offering memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of our shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary share. No share may be issued at a discount to par value except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this prospectus, there are 17,000,000 ordinary shares issued and outstanding, all of which are fully paid and non-assessable. We will issue ordinary shares and warrants in this offering.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account, dividends may be declared and paid out of our share premium account. Dividends may also be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment in cash.

Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

Subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person or by duly authorized representative and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given personally, by duly authorized representative or by proxy.

Variation of Rights Attaching to of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of more than one half of the issued shares of that class, or with the sanction of a resolution passed by a majority of more than one half of the holders of shares of the class present in person or by duly authorized representative or proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent or in priority to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital in any way.

Calls on Shares and Liens

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any unpaid premium and each shareholder shall (subject to receiving at least 14 days’ notice specifying when payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 6 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on every partly-paid or unpaid share for all monies called or payable to us in respect of that share. Our liens on such shares extend to dividends payable thereon.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles of association.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles of association) and, within 14 days of the date on which the notice is deemed to be given under the articles of association, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Forfeiture of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 days’ notice requiring payment to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A certificate in writing under the hand of any of our directors or officers stating that a share has been duly forfeited on the date stated in the certificate shall be conclusive evidence that the particular shares have been forfeited on the stated date.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent in writing of more than one half of the issued shares of a particular class, or with the sanction of a resolution passed by a majority of more than one half of the holders of shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary shares are unpaid or partly paid or where otherwise required by our directors, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary share;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary shares have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt by the Company of the written requisition, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

At least five days’ notice (exclusive of the day on which notice is served or deemed to be served, but inclusive of the day for which notice is given) of general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the meeting. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy one or more shareholders who, together, hold at least one third of the issued voting share capital of the Company.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by any other shareholder or shareholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorized representative or proxy) and holding at least ten percent in par value of the shares giving a right to attend and vote at the meeting. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded, it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under our articles of association, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited unless otherwise determined by our shareholders by ordinary resolution.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed there shall be no shareholding qualification for directors.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles of association, the office of a director shall be vacated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles of association.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above, provided that the nature of the interest in such contract, transaction arrangement or proposal shall be disclosed by him at or prior to its consideration and any vote on that matter.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles of association and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of our assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a person who has agreed to become a shareholder and who is registered in the register of members is deemed, as a matter of the Cayman Islands Companies Act, to be a shareholder. Furthermore., as a matter of the Cayman Islands Companies Act, the registration of any person in the register of members as holder of any shares shall be prima facie evidence of such person having legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation in accordance with the statutory dissent procedures provided under the Cayman Islands Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the Company to challenge:

●	an act which is illegal or ultra vires with respect to the Company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that, to the extent permitted by law, we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in what the director considers to be the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one days’ after the date of receipt of the written requisition, those shareholders who requested the meeting (or any of them who, together, hold at least half of the voting rights of all of them) may convene the general meeting themselves within three months after the end of such period of twenty-one days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director shall be vacated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act, the Company may be wound up by a special resolution of our shareholders or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights Attaching to Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares with a par value of $0.0001, and 17,000,000 ordinary shares are issued and outstanding.

Upon completion of this offering, 22,000,000 ordinary shares will be issued and outstanding, or 22,750,000 ordinary shares if the underwriters exercise the over-allotment option in full, and 300,000 warrants to purchase ordinary shares will be outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Lock-up Agreements

In connection with the initial public offering, we and each of our officers, directors, and holders of 5% or more of our outstanding ordinary shares entered into lock-up agreement with the Underwriter pursuant to which each agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares for a period of up to 6 months after the date of the underwriting agreement between the Company and the Underwriter without the prior written consent of the Underwriter. After the expiration of the six-month period, the ordinary shares held by our directors, executive officers and such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act, pursuant to another exemption from registration under the Securities Act, or by means of a registered public offering. See “Underwriting.”

Rule 144

All of our ordinary shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary shares then outstanding, in the form of ordinary shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder’s, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fees or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

TAXATION

The following summary of material Cayman Islands, PRC, and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares or the ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Our PRC counsel, Jiangsu Junjin Law Firm, has advised us that Li Bang International is not a PRC resident enterprise for PRC tax purposes. Li Bang International is not controlled by a PRC enterprise or PRC enterprise group and that Li Bang International meets all of the conditions above. Li Bang International is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that Li Bang International is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ordinary shares. In addition, non-resident enterprise shareholders (including the ordinary shareholders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ordinary shareholders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Li Bang International would in practice be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that Li Bang International is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, Li Bang International, is not deemed to be a PRC resident enterprise, holders of the ordinary shares and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ordinary shares. However, under Bulletin 7 and Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. However, sales of shares and ordinary shares by investors through a public stock exchange where such shares or ordinary shares are acquired on a public stock exchange are currently exempt from these indirect transfer rules under Bulletin 7 and Bulletin 37. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Bulletin 7 and Bulletin 37, and we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37, or to establish that we should not be taxed under these circulars.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Ordinary shares by a U.S. holder (as defined below) that holds our Ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders who will hold their Ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our Ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our Company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our income and assets and the value of our Ordinary shares, we do not believe that we were a PFIC for the taxable years ended June 30, 20201 and 2020, and do not anticipate becoming a PFIC in the foreseeable future.

Although we do not believe that we were a PFIC for the taxable year ended June 30, 2021 and 2020 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our Ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our Ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our Ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Ordinary shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Ordinary shares. Dividends received on the Ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Ordinary shares. (See “—People’s Republic of China Taxation”). In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the Ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the Ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our Ordinary shares listed on Nasdaq, and provided that the Ordinary shares will be regularly traded on Nasdaq, a U.S. holder holds Ordinary shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary shares held at the end of the taxable year over the adjusted tax basis of such Ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary shares over the fair market value of such Ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the Ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of the Ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our Ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our Ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our Ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions;

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States;

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global, located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Mourant Ozannes (Cayman) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Jiangsu Junjin law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jiangsu Junjin law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provides for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if it decides that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether, and on what basis, a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ordinary shares or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

UNDERWRITING

We have entered into an underwriting agreement with Univest Securities, LLC, the Underwriter, in connection with the firm commitment offering. The Underwriter has agreed to purchase from us, on a firm commitment basis, 5,000,000 ordinary shares, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus:

The Underwriter is committed to purchasing all the ordinary shares offered by this prospectus if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the ordinary shares covered by the underwriters’ over-allotment option to purchase the ordinary shares described below. The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Underwriter a 45-day option from the date of this prospectus to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), in any combination thereof, at the public offering price listed on the cover page of this prospectus per share, less underwriting discounts, and commissions.

Fees, Commissions, and Expense Reimbursement

Under the underwriting agreement, we have agreed to give the Underwriter a discount equal to 7% of the gross proceeds sold in this offering.

The following table shows, for each of the total without over-allotment option and total with full over-allotment option offering amounts, the per share and total public offering price, underwriting fees and commissions to be paid to the Underwriter by us, and proceeds to us, before expenses and assuming a $5.00 per share offering price.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public Offering Price	$5.00	$25,000,000	$28,750,000
Underwriting fees and commissions	0.35	1,750,000	2,012,500
Proceeds to Us, Before Expenses	$4.65	$23,250,000	$26,737,500

Because the actual amount to be raised in this offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to reimburse the Underwriter up to a maximum of $200,000 for out-of-pocket accountable expenses, provided that any expense over $5,000 shall require the prior written approval of the Company, including: (i) all reasonable travel and lodging expenses incurred by the Underwriter and its counsel in connection with visits to, and examinations of, our Company; (ii) background check on the Company’s principal shareholders, directors, and officers; (iii) the costs of all mailing and printing of the prospectuses and all amendments, supplements, and exhibits thereto, and as many preliminary and final prospectuses as the Underwriter may reasonably deem necessary; (iv) the fees and expenses of the transfer agent for such ordinary shares; and (v) the reasonable cost for roadshow meetings and preparation of a PowerPoint presentation. In addition, at the closing of the offering, the Company shall reimburse the Underwriter one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We paid an expense deposit of $30,000 to the Underwriter upon the execution of the engagement letter between us and the Underwriter dated September 13, 2021 (the “Engagement Letter”), and an additional $50,000 upon the Company’s first filing with the SEC, for the Underwriter’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the Underwriter’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). The Company has granted to the Underwriter the right to attend and observe meetings of the Board of Directors and has agreed to reimburse the Underwriter all of its reasonable out-of-pocket expenses of attendance, including but not limited to, food, lodging, and transportation as well as the same fees or compensation paid to non-employee directors of the Company, the aggregate of which is estimated to be approximately $0 as the Underwriter does not anticipate traveling to attend such meetings for the foreseeable future.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriter’s fees and commissions, will be approximately $[__], all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

Right of First Refusal

We have agreed to grant to the Representative, provided that this offering is completed, for a period of 12 months, the right, on at least the same terms and conditions offered to us by other investment banking service providers, to provide investment banking services in all matters for which investment banking services are sought (such right, the “Right of First Refusal”), which right is exercisable in the Representative’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as a placement agent, initial purchaser, or financial advisor in connection with any private offering of our securities; and (c) acting as financial advisor in connection with any sale or other transfer by us, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of our capital stock or assets, and any merger or consolidation of our Company with another entity. The Representative shall notify us of its intention to exercise its Right of First Refusal within 15 business days following notice in writing by us. The Right of First Refusal granted hereunder may be terminated by the Company for “cause,” which is defined as a material breach by Univest of the Underwriting Agreement or a material failure by Univest to provide the services as contemplated by the Underwriting Agreement.

Tail Financing

Univest will be entitled to its accountable and non-accountable expenses, a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt, and/or equity derivative instruments to any investor introduced by Univest to the Company, as well as the same warrant coverage as set forth under “-Underwriter Warrants” below, through March 11, 2024 (“Tail Period”), in connection with any public or private financing or capital raise (“Tail Financing”) which is consummated at any time during the Tail Period, provided that such Tail Financing is by a party introduced to the Company regarding an offering. This provision will not apply if the Underwriting Agreement is terminated due to Univest’s material breach of the Underwriting Agreement or its material failure to provide the underwriting services contemplated therein, which termination will eliminate the obligation of the Company to pay the Tail Fee.

Observer Rights

For a period of one year from the date of this prospectus, the Representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Representative and its counsel; and (ii) we may exclude such representative from meetings where, in the reasonable opinion of our counsel, such representative’s presence would compromise an attorney-client privilege. We will give the Representative written notice of each such meeting and will provide the Representative with an agenda and minutes of the meeting no later than we give such notice and provide such items to the other directors, and we will reimburse the Representative for its reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging, and transportation, as well as the same fees or compensation paid to non-employee directors of the Company. Due to the continuation of the Covid-19 pandemic, the Representatives do not currently intend to send an observer to the Company’s board meetings in person over the next 12 months but will attend via electronic means. The Representative will not receive any form of expense allowance or reimbursement from any source in connection with the observer rights, regardless of whether the Representatives attend virtually or in-person.

Lock-Up Agreements

Each of our officers, directors, and certain of our shareholders owning more than 5% of the outstanding ordinary shares (or securities convertible into our ordinary shares) agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares for a period of six (6) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Underwriter.

The Underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Underwriter Warrants

We have agreed to issue to the Underwriter warrants to purchase the number of ordinary shares in the aggregate equal to 6% of the aggregate number of ordinary shares sold in the Offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the date of the commencement of the sale of the ordinary shares, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither our Underwriter, nor permitted assignees under Rule 5110(g)(1), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of the commencement of the sale of the public securities in the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities.

Application for Nasdaq Market Listing

We intend to apply to have our ordinary shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “LBGJ” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$2,484.36
Nasdaq Listing Fee	5,000.00
FINRA Fee	4,520.00
Printing and Engraving Expenses	10,000.00
Legal Fees and Expenses	550,000
Accounting Fees and Expenses	450,000
Miscellaneous	5,000
Total	$1,027,004.36

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters of U.S. federal securities and New York state law. The validity of the ordinary shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Mourant Ozannes (Cayman) LLP. Legal matters as to PRC law will be passed upon for us by Jiangsu Junjin law Firm. Ortoli Rosenstadt LLP may rely upon Mourant Ozannes (Cayman) LLP with respect to matters governed by Cayman Islands law and Jiangsu Junjin Law Firm with respect to matters governed by PRC law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended June 30, 2021 and 2020 included in this Registration Statement have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, New York, 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ordinary shares. Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

LI BANG INTERNATIONAL CORPORATION INC.

TABLE OF CONTENTS

LI BANG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2021	2021
	(Unaudited)
ASSETS
Current Assets
Cash	$85,787	$104,843
Accounts receivable, net	7,746,842	4,969,980
Notes receivable	-	23,219
Advances to suppliers, net	1,927,520	174,528
Inventories	2,774,952	4,013,925
Due from related parties	924,914	1,206,189
Prepaid expenses and other current assets, net	465,467	224,733
Total current assets	13,925,482	10,717,417

Non-current assets
Non-current accounts receivable	990,949	1,096,506
Deferred offering cost	227,967	146,034
Property and equipment, net	4,027,014	3,749,509
Construction in process	-	345,177
Intangible assets, net	645,540	645,398
Deferred tax assets, net	32,775	30,688
Other non-current assets	124,393	106,211
Total non-current assets	6,048,638	6,119,523

Total Assets	$19,974,120	$16,836,940

LIABILITIES AND EQUITY
Current Liabilities
Short-term loans	$4,415,201	$3,523,165
Accounts payable	3,874,804	2,834,659
Advance from customers	1,363,989	2,557,279
Taxes payable	2,239,823	1,350,430
Dividends payable	941,073	-
Due to related parties	204,562	160,936
Other payables and other current liabilities	1,400,781	763,334
Total current liabilities	14,440,233	11,189,803
`
Total Liabilities	14,440,233	11,189,803

Commitments and contingencies

Equity:
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued and outstanding as at December 31, 2021 and June 30, 2021 *)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	481,677	374,975
Retained earnings	2,511,566	2,811,381
Accumulated other comprehensive income	365,576	283,393
Total shareholders’ equity of the Company	5,595,497	5,706,427
Non-controlling interest	(61,610)	(59,290)
Total equity	5,533,887	5,647,137

Total Liabilities and Equity	$19,974,120	$16,836,940

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)

Revenues:
Project revenues	$7,335,186	$8,454,419
Retail revenues	140,575	206,709
Total revenues	7,475,761	8,661,128
Cost of revenues	(4,978,707)	(5,386,992)
Gross profit	2,497,054	3,274,136

Operating expenses:
Selling expenses	393,126	412,429
General and administrative expenses	1,009,741	940,180
((Reduction of) provision for bad debt expense	(210)	37,661
Total operating expenses	1,402,657	1,390,270

Income from operations	1,094,397	1,883,866

Other income (expense):
Interest (expense)	(122,179)	(103,663)
Other income, net	157,035	99,180
Total other income (expense), net	34,856	(4,483)

Income before provision for income taxes	1,129,253	1,879,383

Provision for income taxes	382,814	462,889

Net income	746,439	1,416,494
Less: net (loss) attributable to non-controlling interests	(1,521)	(1,284)
Net income attributable to ordinary shareholders	$747,960	$1,417,778

Comprehensive income
Net income	$746,439	$1,416,494
Foreign currency translation gain	81,384	280,306
Total comprehensive income	827,823	1,696,800
Less: comprehensive (loss) attributable to non-controlling interest	(2,320)	(5,626)
Comprehensive income attributable to ordinary shareholders	$830,143	$1,702,426

Earnings per common share*
– Basic and diluted	$0.04	$0.08

Weighted average number of common shares outstanding*
–Basic and diluted	17,000,000	17,000,000

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares*		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	earnings	income (loss)	equity	interests	equity
		US$	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2020	17,000,000	$1,700	$(1,699)	$2,236,677	$98,477	$425,577	$(45,819)	$2,714,913	$(50,510)	$2,664,403
Net income	-	-	-	-	-	1,417,778	-	1,417,778	(1,284)	1,416,494
Appropriation to statutory reserve	-	-	-	-	142,957	(142,957)	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	284,648	284,648	(4,342)	280,306
Balance as of December 31, 2020 (unaudited)	17,000,000	$1,700	$(1,699)	$2,236,677	$241,434	$1,700,398	$238,829	$4,417,339	$(56,136)	$4,361,203

	Ordinary shares*		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	earnings	income	equity	interests	equity
		US$	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2021	17,000,000	$1,700	$(1,699)	$2,236,677	$374,975	$2,811,381	$283,393	$5,706,427	$(59,290)	$5,647,137
Net income	-	-	-	-	-	747,960	-	747,960	(1,521)	746,439
Appropriation to statutory reserve	-	-	-	-	106,702	(106,702)	-	-	-	-
Dividends declared			-			(941,073)		(941,073)		(941,073)
Foreign currency translation adjustment	-	-		-	-	-	82,183	82,183	(799)	81,384
Balance as of December 31, 2021 (unaudited)	17,000,000	$1,700	$(1,699)	$2,236,677	$481,677	$2,511,566	$365,576	$5,595,497	$(61,610)	$5,533,887

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$746,439	$1,416,494
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	269,941	257,125
(Reversal of) provision for bad debt expenses	(210)	37,661
Deferred tax	(1,665)	(2,875)
Changes in operating assets and liabilities:
Accounts receivable	(2,555,784)	(872,929)
Notes receivable	23,320	-
Advances to suppliers	(1,747,253)	(458,158)
Inventories	1,280,739	1,513,061
Due from related parties	294,627	230,157
Prepaid expenses and other current assets	(271,654)	155,448
Accounts payable	858,543	283,231
Advances from customers	(1,216,344)	(3,130,135)
Taxes payable	863,848	503,574
Due to related parties	41,131	1,514
Other payables and other current liabilities	641,656	520,742
Net cash (used in) provided by operating activities	(772,667)	454,910

Cash flows from investing activities
Purchase of property and equipment	(5,554)	(126,162)
Net cash used in investing activities	(5,554)	(126,162)

Cash flows from financing activities
Proceeds from short-term loans	3,583,477	1,476,472
Repayments of short-term loans	(2,745,519)	(1,491,237)
Repayment of short-term notes payable	-	(776,554)
Payment of offering costs	(80,000)	-
Net cash provided by (used in) financing activities	757,958	(791,319)
Effect of foreign exchange rate on cash	10,380	37,087
Net (decrease) in cash	(9,883)	(425,484)
Cash at the beginning of the year	95,670	643,168
Cash at the end of the year	$85,787	$217,684

Supplemental disclosures of cash flow information:
Interest paid	$122,179	$103,663
Income taxes paid	$-	$29,975

Supplemental non-cash financing information:
Declared but not paid dividends	$941,073	$-

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Li Bang International Corporation Inc. (“Li Bang International” or the “Company”) was registered and established in the Cayman Islands on July 8, 2021.

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares. In the aggregate, the Company issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 ordinary shares, 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, which is controlled by Huang Feng, our CEO and Chairman of the Board.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WOFE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. On December 2, 2019, Li Bang Kitchen Appliance established a subsidiary in China, Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”). On November 25, 2015, Wuxi Li Bang established one subsidiary in China, Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”). In March 2019, Wuxi Li Bang transferred its ownership in Nanjing Bangshijie to Li Bang Kitchen Appliance.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 22, 2021. The reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder, Huang Feng, controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

After the Reorganization, the Company’s corporate structure is as follows:

The Company conducts all of its operations in China through its Operating Subsidiaries. The main business of its Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under its own “Libang” brand. Additionally, through its Operating Subsidiaries, the Company provides its customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended December 31, 2021 are not necessarily indicative of results to be expected for any other interim period or for the full year of fiscal 2022. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended June 30, 2021 and 2020.

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Non-controlling interests

Non-controlling interests are recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively.

Non-controlling interests are presented as a separate line item in the equity section of the Company’s Consolidated Balance Sheets and have been separately disclosed in the Company’s Consolidated Statements of Income and Comprehensive Income to distinguish the interests from that of the Company.

(d)	Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the valuation of inventories, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax positions and realization of deferred tax assets. Actual results could differ from those estimates.

(e)	Cash

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$77,000) for each bank.

(f)	Accounts receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, the customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

In accordance with FASB ASC 210-10-45, the non-current accounts receivable represents the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period stipulated in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year time period as the basis for the separation of current and non-current accounts receivable.

(g)	Advances to suppliers, net

Advances to suppliers consist of balances paid to suppliers for inventories that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance. The amount of allowance for doubtful accounts as of December 31, 2021 and June 30,2021 was $51,343 and $38,747, respectively.

(h)	Inventories

Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value. There was no allowance for inventory as of December 31, 2021 and June 30,2021.

(i)	Property and Equipment, Net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows:

Category	Estimated useful lives
Buildings and improvements	10-20 years
Computer and office equipment	3-10 years
Machine and equipment	3-10 years
Vehicles	4-5 years

(j)	Intangible assets, net

Intangible assets purchased from third parties are initially recorded at cost and amortized on a straight-line basis over their estimated economic useful lives.

The estimated useful lives of intangible assets are as follows:

Category	Estimated useful lives
Land use right	50 years

(k)	Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Other, net” in the consolidated statements of income and comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. No impairments of long-lived assets were recognized during the six months ended December 31, 2021 and 2020.

(l)	Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology that are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, notes receivable, advances to suppliers, inventories, due from related parties, prepaid expenses and other current assets, short-term bank loans, accounts payable, notes payable, advance from customers, due to related parties, taxes payable, and other payables and other current liabilities approximate their fair value due to their short-term maturities.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

(m)	Revenue recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company will recognize revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. In the event the Company receives an advance from a customer, such advance is recorded as Advances from customers.

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The customer issues a product check and acceptance document after checking the quantity and quality of the products received and installed. Revenue is recognized when the Company receives the confirmation of product acceptance. Revenues are recorded net of value-added tax, discounts, and surcharges and allowance for returns.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within a five-day timeframe and are inseparable from project sales. The detailed mechanical plans, electrical design and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under ASC 606 until the point in time when the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occur without a contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the assistance of a salesperson. In addition, there are customers who come directly to the factory to purchase products directly. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes, discounts and an surcharges and allowance for returns.

(n)	Cost of revenue

Cost of revenues consists primarily of the cost of merchandise sold, delivery cost and installation fees, that are directly attributable to the sale of certain designated products as well as allowance for and write-down of slow-moving inventories.

(o)	General and administrative expenses

General and administrative expenses consist mainly of payroll and related costs for employees involved in general corporate functions, including accounting, finance, tax, legal and human resources, professional fees and other general corporate expenses as well as costs associated with the use by these functions of facilities and equipment, such as depreciation and rental expenses.

(p)	Selling expenses

Selling expenses consist mainly of payroll and benefits for employees involved in the sales and distribution functions, kitchen equipment maintenance fees and freight out.

(q)	Interest expense

Interest expense relates to interest on our short-term borrowings.

(r)	Mainland China employee contribution plans

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits and housing fund through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were $103,086 and $33,464 for the six months ended December 31, 2021 and 2020, respectively.

(s)	Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the six months ended December 31, 2021 and 2020. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2021 and June 30,2021.

(t)	Value Added Tax (“VAT”)

Starting from April 1, 2019, the VAT rate for revenue generated from providing products was 13%. VAT is reported as a reduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded in taxes payable. The Company records a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by the Company’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

(u)	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. When the Company has a net (loss), diluted securities are not included as they would be anti-dilutive. As of December 31, 2021 and June 30, 2021, there were no dilutive securities.

(v)	Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments from the Company not using the U.S. dollar as its functional currency.

(w)	Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s consolidated financial statements are reported using the U.S. Dollar (“US$” or “$”). The consolidated statements of income and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statements of Income and Comprehensive Income.

The value of RMB against the US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	December 31,	June 30,	Six months ended December 31,
	2021	2021	2021	2020
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	6.3757	6.4601	6.4323	6.7729

(x)	Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(y)	Statements of cash flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average translation rates for the periods presented. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. The Company adopted FASB ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, on July 1, 2019, and presents restricted cash within the ending cash and restricted cash balances on the Company’s consolidated statements of cash flows for the periods presented.

(z)	Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$78,000) for each bank. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash and restricted cash are financially sound based on public available information. As of December 31, 2021 and June 30,2021, all cash balances held in PRC banks are covered by insurance.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

Concentration and credit risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable, notes receivable, advances to suppliers and amount due from related parties. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to most clients of the Company are state-owned enterprises. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk principally on floating rate borrowings, and the risks due to changes in interest rates is not considered material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

(aa)	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(bb)	Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company is still evaluating the impact of this accounting standard on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this ASU on July 1, 2022 and the adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practices or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. The amendments in this Update should be applied retrospectively. The adoption of this new standard did not have a significant impact on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of Income and comprehensive income and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Trade accounts receivable	$7,930,586	$5,163,685
Less: allowance for doubtful accounts	(183,744)	(193,705)
Accounts receivable, net - current	$7,746,842	$4,969,980
Non-current accounts receivable	$990,949	$1,096,506

The movement of allowance of doubtful accounts is as follows:

Balance at July 1,2020	$(110,597)
Increase in allowance for doubtful accounts	(72,503)
Foreign exchange difference	(10,605)
Balance at June 30, 2021	(193,705)
Decrease in allowance for doubtful accounts	12,525
Foreign exchange difference	(2,564)
Balance at December 31, 2021 (unaudited)	$(183,744)

NOTE 4 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Advances for products and services from third parties	$1,978,863	$213,275
Less: allowance for doubtful accounts	(51,343)	(38,747)
Advances to suppliers, net	$1,927,520	$174,528

The movement of allowance of doubtful accounts is as follows:

Balance at July 1,2020	$(10,820)
Increase in allowance for doubtful accounts	(26,890)
Foreign exchange difference	(1,037)
Balance at June 30, 2021	(38,747)
Increase in allowance for doubtful accounts	(12,083)
Foreign exchange difference	(513)
Balance at December 31, 2021 (unaudited)	$(51,343)

NOTE 5 – INVENTORIES

Inventories consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Raw material	$764,361	$465,298
Finished goods	1,960,421	3,465,011
Work in process	50,170	83,616
Inventories	$2,774,952	$4,013,925

The Company reviews its inventories periodically to determine if any reserves are necessary for slow-moving inventory or if a write-down is necessary when the carrying value exceeds net realizable value. For the six months ended December 31, 2021 and 2020, no provision for slow-moving inventory was made.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost less accumulated depreciation, consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Buildings and improvements	$4,484,875	$3,946,431
Computer and office equipment	175,298	171,227
Machinery and equipment	1,790,193	1,763,055
Vehicles	781,197	770,991
Subtotal	7,231,563	6,651,704
Less: accumulated depreciation	(3,204,549)	(2,902,195)
Property and equipment, net	$4,027,014	$3,749,509

For the six months ended December 31, 2021 and 2020, depreciation expense amounted to $261,613 and $249,216, respectively.

NOTE 7 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Land use right	$840,182	$829,205
Less: accumulated amortization	(194,642)	(183,807)
Intangible assets, net	$645,540	$645,398

For the six months ended December 31, 2021 and 2020, amortization expense amounted to $8,328 and $7,909, respectively.

Estimated future amortization expense is as follows:

12 months ending December 31,	Amortization expense
2022	$16,804
2023	16,804
2024	16,804
2025	16,804
2026	16,804
Thereafter	561,520
Total	$645,540

NOTE 8 – SHORT-TERM LOANS

Short-term loans of the Company consist of the following:

	December 31, 2021
	Principle Amount	Annual Interest Rate	Contract term
	(Unaudited)
Rural commercial Bank	$1,882,144	5.500%	2021/11/11-2022/11/10
Rural commercial Bank	470,537	5.500%	2021/11/11-2022/11/10
Rural commercial Bank	470,537	6.500%	2021/11/16-2022/11/15
Bank of Ningbo	784,228	4.850%	2021/04/08-2022/04/08
Bank of Jiangsu	650,909	4.785%	2021/11/08-2022/9/30
Shenzhen Qianhai Webank	156,846	14.58%	2021/11/26-2022/1/13
Total	$4,415,201

	June 30, 2021
	Principle Amount	Annual Interest Rate	Contract term

Jiangsu Jiangyin Rural Commercial Bank	$1,547,963	5.500%	2020/11/11-2021/11/11
Jiangsu Jiangyin Rural Commercial Bank	396,279	5.655%	2021/01/25-2022/01/24
Bank of Jiangsu	650,145	4.785%	2020/12/07-2021/11/08
Bank of Ningbo	773,982	4.850%	2021/04/08-2022/04/08
Shenzhen Qianhai Webank	154,796	15.390%	2021/06/30-2021/07/30
Total	$3,523,165

On January 17, 2020, Wuxi Li Bang obtained a working capital loan from Jiangsu Jiangyin Rural Commercial Bank, in the amount of RMB 3.2 million (approximately US$450,000), with interest at 5.655% and a maturity date of January 16, 2021. The loan was guaranteed by Huang Jiandong and his wife Dong Qinju. The loan was repaid on January 15, 2021.

On December 23, 2019, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 4.5 million (approximately US$635,000), with interest at 4.785%, which matured on December 7, 2020. Huang Jiandong and his wife Dong Qinju used four of their real estate properties as collateral. The loan required that RMB 50,000 (approximately US$7,700) will be repaid each quarter. After the expiration of the contract, Wuxi Li bang and Bank of Jiangsu extended the loan contract. As the maturity date on November 8, 2021, the principal of RMB4.15 million (approximately $650,000) has not been repaid. On November 2, 2021, a loan renewal agreement was signed with Bank of Jiangsu. The renewed loan matures on September 30, 2022, and the interest rate remains unchanged. As of December 21, 2021, the balance of the loan is RMB4.15 million (approximately US$650,000).

On April 7, 2021, Wuxi Li Bang obtained a working capital loan from the Bank of Ningbo, for RMB 5 million (approximately US$770,000), with interest at 4.85% maturing April 6, 2022. The loan is guaranteed by Wuxi Li Bang, Huang Jiandong and his wife Dong Qinju. The loan was repaid on April 6, 2022.

During the period from July 1, 2021 to December 31, 2021, Suzhou Deji obtained various short-term online loans from the Shenzhen Qianhai Webank. The total of the short-term loans was RMB 5.05 million (approximately US$790,000), with interest at 14.79%, with an average loan amount of RMB 1 million (approximately US$150,000) and various terms of one to four months. As of December 31, 2021, Suzhou Deji has borrowed RMB 1 million (approximately US$154,800) which was subsequently repaid in January 2022.

On November 11, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 12 million (approximately US$1.88 million), with interest at 5.5% maturing on November 10, 2022. Wuxi Li Bang used real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral.

On November 11, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 3 million (approximately US$470,000), with interest at 5.5% maturing on November 10, 2022. Wuxi Li Bang used real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. Huang Feng provided a guarantee for this loan.

On November 16, 2021, Wuxi Li Bang obtained a working capital loan from Jiangyin Rural Commercial Bank, for RMB 3 million (approximately US$470,000), with interest at 6.5% maturing on November 10, 2022. Wuxi Li Bang used real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. Huang Feng provided a guarantee for this loan.

Interest expense for six months ended December 31, 2021 and 2020 amounted to approximately $122,179 and $103,663, respectively.

NOTE 9 – OTHER PAYABLES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Payroll payable	$727,054	$325,734
Interest-free borrowing from third parties	561,616	320,428
Accrued expenses	87,821	86,674
Deposits	15,685	15,480
Others	8,605	15,018
Other payables and other current liabilities	$1,400,781	$763,334

NOTE 10 – RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2021:

Name of related parties	Relationship with the Group
Huang Feng	Indirect majority shareholder of Li Bang International
Huang Jiandong	Father of Huang Feng
Dong Qinju	Mother of Huang Feng
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji
Li Funa	Director, an indirect shareholder of Li Bang International and Huang Feng’s wife
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor, Xia Liang owns 50% share
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor, Huang Feng owns 65% share

The following represented related party balances which are non-interest bearing as of December 31, 2021 and June 30, 2021:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Amounts due from related parties:
Huang Feng (1)	$311,409	$286,058
Huang Jiandong (2)	36,978	36,495
Dong Qinju (3)	576,527	862,434
Suzhou Beifusi Trading Co., Ltd. (4)	-	15,872
Bangshida International Trade (Suzhou) Co., Ltd. (5)	-	5,330
	$924,914	$1,206,189

Amounts due to related parties:
Xia Liang (6)	$110,052	$103,042
Li Funa (6)	47,054	46,439
Bangshida International Trade (Suzhou) Co., Ltd. (6)	35,850	-
Fan Hu (6)	11,606	11,455
	$204,562	$160,936

(1)	This represents a loan from the Company to Huang Feng. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(2)	This represents a loan from the Company to Huang Jiandong. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(3)	This represents a loan from the Company to Dong Qinju. The loan is non-interest bearing and it is due on demand. The loan was repaid on June 9, 2022.

(4)	This represents payments of operating expenses on behalf of Suzhou Beifusi Trading Co., Ltd.

(5)	This represents payments of operating expenses on behalf of Bangshida International Trade (Suzhou) Co., Ltd

(6)	The balances mainly represent expenses paid on behalf of the Company for Company’s operations expenses.

The following represents related party transactions for the six months ended December 31, 2021 and 2020:

	For the Six Months Ended December 31,
	2021	2020
Cost of revenues:	(Unaudited)	(Unaudited)
Bangshida International Trade (Suzhou) Co., Ltd.	$44,387	$172,668
	$44,387	$172,668

NOTE 11 – SHAREHOLDERS’ EQUITY

Ordinary shares

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares. The Company issued an aggregate of 12,801,000 ordinary shares to Maple Huang Holdings Limited, an entity 100% owned by Huang Feng, issued an aggregate of 2,635,000 ordinary shares to Funa Lee Holdings Limited, an entity 100% owned by Li Funa who is Huang Feng’s wife, and two other shareholders. Of the 17,000,000 ordinary shares, 75.3% are owned by Maple Huang Holdings Limited.

Statuary Reserve

In accordance with the Regulations on Enterprises of PRC, the Company’s WFOE and its subsidiaries in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves have reached 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of December 31, 2021 and June 30,2021, the statutory reserves of the Company’s WFOE and its subsidiaries in the PRC have not reached 50% of their respective registered capital. As of December 31, 2021 and June 30, 2021, the balances of the statutory reserves were $481,677 and $374,975, respectively.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC Operating Subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of December 31, 2021 and June 30,2021, restricted net assets of the Company’s PRC subsidiaries were $2,718,354 and $2,611,652, respectively.

Dividends

On November 30, 2021, the Company declared a dividend of $941,073 (RMB 6,000,000). The dividend was paid by Wuxi Li Bang on behalf of the Company on or about June 8, 2022.

Non-controlling interest

Non-controlling interest consists of the following:

	December 31, 2021
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	(Unaudited)	(Unaudited)	(Unaudited)
Paid-in capital	$-	$-	$-
Deficit	(2,594)	(55,339)	(57,933)
Accumulated other comprehensive (loss)	(137)	(3,540)	(3,677)
Total non-controlling interest	$(2,731)	$(58,879)	$(61,610)

	June 30, 2021
	Yangzhou Bangshijie	Nanjing Bangshijie	Total

Paid-in capital	$-	$-	$-
Deficit	(2,326)	(54,086)	(56,412)
Accumulated other comprehensive income	(102)	(2,776)	(2,878
Total non-controlling interest	$(2,428)	$(56,862)	$(59,290)

Yangzhou Bangshijie is a limited liability company incorporated on December 2, 2019, under the laws of China; Li Bang holds a 90% equity interest. Nanjing Bangshijie is a limited liability company incorporated on November 25, 2019, under the laws of China; Li Bang held a 50% equity interest. On August 6, 2020, Li Bang acquired 45% of the shares of another shareholder, which increased the proportion of shares held by Li Bang to 95%

No capital contributions were received from non-controlling shareholders during the six months ended December 31, 2021 and 2020.

NOTE 12 – OTHER INCOME, NET

Other income (expense), net consisted of the following:

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Maintenance revenue	$54,828	$18,778
Brand charge	56,685	64,881
Rental income, net *	29,099	13,574
Waste sales	13,090	13,097
Other, net	3,333	(11,150)
Total other income, net	$157,035	$99,180

*	On January 15, 2016, Wuxi Li Bang leased the property located in 179 Xizhang Road, Gushan Town to Jiangsu Craftsman Clothing Technology Co., LTD. The term is five years and the rent is RMB1,968,000 (approximately US$300,000) in total. The rent is paid yearly, and the amount is RMB368,000 (approximately USD56,000) for the first year and RMB400,000 (approximately US$61,000) for the following four years.

On February 10, 2021, Wuxi Li Bang leased the property located in 179 Xizhang Road, Gushan Town to Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (approximately US$577,000) in total. The rent is paid yearly, and the amount is RMB600,000 (approximately US$92,000) for the first three years and RMB650,000 (approximately US$100,000) for the following three years.

NOTE 13 – TAXES

Corporation income taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Li Bang International Corporation Inc. is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of Cayman Islands.

Li Bang International Hong Kong Holdings Limited is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years.

Since Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied for HNTE status in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% beginning December 2016 and is able to enjoy the reduced income tax rate until December 2022.

Income before provision for income taxes consisted of:

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Outside China	$-	$-
China	1,129,253	1,879,383
Income before provision for income taxes	$1,129,253	$1,879,383

The provision for income tax consisted of the following:

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Current
Cayman Islands	$-	$-
Hong Kong	-	-
China	384,479	465,764
Deferred	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	(1,665)	(2,875)
Income tax provision	$382,814	$462,889

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Income tax at expected tax rates	25.0%	25.0%
Non-deductible expenses	5.1%	2.9%
Effect of PRC preferential tax rates	0.4%	(3.6)%
Other	3.4%	0.3%
Effective tax rate	33.9%	24.6%

Deferred tax assets and liabilities

Components of deferred tax assets and liabilities were as follows:

	December 31,	June 30,
	2021	2021
	(Unaudited)
Allowance for doubtful accounts	$32,775	$30,688
Deferred tax assets	$32,775	$30,688

Taxes Payable

Taxes payable consisted of the following:

	December 31,	June 30,
	2021	2021
	(Unaudited)
VAT payable	$638,346	$160,775
Income taxes payable	1,590,231	1,187,374
Other taxes payable	11,246	2,281
Total	$2,239,823	$1,350,430

Other taxes payable consists mainly of tax obligations related to city construction taxes, education funds and withholding taxes related to dividends distributed to the Company’s shareholders.

NOTE 14 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major customers

For the six months ended December 31, 2021, two customers accounted for 21% and 16% of the Company’s revenues, respectively. As of December 31, 2021, one customer accounted for 14% of the Company’s total trade account receivable.

For the six months ended December 31, 2020, three customers accounted for 21%, 12% and 11% of the Company’s revenues, respectively. As of December 31, 2020, two customers accounted for 14% and 10% of the Company’s total trade account receivable, respectively.

Major suppliers

For the six months ended December 31, 2021, no supplier accounted for more than 10% of total purchases. At December 31, 2021, no supplier accounted for more than 10% of the Company’s trade accounts payable.

For the six months ended December 31, 2020, no supplier accounted for 10% of total purchases. December 31, 2020, no supplier accounted for more than 10% of the Company’s trade accounts payable.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Warranties

In connection with the Company’s sales and installations, they provide warranties from 1 to 5 years for their products. The Company accepts product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. The Company has not experienced material warranty claims.

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments amount to approximately $15,538 for the twelve months ending December 31, 2022.

Rent expense for the six months ended December 31, 2021 and 2020 was $8,663 and $5,127, respectively.

Concentration of credit risk

The Company places its cash with financial institutions with high-credit ratings and quality. Cash as of December 31, 2021 was $85,787. A depositor has up to RMB 500,000 (approximately US$78,000) insured by the People’s Bank of China Financial Stability Bureau (“FSD”) if the bank fails. While management believes its financial institutions are of high credit quality, it continually monitors their credit worthiness.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Impact of COVID-19 Outbreak

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the six months ended December 31, 2021 COVID-19 has had limited impact on the Company’s operations. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic, the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. As there are still intermittent regional outbreaks of the coronavirus and its variants in 2022 (such as in Beijing and Shanghai), movement in certain areas of China is still limited which has had a negative impact on our business activities.

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through July 28,  2022, the date that the consolidated financial statements were available to be issued and noted the following subsequent events:

On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares. (See note 1)

The Company’s loan transactions after December 31, 2021 are as follows.

During the period from January 1, 2022 to April 11, 2022, Suzhou Deji obtained various short-term online loans from the Shenzhen Qianhai Webank. The total amount of short-term loans was RMB 1.2 million (approximately US$190,000), with interest at 14.58%, with an average loan amount of RMB 30,000 and various terms of three to four days. Suzhou Deji fully repaid the loan on April 14,2022.

During the period from March 7, 2022 to March 23, 2022, Suzhou Deji obtained several online loans from the Shenzhen Qianhai Webank. The total amount of loans was RMB 2.4 million (approximately US$380,000), with interest at 12.96% and the term of the loans are 2 years, but Suzhou Deji fully repaid the loan on April 14,2022.

On March 3, 2022, Suzhou Deji obtained another online loan from the Shenzhen Qianhai Webank, for RMB 600,000 (approximately US$90,000), with interest at 15.39% and the term of the loan is 2 years, but Suzhou Deji fully repaid the loan on April 14,2022.

On December 30, 2021, Suzhou Deji signed two maximum working capital loan agreements with Suzhou Rural Commercial Bank. According to the agreement, during the period from December 30, 2021 to December 30, 2031, the borrower can apply to the bank for a loan for the maximum amount of RMB 2.1 million (approximately US$330,000) and RMB 27.7 million (approximately US$4.27 million) respectively as the actual use of funds. On January 6, 2022, Suzhou Deji obtained the above two short-term loans from Suzhou Rural Commercial Bank. of which the amounts are RMB 1.4 million (approximately US$220,000), and RMB 8.6 million (approximately US$1.35 million) respectively. with interest at 5.75% with a maturity date of July 6, 2022.

On March 29, 2022, Wuxi Li Bang obtained a working capital loan from Bank of Nanjing, for RMB 5 million (approximately US$770,000), with interest at 4.85%. The loan is due on March 24, 2023, and is guaranteed by Huang Jiandong, Huang Feng, Li Funa and Dong Qinju.

As of December 31, 2021, the total amount of non-interest loans to Huang Feng were approximately $311,409，which was fully repaid on June 9, 2022.

As of December 31, 2021, the total amount of non-interest loans to Huang Jiandong were approximately $36,978，which was fully repaid on June 9, 2022.

As of December 31, 2021, the total amount of non-interest loans to Dong Qinju were approximately $576,527，which was fully repaid on June 9, 2022.

NOTE 17 –PARENT COMPANY INFORMATION

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of December 31, 2021 and June 30,2021, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY BALANCE SHEETS

	December 31,	June 30,
	2021	2021
	(Unaudited)
ASSETS
Current Assets
Dividends receivable	$941,073	$-
Non-current assets:
Investment in subsidiaries	5,595,497	5,706,427

Total Assets	$6,536,570	$5,706,427

LIABILITIES AND EQUITY

Current Liabilities:
Dividends payable	$941,073	$-

Total liabilities	$941,073	$-

COMMITMENTS AND CONTINGENCIES

EQUITY
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued and outstanding as at December 31, 2021 and June 30, 2021 *)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	481,677	374,975
Retained earnings	2,511,566	2,811,381
Accumulated other comprehensive income (loss)	365,576	283,393
Total equity	5,595,497	5,706,427

Total liabilities and equity	$6,536,570	$5,706,427

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES	$747,960	$1,417,778

NET INCOME	747,960	1,417,778
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	82,183	284,648
COMPREHENSIVE INCOME	$830,143	$1,702,426

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$747,960	$1,417,778
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income of subsidiaries	(747,960)	(1,417,778)
Net cash (used in) provided by operating activities	-	-

Net (decrease) increase in cash	-	-
Cash at the beginning of the year	-	-
Cash at the end of the year	$-	$-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Li Bang International Corporation Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Li Bang International Corporation Inc. and Subsidiaries (the “Company”) as of June 30, 2021 and 2020 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditors since 2021.

Flushing, New York

July 28, 2022

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2021	2020
	US$	US$
ASSETS
Current Assets:
Cash	$104,843	$140,375
Restricted cash	-	502,793
Accounts receivable, net	4,969,980	2,984,613
Notes receivable	23,219	-
Advances to suppliers, net	174,528	413,499
Inventories	4,013,925	4,858,758
Due from related parties	1,206,189	1,271,051
Prepaid expenses and other current assets, net	224,733	437,367
Total current assets	10,717,417	10,608,456

Non-current assets:
Non-current accounts receivable	1,096,506	828,716
Deferred offering costs	146,034	-
Property and equipment, net	3,749,509	3,760,215
Construction in progress	345,177	-
Intangible assets, net	645,398	604,065
Deferred tax assets, net	30,688	17,044
Other non-current assets	106,211	141,888
Total non-current assets	6,119,523	5,351,928

Total Assets	$16,836,940	$15,960,384

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$3,523,165	$3,192,316
Accounts payable	2,834,659	3,237,091
Notes payable	-	742,923
Advances from customers	2,557,279	4,838,670
Taxes payable	1,350,430	356,422
Due to related parties	160,936	187,702
Other payables and other current liabilities	763,334	740,857
Total current liabilities	11,189,803	13,295,981

Total Liabilities	11,189,803	13,295,981

Commitments and contingencies

Equity:
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued and outstanding as at June 30, 2021 and 2020 *)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	374,975	98,477
Retained earnings	2,811,381	425,577
Accumulated other comprehensive income (loss)	283,393	(45,819)
Total shareholders’ equity of the Company	5,706,427	2,714,913
Non-controlling interest	(59,290)	(50,510)
Total equity	5,647,137	2,664,403

Total Liabilities and Equity	$16,836,940	$15,960,384

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2021	2020
	US$	US$
Revenues:
Project revenues	$15,586,417	$9,684,641
Retail revenues	315,526	308,140
Total revenues	15,901,943	9,992,781
Cost of revenues	(9,309,809)	(5,809,647)
Gross profit	6,592,134	4,183,134

Operating expenses:
Selling expenses	678,609	616,528
General and administrative expenses	2,178,502	1,792,606
Bad debt expense	97,062	37,249
Total operating expenses	2,954,173	2,446,383

Income from operations	3,637,961	1,736,751

Other income (expense):
Interest expense	(203,542)	(217,181)
Other income, net	143,029	174,106
Total other (expense), net	(60,513)	(43,075)

Income before provision for income taxes	3,577,448	1,693,676

Provision for income taxes	918,984	465,761

Net income	2,658,464	1,227,915
Less: net (loss) attributable to non-controlling interests	(3,838)	(17,504)
Net income attributable to ordinary shareholders	$2,662,302	$1,245,419

Comprehensive income
Net income	$2,658,464	$1,227,915
Foreign currency translation gain (loss)	324,270	(63,938)
Total comprehensive income	2,982,734	1,163,977
Less: comprehensive (loss) attributable to non-controlling interest	(8,780)	(16,369)
Comprehensive income attributable to ordinary shareholders	$2,991,514	$1,180,346

Earnings per ordinary share*
– Basic and diluted	$0.16	$0.07

Weighted average number of ordinary shares outstanding*
– Basic and diluted	17,000,000	17,000,000

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares*		Subscription	Additional paid-in	Statutory	Retained earnings	Accumulated other comprehensive	Total shareholders’	Non-controlling	Total
	Shares	Amount	receivable	capital	reserves	(deficit)	income (loss)	Equity	interests	Equity
		US$	US$	US$	US$	US$	US$	US$	US$	US$
Balance as of June 30, 2019	17,000,000	$1,700	$(1,699)	$2,233,813	$19,665	$(242,440)	$19,254	$2,030,293	$(34,141)	$1,996,152
Cash contribution from shareholders	-	-	-	2,864	-	-	-	2,864	-	2,864
Net income	-	-	-	-	-	1,245,419	-	1,245,419	(17,504)	1,227,915
Appropriation to statutory reserve	-	-	-	-	78,812	(78,812)	-	-	-	-
Dividends declared	-	-	-	-	-	(498,590)	-	(498,590)	-	(498,590)
Foreign currency translation adjustment	-	-	-	-	-	-	(65,073)	(65,073)	1,135	(63,938)
Balance as of June 30, 2020	17,000,000	1,700	(1,699)	2,236,677	98,477	425,577	(45,819)	2,714,913	(50,510)	2,664,403
Net income	-	-	-	-	-	2,662,302	-	2,662,302	(3,838)	2,658,464
Appropriation to statutory reserve	-	-	-	-	276,498	(276,498)	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	329,212	329,212	(4,942)	324,270
Balance as of June 30, 2021	17,000,000	$1,700	$(1,699)	$2,236,677	$374,975	$2,811,381	$283,393	$5,706,427	$(59,290)	$5,647,137

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2020
	US$	US$
Cash flows from operating activities:
Net income	$2,658,464	$1,227,915
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	535,289	448,130
Loss on disposal of property and equipment	6,676	1,107
Bad debt expense	97,062	34,865
Deferred tax (benefit)	(11,707)	(3,908)
Changes in operating assets and liabilities:
Accounts receivable	(1,910,586)	(1,027,783)
Notes receivable	(22,634)	-
Advances to suppliers	245,377	(147,831)
Inventories	1,277,628	(1,473,096)
Due from related parties	182,020	239,265
Prepaid expenses and other current assets	244,747	(280,732)
Accounts payable	(982,412)	(513,457)
Advances from customers	(2,676,066)	2,372,021
Taxes payable	935,619	486,414
Due to related parties	(43,634)	18,222
Other payables and other current liabilities	3,931	(148,394)
Net cash provided by operating activities	539,774	1,232,738

Cash flows from investing activities:
Purchase of property and equipment	(212,982)	(514,626)
Proceeds on disposal of property and equipment	176	27,734
Net cash used in investing activities	(212,806)	(486,892)

Cash flows from financing activities:
Proceeds from short-term loans	5,328,872	3,233,710
Repayments of short-term loans	(5,304,730)	(3,433,146)
Proceeds from short-term notes payable	-	749,241
Repayment of short-term notes payable	(793,615)	(532,531)
Payment of offering costs	(142,350)	-
Cash contribution from shareholders	-	2,849
Dividend paid to shareholder	-	(498,590)
Net cash used in financing activities	(911,823)	(478,467)

Effect of foreign exchange rate on cash and restricted cash	46,530	(13,514)

Net (decrease) increase in cash and restricted cash	(538,325)	253,865
Cash and restricted cash at the beginning of the year	643,168	389,303
Cash and restricted cash at the end of the year	$104,843	$643,168

Reconciliation of cash and restricted cash
Cash	$104,843	$140,375
Restricted cash	-	502,793
Total cash and restricted cash shown in the statements of cash flows	$104,843	$643,168

Supplemental disclosures of cash flow information:
Interest paid	$203,542	$217,181
Income taxes paid	$120,407	$97,937

Supplemental non-cash investing information:
Construction in progress included in accounts payable	$336,469	$-

The accompanying notes are an integral part of these consolidated financial statements.

LI BANG INTERNATIONAL CORPORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Li Bang International Corporation Inc. (“Li Bang International” or the “Company”) was incorporated in the Cayman Islands on July 8, 2021.

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares. In the aggregate, the Company issued:

●	12,801,000 ordinary shares to Maple Huang Holdings Limited;

●	2,635,000 ordinary shares to Funa Lee Holdings Limited;

●	799,000 ordinary shares to Army Chan Holdings Limited; and

●	765,000 ordinary shares to Delight Wang Holdings Limited.

Of the 17,000,000 ordinary shares, 75.3% are owned by Maple Huang Holdings Limited, a British Virgin Islands company, is controlled by Huang Feng, our CEO and Chairman of the Board.

On July 26, 2021, Li Bang International formed its wholly owned subsidiary, Li Bang International Hong Kong Holdings Limited (“Li Bang HK”) in Hong Kong. On August 18, 2021, Li Bang HK formed its wholly owned subsidiary, Jiangsu Li Bang Intelligent Technology Co., Limited (“Li Bang Intelligent Technology” or “WOFE”) in PRC.

Suzhou Deji Kitchen Engineering Co., Limited (“Suzhou Deji”) is a limited liability company incorporated on April 8, 2010, under the laws of China. Wuxi Li Bang Kitchen Appliance Co., Limited (“Wuxi Li Bang”) is a limited liability company incorporated on May 18, 2007, under the laws of China. Li Bang Kitchen Appliance Co., Limited (“Li Bang Kitchen Appliance”) is a limited liability company incorporated on March 22, 2019, under the laws of China. On December 2, 2019, Li Bang Kitchen Appliance established a subsidiary in China, Yangzhou Bangshijie Kitchen Appliance Co., Ltd. (“Yangzhou Bangshijie”). On November 25, 2015, Wuxi Li Bang established one subsidiary in China, Nanjing Bangshijie Kitchen Appliance Co., Ltd. (“Nanjing Bangshijie”). In March 2019, Wuxi Li Bang transferred its ownership in Nanjing Bangshijie to Li Bang Kitchen Appliance.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on December 22, 2021. The reorganization involved the incorporation of Li Bang International and Li Bang Intelligent Technology, and the transfer of the 100% equity interest of Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang. Consequently, Li Bang International, through its subsidiary Li Bang HK, directly controls Li Bang Kitchen Appliance, Suzhou Deji and Wuxi Li Bang, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder, Huang Feng, controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

After the Reorganization, the Company’s corporate structure is as follows:

The Company conducts all of its operations in China through its Operating Subsidiaries. The main business of its Operating Subsidiaries is to design, develop, produce and sell stainless steel commercial kitchen equipment in China under its own “Libang” brand. Additionally, through its Operating Subsidiaries, the Company provides its customers with comprehensive services, from commercial kitchen design in the early stage to equipment installation and after-sales maintenance.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied and gives retroactive effect to the reorganization disclosed in Note 1.

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Non-controlling interests

Non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 10% and 5% ownership interest in Yangzhou Bangshijie and Nanjing Bangshijie, respectively.

Non-controlling interests are presented as a separate line item in the equity section of the Company’s Consolidated Balance Sheets and have been separately disclosed in the Company’s Consolidated Statements of Income and Comprehensive Income to distinguish the interests from that of the Company.

(d)	Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the valuation of inventories, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax positions and realization of deferred tax assets. Actual results could differ from those estimates.

(e)	Cash

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$77,000) for each bank.

(f)	Restricted cash

Restricted cash consisted of cash pledged for bank acceptance bills. The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, on July 1, 2019, and presented restricted cash within the ending cash and restricted cash balances on the Company’s consolidated statements of cash flows for the periods presented.

(g)	Accounts receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, the customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

In accordance with FASB ASC 210-10-45, the non-current accounts receivable represents the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the payment period stipulated in the contract, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses a one-year time period as the basis for the separation of current and non-current accounts receivable.

(h)	Advances to suppliers, net

Advances to suppliers consist of balances paid to suppliers for inventories that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance. The amount of allowance for doubtful accounts as of June 30, 2021 and 2020 was $38,747 and $10,820, respectively.

(i)	Inventories

Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value. There was no allowance for inventory as of June 30 2021 and 2020.

(j)	Property and Equipment, Net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows:

Category	Estimated useful lives
Buildings	10-20 years
Computer and office equipment	3-10 years
Machine and equipment	3-10 years
Vehicles	4-5 years

(k)	Intangible assets, net

Intangible assets purchased from third parties are initially recorded at cost and amortized on a straight-line basis over their estimated economic useful lives.

The estimated useful lives of intangible assets are as follows:

Category	Estimated useful lives
Land use right	50 years

(l)	Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Others, net” in the consolidated statements of income and comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. No impairments of long-lived assets were recognized during the years ended June 30, 2021 and 2020.

(m)	Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement,” requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology that are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, notes receivable, advances to suppliers, inventories, due from related parties, prepaid expenses and other current assets, short-term bank loans, accounts payable, notes payable, advance from customers, due to related parties, taxes payable, and other payables and other current liabilities approximate their recorded values due to their short-term maturities.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

(n)	Revenue recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company will recognize revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into two categories, one is project revenue, that is, contracts are signed through bidding to sell and install kitchen equipment according to the customer’s needs; the other is retail revenue, which is mainly to purchase individual kitchen equipment from other suppliers and sell them to former customers or new customers who have learned about the Company’s products in other ways. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer. The Company also evaluates whether it is appropriate to record the gross amount of goods and services sold and the related costs. In the event the Company receives an advance from a customer, such advance is recorded as Advances from customers.

Project sales:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The customer issues a product check and acceptance document after checking the quantity and quality of the products received and installed. Revenue is recognized when the Company receives the confirmation of product acceptance. Revenues are recorded net of value-added tax, discounts, and surcharges and allowance for returns.

The Company provides design services including equipment configuration plans, detailed mechanical and electrical graphic designs, kitchen drawings and assisting customers with passing inspections. The design services are normally completed within a five-day timeframe and are inseparable from project sales. The detailed mechanical plans, electrical design and kitchen drawings are specifically detailed for the use of the Company’s customized equipment and installation. These services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under ASC 606 until the point in time when the project is complete.

The Company provides on-site installation and maintenance services and according to the contracts, the customers do not have the option to purchase these services separately. The promised warranty does not provide the customers with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The after-sales services and the warranty are not considered separate performance obligations and no revenue is associated with these services under ASC 606.

Retail sales:

Retail revenue is generated by the Company when retail sales of products occurs without a contract on a retail basis. Retail sales usually occur when prior customers need to replace or add individual products. Retail customers usually purchase the products by WeChat or telephone with the salesperson. In addition, there are customers who come directly to the factory to purchase products directly. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to the customer at which time revenue is recognized. Revenues are recorded net of value-added tax, business taxes, discounts and surcharges and allowance for returns.

(o)	Cost of revenue

Cost of revenues consists primarily of the cost of merchandise sold, delivery cost and installation fees, that are directly attributable to the sale of certain designated products as well as allowance for and write-down of slow-moving inventories.

(p)	General and administrative expenses

General and administrative expenses consist mainly of payroll and related costs for employees involved in general corporate functions, including accounting, finance, tax, legal and human resources, professional fees and other general corporate expenses as well as costs associated with the use by these functions of facilities and equipment, such as depreciation and rental expenses.

(q)	Selling expenses

Selling expenses consist mainly of payroll and benefits for employees involved in the sales and distribution functions, kitchen equipment maintenance fees and freight out.

(r)	Interest expenses

Interest expense relates to interest on our short-term borrowings.

(s)	Mainland China employee contribution plans

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were $120,439 and $115,957 for the years ended June 30, 2021 and 2020, respectively.

(t)	Income taxes

The Company’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended June 30, 2021 and 2020. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of June 30, 2021 and 2020.

(u)	Value Added Tax (“VAT”)

Starting from May 1, 2018, the VAT rate for revenue generated from providing products was 16%. Commencing on April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% to 13%. VAT is reported as a reduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. The net VAT balance between input VAT and output VAT is recorded in taxes payable. The Company records a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by the Company’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

(v)	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. When the Company has a net (loss), diluted securities are not included as they would be anti-dilutive. As of June 30, 2021 and 2020, there were no dilutive securities.

(w)	Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments from the Company not using the U.S. dollar as its functional currency.

(x)	Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s consolidated financial statements are reported using the U.S. Dollar (“US$” or “$”). The consolidated results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statements of Income and Comprehensive Income.

The value of RMB against the US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	June 30,		For the years ended June 30,
	2021	2020	2021	2020
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	6.4601	7.0795	6.6273	7.0198

(y)	Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

(z)	Statements of cash flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average translation rates for the periods presented. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. The Company adopted FASB ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, on July 1, 2019, and presented restricted cash within the ending cash and restricted cash balances on the Company’s consolidated statements of cash flows for the periods presented.

(aa)	Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$77,000) for each bank. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash and restricted cash are financially sound based on public available information. As of June 30, 2021 and 2020, all cash balances held in PRC banks are covered by insurance.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

Concentration and credit risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable, notes receivable, advances to suppliers and amount due from related parties. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to most clients of the Company are state-owned enterprises. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk principally on floating rate borrowings, and the risks due to changes in interest rates is not considered material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

Other uncertainty risks

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws, this may not be indicative of future results.

(bb)	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(cc)	Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company is still evaluating the impact of this accounting standard on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this ASU on July 1, 2022 and the adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practices or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. The amendments in this Update should be applied retrospectively. The adoption of this new standard did not have a significant impact on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of Income and comprehensive income and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
Trade accounts receivable	$5,163,685	$3,095,210
Less: allowance for doubtful accounts	(193,705)	(110,597)
Accounts receivable, net - current	$4,969,980	$2,984,613
Non-current accounts receivable	$1,096,506	$828,716

The movement of allowance of doubtful accounts is as follows:

	As of June 30,
	2021	2020
	US$	US$
Balance at beginning of the year	$(110,597)	$(84,659)
Current year addition	(72,503)	(28,524)
Foreign exchange difference	(10,605)	2,586
Balance at end of the year	$(193,705)	$(110,597)

NOTE 4 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
Advances for products and services from third parties	$213,275	$424,319
Less: allowance for doubtful accounts	(38,747)	(10,820)
Advances to suppliers, net	$174,528	$413,499

The movement of allowance of doubtful accounts is as follows:

	As of June 30,
	2021	2020
	US$	US$
Balance at beginning of the year	$(10,820)	$(5,111)
Current year addition	(26,890)	(5,864)
Foreign exchange difference	(1,037)	155
Balance at end of the year	$(38,747)	$(10,820)

NOTE 5 – INVENTORIES

	As of June 30,
	2021	2020
	US$	US$
Raw material	$465,298	$225,185
Finished goods	3,465,011	4,548,548
Work in process	83,616	85,025
Balance at end of the year	$4,013,925	$4,858,758

The Company reviews its inventories periodically to determine if any reserves are necessary for slow-moving inventory or if a write-down is necessary when the carrying value exceeds net realizable value. For year ended June 30, 2021 and 2020, no provision for slow-moving inventory was made.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost less accumulated depreciation, consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
Buildings	$3,946,431	$3,601,150
Computer and office equipment	171,227	129,957
Machinery and equipment	1,763,055	1,618,239
Vehicles	770,991	624,324
Subtotal	6,651,704	5,973,670
Less: accumulated depreciation	(2,902,195)	(2,213,455)
Property and equipment, net	$3,749,509	$3,760,215

For year ended June 30, 2021 and 2020, depreciation expense amounted to $519,123 and $432,868, respectively.

NOTE 7 – CONSTRUCTION IN PROGRESS

In November 2020, Wuxi Li Bang reconstructed the fourth floor of the office building located at 190 Xizhang Road, Jiangyin City, covering an area of 938 square meters. The price in the contract is RMB 3,099,879 (approximately US$480,000). As of June 30, 2021, RMB 2,229,879 (US$345,177) has been paid. The reconstruction project was completed and accepted on December 26, 2021.

NOTE 8 – INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
Land use right	$829,205	$756,656
Less: accumulated amortization	(183,807)	(152,591)
Intangible assets, net	$645,398	$604,065

For year ended June 30, 2021 and 2020, amortization expense amounted to $16,166 and $15,262, respectively.

Estimated future amortization expense is as follows:

12 months ending June 30,	Amortization expense
2022	$16,166
2023	16,166
2024	16,166
2025	16,166
2026	16,166
Thereafter	564,568
Total	$645,398

NOTE 9 – SHORT-TERM LOANS

Short-term loans of the Company consist of the following:

	June 30, 2021
	Principle Amount	Annual Interest Rate	Contract term
	US$
Jiangsu Jiangyin Rural Commercial Bank	$1,547,963	5.500%	2020/11/11-2021/11/11
Jiangsu Jiangyin Rural Commercial Bank	396,279	5.655%	2021/01/25-2022/01/24
Bank of Jiangsu	650,145	4.785%	2020/12/07-2021/11/08
Bank of Ningbo	773,982	4.850%	2021/04/08-2022/04/08
Shenzhen Qianhai Webank	154,796	15.390%	2021/06/30-2021/07/30
Total	$3,523,165

	June 30, 2020
	Principle Amount	Annual Interest Rate	Contract term
	US$
Jiangsu Jiangyin Rural Commercial Bank	$1,412,529	6.003%	2019/11/12-2020/11/10
Jiangsu Jiangyin Rural Commercial Bank	452,009	5.655%	2020/01/17-2021/01/17
Rural Commercial Bank	706,265	6.873%	2020/03/24-2021/03/21
Bank of Jiangsu	621,513	4.785%	2019/12/23-2020/12/07
Total	$3,192,316

On November 13, 2018, Wuxi Li Bang obtained a mortgage loan from Jiangsu Jiangyin Rural Commercial Bank, for RMB 10 million (approximately US $1.54 million) with interest at 6.003% and which matured on November 12, 2019. The contract was renewable by Wuxi Li Bang with a maturity date no later than November 12, 2021; Wuxi Li Bang uses real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong 2010 No. 9945) as collateral; the initial loan balance was repaid on November 11, 2019. According to the renewal terms of loan contract, Wuxi Li Bang reapplied and received the loan of RMB 10 million on November 12, 2019 and November 14, 2020 respectively.

On January 22, 2019, Wuxi Li Bang obtained a working capital loan from Jiangsu Jiangyin Rural Commercial Bank, win the amount of RMB 4 million (approximately US$580,000), with interest at 5.655% which matured on January 21, 2020. The loan was guaranteed by Huang Jiandong and his wife Dong Qinju. The loan was repaid on January 17, 2020.

On March 22, 2019, Wuxi Li Bang obtained a mortgage loan from Jiangsu Jiangyin Rural Commercial Bank, in the amount of RMB 5 million (approximately US$700,000), with interest at 6.873%, with a maturity date of March 21, 2020. The mortgage is renewable by Wuxi Li Bang (Wuxi Li Bang) with a maturity date no later than November 12, 2021; Wuxi Li Bang uses real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong No. 9945, 2010) as collateral. Jiangyin Agricultural Pharmaceutical Machinery Co., Ltd, a company owned by a friend of Huang Feng,  provided a guarantee for this loan. The initial loan balance was repaid on March 23, 2020. Wuxi Li Bang renewed the loan on March 24, 2020, and the loan was repaid on March 23, 2021.

On January 17, 2020, Wuxi Li Bang obtained a working capital loan from Jiangsu Jiangyin Rural Commercial Bank, in the amount of RMB 3.2 million (approximately US$450,000), with interest at 5.655% and a maturity date of January 16, 2020. The loan was guaranteed by Huang Jiandong and his wife Dong Qinju. The loan was repaid on January 15, 2020.

On January 25, 2021, Wuxi Li Bang obtained a working capital loan from Jiangsu Jiangyin Rural Commercial Bank, for RMB 2.56 million (approximately US$400,000), with interest at 5.655% maturing on January 24, 2022. The loan is guaranteed by Huang Jiandong and his wife Dong Qinju.

On January 2, 2019, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 5 million (approximately US$700,000), with interest at 4.785% which matured on January 1, 2020. Huang Jiandong and his wife Dong Qinju used four of their real estate properties as collateral. The loan was repaid on December 23, 2019.

On December 23, 2019, Wuxi Li Bang obtained a working capital loan from the Bank of Jiangsu, for RMB 4.5 million (approximately US$635,000), with interest at 4.785%, which matured on December 7, 2020. Huang Jiandong and his wife Dong Qinju used four of their real estate properties as collateral. The loan required that RMB 50,000 (approximately US$7,700) will be repaid each quarter. Wuxi Li bang and the Bank of Jiangsu subsequently extended the loan maturity date to September 30, 2022. As of June 30, 2021, the balance of the loan is RMB4.2 million (approximately US$650,000).

On April 7, 2021, Wuxi Li Bang obtained a working capital loan from the Bank of Ningbo, for RMB 5 million (approximately US$770,000), with interest at 4.85% maturing on April 6, 2022. The loan is guaranteed by Wuxi Li Bang, Huang Jiandong and his wife Dong Qinju.

During the period from July 1, 2020 to June 30, 2021, Suzhou Deji obtained various short-term online loans from the Shenzhen Qianzhong Weihai Webank. The total of the short-term loans was RMB 19.68 million (approximately US$3.05 million), with interest at 12.6%, with an average loan amount of RMB 1 million (approximately US$150,000) and various terms of one to three months.   As of June 30,2021, Suzhou Deji has borrowed RMB 1 million (approximately US$154,800) which was subsequently repaid in July 2021.

Interest expense for the years ended June 30, 2021 and 2020 amounted to approximately $203,542 and $217,181, respectively.

NOTE 10 – OTHER PAYABLES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
Payroll payable	$325,734	$383,043
Other payables	437,600	357,814
Other payables and other current liabilities	$763,334	$740,857

NOTE 11 – RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2021:

Name of related parties	Relationship with the Group
Huang Feng	Indirect majority shareholder of Li Bang International
Huang Jiandong	Father of Huang Feng
Dong Qinju	Mother of Huang Feng
Xia Liang	Supervisor of Yangzhou Bangshijie and Suzhou Deji
Li Funa	Director, an indirect shareholder of Li Bang International and Huang Feng’s wife
Fan Hu	Executive director and legal representative of Yangzhou Bangshijie and Nanjing Bangshijie
Bangshida International Trade (Suzhou) Co., Ltd.	A vendor, Xia Liang owns 50% share
Suzhou Beifusi Trading Co., Ltd. (Suzhou Beifusi”)	A vendor, Huang Feng owns 65% share

The following represented related party balances which are non-interest bearing as of June 30, 2021 and 2020:

	As of June 30,
	2021	2020
	US$	US$
Amounts due from related parties:
Huang Feng (1)	$286,058	$88,741
Huang Jiandong (2)	36,495	-
Dong Qinju (3)	862,434	1,156,163
Suzhou Beifusi Trading Co., Ltd. (4)	15,872	14,483
Bangshida International Trade (Suzhou) Co., Ltd. (5)	5,330	11,664
	$1,206,189	$1,271,051

Amounts due to related parties:
Xia Liang (6)	$103,042	$79,525
Li Funa (6)	46,439	84,752
Huang Jiandong (6)	-	12,972
Fan Hu (6)	11,455	10,453
	$160,936	$187,702

(1)	This represents a loan from the Company to Huang Feng. The loan is non-interest bearing and it is due on demand.

(2)	This represents a loan from the Company to Huang Jiandong. The loan is non-interest bearing and it is due on demand.

(3)	This represents a loan from the Company to Dong Qinju. The loan is non-interest bearing and it is due on demand.

(4)	This represents payments of operating expenses on behalf of Suzhou Beifusi Trading Co., Ltd.

(5)	This represents payments of operating expenses on behalf of Bangshida International Trade (Suzhou) Co., Ltd

(6)	The balances mainly represent expenses paid on behalf of the Company for daily operations.

The following represents related party transactions for the years ended June 30, 2021 and 2020:

	For the years ended June 30,
	2021	2020
	US$	US$
Cost of revenues:
Bangshida International Trade (Suzhou) Co., Ltd.	$193,517	$159,528
	$193,517	$159,528

NOTE 12 – SHAREHOLDERS’ EQUITY

Ordinary shares

On July 8, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 500,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.0001 per share, and the Company initially issued 10,000 ordinary shares. On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares. The Company issued an aggregate of 12,801,000 ordinary shares to Maple Huang Holdings Limited, an entity 100% owned by Huang Feng, issued an aggregate of 2,635,000 ordinary shares to Funa Lee Holdings Limited, an entity 100% owned by Li Funa who is Huang Feng’s wife, and two other shareholders. Of the 17,000,000 ordinary shares, 75.3% are owned by Maple Huang Holdings Limited.

Statuary Reserve

In accordance with the Regulations on Enterprises of PRC, the Company’s WFOE and its subsidiaries in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves have reached 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of June 30, 2021 and 2020, the statutory reserves of the Company’s WFOE and its subsidiaries in the PRC have not reached 50% of their respective registered capital. As of June 30, 2021 and 2020, the balances of the statutory reserves were $374,975 and $98,477, respectively.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC Operating Subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of June 30, 2021 and 2020, restricted net assets of the Company’s PRC subsidiaries were $2,611,652 and $2,335,154, respectively.

Dividends

On December 31, 2019, the board of Wuxi Li Bang declared dividends of RMB 3,500,000 (approximately US$499,000) which have been paid.

Non-controlling interest

Non-controlling interest consists of the following:

	June 30, 2021
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	US$	US$	US$
Paid-in capital	$-	$-	$-
Deficit	(2,326)	(54,086)	(56,412)
Accumulated other comprehensive (loss)	(102)	(2,776)	(2,878)
Total non-controlling interest	$(2,428)	$(56,862)	$(59,290)

	June 30, 2020
	Yangzhou Bangshijie	Nanjing Bangshijie	Total
	US$	US$	US$
Paid-in capital	$-	$-	$-
Deficit	(680)	(51,894)	(52,574)
Accumulated other comprehensive income	5	2,059	2,064
Total non-controlling interest	$(675)	$(49,835)	$(50,510)

Yangzhou Bangshijie is a limited liability company incorporated on December 2, 2019, under the laws of China; Li Bang holds a 90% equity interest. Nanjing Bangshijie is a limited liability company incorporated on November 25, 2019, under the laws of China; Li Bang held a 50% equity interest. On August 6, 2020, Libang acquired 45% of the shares of another shareholder, which increased the proportion of shares held by Libang to 95%

No capital contributions were received from non-controlling shareholders during the year ended June 30, 2021 and 2020.

NOTE 13 – OTHER INCOME, NET

Other income, net consisted of the following:

	For the years ended June 30,
	2021	2020
	US$	US$
Maintenance revenue	$25,795	$38,232
Brand charge	66,307	36,638
Rental income, net *	37,324	26,192
Waste sales	13,385	23,809
Other, net	218	49,235
	$143,029	$174,106

*	On January 15, 2016, Wuxi Li Bang leased the property located in 179 Xizhang Road, Gushan Town to Jiangsu Craftsman Clothing Technology Co., LTD. The term is five years and the rent is RMB1,968,000 (approximately US$300,000) in total. The rent is paid yearly, and the amount is RMB368,000 (approximately USD56,000) for the first year and RMB400,000 (approximately US$61,000) for the following four years.

On February 10, 2021, Wuxi Li Bang leased the property located in 179 Xizhang Road, Gushan Town to Jiangyin Shuaina Home Furniture Technology Co., Ltd. The term is six years and the rent is RMB3,750,000 (approximately US$577,000) in total. The rent is paid yearly, and the amount is RMB600,000 (approximately US$92,000) for the first three years and RMB650,000 (approximately US$100,000) for the following three years.

NOTE 14 – TAXES

Corporation income taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Li Bang International Corporation Inc. is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of Cayman Islands.

Li Bang International Hong Kong Holdings Limited is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years.

Since Wuxi Li Bang was approved as an HNTE in November 2016, and re-applied for HNTE status in December 2019. Wuxi Li Bang is entitled to a reduced income tax rate of 15% beginning December 2016 and is able to enjoy the reduced income tax rate until December 2022.

Income before provision for income taxes consisted of:

	For the years ended June 30,
	2021	2020
	US$	US$
Outside China	$-	$-
China	3,577,448	1,693,676
Income before provision for income taxes	$3,577,448	$1,693,676

The provision for income tax consisted of the following:

	For the years ended June 30,
	2021	2020
	US$	US$
Current
Cayman Islands	$-	$-
Hong Kong	-	-
China	930,691	469,669
Deferred	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	(11,707)	(3,908)
Income tax provision	$918,984	$465,761

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the years ended June 30,
	2020	2019
Income tax at expected tax rates	25.0%	25.0%
Non-deductible expenses	4.4%	7.3%
Effect of PRC preferential tax rates	(5.3)%	(5.3)%
Other	1.6%	0.5%
Effective tax rate	25.7%	27.5%

Deferred tax assets and liabilities

Components of deferred tax assets and liabilities were as follows:

	As of June 30,
	2021	2020
	US$	US$
Allowance for doubtful accounts	$30,688	$17,044
Deferred tax assets	$30,688	$17,044

Taxes Payable

Taxes payable consisted of the following:

	As of June 30,
	2021	2020
	US$	US$
VAT payable	$160,775	$8,487
Income taxes payable	1,187,374	347,600
Other taxes payable	2,281	335
Total	$1,350,430	$356,422

Other taxes payable consists mainly of tax obligations related to city construction taxes, education funds and withholding taxes related to dividends distributed to the Company’s shareholders.

NOTE 15 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major customers

For the year ended June 30, 2021, two customers accounted for 12% and 10% of the Company’s revenues, respectively. As of June 30, 2021, the balance due from three customers accounted for 13%, 11% and 10% of the Company’s total trade account receivable, respectively.

For the year ended June 30, 2020, two customers accounted for 25% and 11% of the Company’s revenues, respectively. As of June 30, 2020, the balance due from one customer accounted for 15% of the Company’s total trade account receivable.

Major suppliers

For the year ended June 30, 2021, no supplier accounted for more than 10% of total purchases. At June 30, 2021, no supplier accounted for more than 10% of the Company’s trade accounts payable.

For the year ended June 30, 2020, one supplier accounted for   10% of total purchases. At June 30, 2020, no supplier accounted for more than 10% of the Company’s trade accounts payable.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Warranties

In connection with the Company’s sales and installations, they provide warranties from 1 to 5 years for their products. The Company accepts product returns and exchange requests if the design size is not consistent with the on-site size or some small equipment specifications and models need to be changed. The Company has not experienced material warranty claims.

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms that are less than one year in duration. Future minimum lease payments amount to approximately $9,125 for the twelve months ending June 30, 2022.

Rent expense for year ended June 30, 2021 and 2020 was $13,648 and $8,210, respectively.

Concentration of credit risk

The Company places its cash with financial institutions with high-credit ratings and quality. Cash as of June 30, 2021 was $104,980. A depositor has up to RMB 500,000 (approximately US$77,000) insured by the People’s Bank of China Financial Stability Bureau (“FSD”) if the bank fails. While management believes its financial institutions are of high credit quality, it continually monitors their credit worthiness.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Impact of COVID-19 Outbreak

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the year ended June 30, 2021, COVID-19 has had limited impact on the Company’s operations. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. The effect of COVID-19 on future operations cannot currently be determined.

NOTE 17 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through July 28, 2022, the date that the consolidated financial statements were available to be issued and noted the following:

On July 15, 2022, in connection with the reorganization, the Company issued an additional 16,990,000 ordinary shares which has been treated as a stock split. All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares.

The Company’s loan transactions after June 30, 2021 are as follows.

On November 11, 2020, Wuxi Li Bang obtained a secured short-term loan from the Rural Commercial Bank, for RMB 10 million (approximately US$1.55 million), with interest at 5.500%. The maturity date of the loan was November 11, 2021, and was repaid on November 8, 2021.

On January 25, 2021, Wuxi Li Bang obtained a secured short-term loan from the Rural Commercial Bank, for RMB 2.56 million (approximately US$ 0.40 million), with interest at 5.655%. The maturity date of the loan was January 24, 2022, and it was repaid on November 15, 2021.

On December 7, 2020, Wuxi Li Bang obtained a secured short-term loan from the Bank of Jiangsu, for RMB 4.20 million (approximately US$ 0.65 million), with interest at 4.785%. The maturity date of the loan was November 8, 2021, and the Company repaid RMB 50,000 (approximately US$7,700) on September 20, 2021. On November 2, 2021, the loan was renewed without repayment. The renewal period is from November 8, 2021 to September 30, 2022, at the same interest rate.

On November 16, 2021, Wuxi Li Bang obtained a secured short-term loan from the Rural Commercial Bank, for RMB 3 million (approximately US$ 0.47 million), with interest at 6.500%. The maturity date of the loan is November 15, 2022. The loan is collateralized by real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong 2010 No. 9945 and guaranteed by Huang Feng.

On November 11, 2021, Wuxi Li Bang obtained a secured short-term loan from the Rural Commercial Bank, for RMB 12 million (approximately US$1.88 million), with interest at 5.500%. The maturity date of the loan is November 10, 2022. The loan is collateralized by real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong 2010 No. 9945).

On November 11, 2021, Wuxi Li Bang obtained a secured short-term loan from the Rural Commercial Bank, for RMB 3 million (approximatelyUS$470,000), with interest at 5.500%. The maturity date of the loan is November 10, 2022. The loan is collateralized by real estate (property right certificate No. chengfangquan Jiangyin Zi No. fcj10023358) and land use right (the property right certificate No. is Chengtu Guoyong 2010 No. 9945) and guaranteed by Huang Feng.

During the period from July 1, 2021 to December 18, 2021, Suzhou Deji obtained various short-term online loans from the Shenzhen Qianzhong Weihai Webank. The total amount of short-term loans was RMB 5,050,000 (approximately US$780,000), with an average loan amount of RMB 870,000 (approximately US$135,000) and various terms of one to three months. As of June 30, 2021, Suzhou Deji has borrowed RMB 3 million (approximately US$469,000) which was subsequently repaid in July 2021.

NOTE 18 –PARENT COMPANY INFORMATION

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of June 30, 2021 and 2020, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY BALANCE SHEETS

	As of June 30,
	2021	2020
	US$	US$
ASSETS
Non-current assets:
Investment in subsidiaries	$5,706,427	$2,714,913

Total Assets	$5,706,427	$2,714,913

LIABILITIES AND EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

EQUITY
Ordinary shares (Par value US$0.0001 per share, 500,000,000 shares authorized, 17,000,000 shares issued and outstanding as at June 30, 2021 and 2020 *)	1,700	1,700
Subscription receivable	(1,699)	(1,699)
Additional paid-in capital	2,236,677	2,236,677
Statutory reserves	374,975	98,477
Retained earnings	2,811,381	425,577
Accumulated other comprehensive income (loss)	283,393	(45,819)
Total equity	5,706,427	2,714,913

Total liabilities and equity	$5,706,427	$2,714,913

*	On July 8, 2021 and July 15, 2022, the Company issued an aggregate of 17,000,000 ordinary shares in connection with the reorganization (Note 1). All references to the number of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2021	2020
	US$	US$
EQUITY INCOME OF SUBSIDIARIES	$2,662,302	$1,245,419
NET INCOME	2,662,302	1,245,419
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	329,212	(65,073)
COMPREHENSIVE INCOME	$2,991,514	$1,180,346

LI BANG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2020
	US$	US$
Cash flows from operating activities
Net income	$2,662,302	$1,245,419
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income of subsidiaries	(2,662,302)	(1,245,419)
Net cash (used in) provided by operating activities	-	-

Net (decrease) increase in cash	-	-
Cash at the beginning of the year	-	-
Cash at the end of the year	$-	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Founding Transactions

Li Bang International Corporation Inc. was incorporated on July 8, 2021. Upon incorporation, we issued 7,530 ordinary shares to Maple Huang Holdings Limited, 1,550 ordinary shares to Funa Lee Holdings Limited, 470 ordinary shares to Army Chan Holdings Limited, and 450 ordinary shares to Delight Wang Holdings Limited, respectively, for total consideration of US$50,000. Maple Huang Holdings Limited, a British Virgin Islands company, is controlled by Huang Feng, our CEO and Chairman of the Board. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

On July 15, 2022, the Company issued 16,990,000 ordinary shares to all four existing shareholders of the Company on a pro rata basis, and received gross proceeds in the amount of $1,699. Thereafter, Maple Huang Holdings Limited, Funa Lee Holdings Limited, Army Chan Holdings Limited and Delight Wang Holdings Limited own 2,801,000, 2,635,000, 799,000, and 765,000 ordinary shares, respectively. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Li Bang International Corporation Inc.

Exhibit Index

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association
4.1**	Form of Underwriters Warrant
4.2**	Specimen Certificate for ordinary share
5.1**	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the ordinary shares being registered
5.2**	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to Li Bang International Corporation Inc., as to the enforceability of the Underwriters Warrants
8.1**	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1**	Employment Agreement with Huang Feng
10.2**	Employment Agreement with Chen Yinjun
10.3**	Employment Agreement with Wu Jianhua
10.4**	Director Offer Letter with Li Funa
10.5**	Independent Director Offer Letter with Ren Zhong
10.6**	Independent Director Offer Letter with Yu Xiaozhong
10.7**	Independent Director Offer Letter with Scott Silverman
14.1**	Code of Business Conduct and Ethics of the Registrant
21.1**	List of Subsidiaries
23.1+	Consent of Wei, Wei & Co., LLP
23.2**	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of Jiangsu Junjin Law Firm (included in Exhibit 99.1)
23.4**	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1**	Opinion of Jiangsu Junjin Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nomination Committee Charter
99.5**	Consent of Ren Zhong
99.6**	Consent of Yu Xiaozhong
99.7**	Consent of Scott Silverman
99.8+	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Calculation of Filing Fee Tables

+	Filed herewith.
*	To be filed by amendment.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangsu, China, on August 18, 2022.

Li Bang International Corporation Inc.

By:	/s/ Huang Feng
	Name:	Huang Feng
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Huang Feng, Chen Yinjun and Wu Jianhua and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Huang Feng	Chief Executive Officer and Chairman of the Board	August 18, 2022
Huang Feng	(Principal Executive Officer)

/s/ Chen Yinjun	Chief Financial Officer	August 18, 2022
Chen Yinjun	(Principal Financial Officer)

/s/ Wu Jianhua	Chief Operating Officer	August 18, 2022
Wu Jianhua

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Li Bang International Corporation Inc., has signed this registration statement or amendment thereto in New York, NY on August 18, 2022.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.